Exhibit 10.19

Execution Copy

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 15, 2005 (the “Credit Agreement”), is by and between CABELA’S INCORPORATED, a Delaware corporation (“Cabela’s”), CABELA’S RETAIL, INC., a Nebraska corporation, VAN DYKE SUPPLY COMPANY, INC., a South Dakota corporation, CABELA’S VENTURES, INC., a Nebraska corporation, CABELA’S OUTDOOR ADVENTURES, INC., a Nebraska corporation, CABELA’S CATALOG, INC., a Nebraska corporation, CABELA’S WHOLESALE, INC., a Nebraska corporation, CABELA’S MARKETING AND BRAND MANAGEMENT, INC., a Nebraska corporation, CABELAS.COM, INC., a Nebraska corporation, WILD WINGS, LLC, a Minnesota limited liability company, CABELA’S LODGING, LLC, a Nebraska limited liability company, CABELA’S RETAIL LA, LLC, a Nebraska limited liability company, CABELA’S TROPHY PROPERTIES, LLC, a Nebraska limited liability company, ORIGINAL CREATIONS, LLC, a Minnesota limited liability company, CABELA’S RETAIL TX, L.P., a Nebraska limited partnership, CABELA’S RETAIL GP, LLC, a Nebraska limited liability company, and CRLP, LLC, a Nebraska limited liability company (each, a “Borrower” and collectively, the “Borrowers”), the banks which are signatories hereto (individually, a “Bank” and, collectively, the “Banks”), LASALLE BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as Co-Syndication Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, one of the Banks and a LC Bank, as Co-Syndication Agent, COMERICA BANK, one of the Banks, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, one of the Banks, as Co-Syndication Agent, JPMORGAN CHASE BANK, N.A., a national banking association, one of the Banks, SOVEREIGN BANK, a federal savings bank, one of the Banks, and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“USBNA”), one of the Banks and a LC Bank, as administrative agent for the Banks (in such capacity, the “Administrative Agent”).

RECITALS

     A. The Borrowers and the Banks are parties to an Amended and Restated Credit Agreement dated as of May 6, 2004 (the “Existing Credit Agreement”).

     B. This Agreement amends and restates the Existing Credit Agreement in its entirety.

     NOW THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and adequacy of which is hereby mutually acknowledged, the parties hereto do hereby mutually agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

     Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

     “Adjusted Eurodollar Rate”: With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next 1/16th of 1%) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

     “Adjusted Coverage Indebtedness”: As of any Measurement Date, the aggregate amount of (a) Coverage Indebtedness of Cabela’s on a consolidated basis excluding (i) liabilities of WFB, (ii) long term deferred compensation, (iii) long term deferred taxes, (iv) any Current Liabilities (other than Coverage Indebtedness), and (v) Deferred Grant Income on such Measurement Date and on each of the three preceding Measurement Dates, divided by (b) 4, in each case determined on a consolidated basis in accordance with GAAP.

     “Administrative Agent”: U.S. Bank National Association, a national banking association, acting in its capacity as administrative agent for the Banks under this Credit Agreement, or its successor appointed pursuant to the terms of this Credit Agreement.

     “Advance”: Each Swing Line Loan by the Swing Line Bank or any portion of the outstanding Revolving Loans by a Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a Eurodollar Rate Advance, Prime Rate Advance or an Alternate Advance.

     “Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent or more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

     “Agency Fee”: As defined in Section 2.16 hereof.

     “Aggregate Revolving Commitment Amounts”: As of any date, the sum of the Revolving Commitment Amounts of all the Banks.

     “Alternate Advance”: An Advance with respect to which the interest rate is determined by reference to a rate quoted from time to time by the Swing Line Bank and agreed to by the Borrowers’ Agent.

     “Applicable Fee Percentage”: The Applicable Fee Percentage set forth in the table below as in effect from time to time determined based on the Cash Flow Leverage Ratio calculated as of the end of the most recent fiscal quarter of the Borrowers for which the Borrowers have furnished the financial statements and reports required under Section 5.1(a) or 5.1(c) or under Section 5.1(a) or 5.1(c) of the Existing Credit Agreement, as applicable, for the previous four fiscal quarters (adjustments to the Applicable Fee Percentage to become effective as of the first day of the month following receipt of the financial statements required under Section 5.1(a) or 5.1(c), as applicable):

Cash Flow Leverage Ratio	Applicable Fee Percentage
Less than 0.50 to 1.00	0.100%

Equal or greater than 0.50 to 1.00	0.125%
but less than 1.00 to 1.00

Equal or greater than 1.00 to 1.00	0.150%
but less than 1.50 to 1.00

Equal to or greater than 1.50 to 1.00	0.175%
but less than 2.00 to 1.00

Equal to or greater than 2.00 to 1.00	0.200%
but less than 2.50 to 1.00

Equal to or greater than 2.50 to 1.00	0.250%

     Notwithstanding the foregoing, if the Borrowers have not furnished the financial statements and reports required under Section 5.1(a) or 5.1(c), as applicable, for any fiscal quarter by the required date, the Applicable Fee Percentage shall be calculated as if the Cash Flow Leverage Ratio as of the end of such fiscal quarter was equal to or greater than 2.50 to 1.00 for the period from the first day of the fiscal quarter first occurring after such required date until the first day of the month following the month in which such financial statements and reports are delivered.

     “Applicable LC Fee Percentage”: The Applicable LC Fee Percentage set forth in the table below as in effect from time to time determined based on the Cash Flow Leverage Ratio calculated as of the end of the most recent fiscal quarter of the Borrowers for which the Borrowers have furnished the financial statements and reports required under Section 5.1(a) or 5.1(c) or under Section 5.1(a) or 5.1(c) of the Existing Credit Agreement, as applicable, for the previous four fiscal quarters (adjustments to the Applicable LC Fee Percentage to become effective as of the first day of the month following receipt of the financial statements required under Section 5.1(a) or 5.1(c), as applicable):

Cash Flow Leverage Ratio	Applicable Fee Percentage
Less than 0.50 to 1.00	0.650%

Equal to or greater than 0.50 to 1.00	0.750%
but less than 1.00 to 1.00

Equal to or greater than 1.00 to 1.00	0.875%
but less than 1.50 to 1.00

Equal to or greater than 1.50 to 1.00	1.00%
but less than 2.00 to 1.00

Equal to or greater than 2.00 to 1.00	1.150%
but less than 2.50 to 1.00

Equal to or greater than 2.50 to 1.00	1.350%

     Notwithstanding the foregoing, if the Borrowers have not furnished the financial statements and reports required under Section 5.1(a) or 5.1(c), as applicable, for any fiscal quarter by the required date, the Applicable LC Fee Percentage shall be calculated as if the Cash Flow Leverage Ratio as of the end of such fiscal quarter was equal to or greater than 2.50 to 1.00 for the period from the first day of the fiscal quarter first occurring after such required date until the first day of the month following the month in which such financial statements and reports are delivered.

     “Applicable Lending Office”: For each Bank and for each type of Advance, the office of such Bank identified as such Bank’s Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time, by notice given pursuant to Section 9.4, to the Administrative Agent and the Borrowers as the office by which its Advances of such type are to be made and maintained.

     “Applicable Margin”: The Applicable Margin set forth in the table below as in effect from time to time determined based on the Cash Flow Leverage Ratio calculated as of the end of the most recent fiscal quarter of the Borrowers for which the Borrowers have furnished the financial statements and reports required under Section 5.1(a) or 5.1(c) or under Section 5.1(a) or 5.1(c) of the Existing Credit Agreement, as applicable, for the previous four fiscal quarters (adjustments to the Applicable Margin to become effective as of the first day of the month following receipt of the financial statements required under Section 5.1(a) or 5.1(c), as applicable):

	Prime
	Rate	Eurodollar
Cash Flow Leverage Ratio	Advances	Advances
Less than to 0.50 to 1.00	0%	0.650%

Equal to or greater than 0.50 to 1.00	0%	0.750%
but less than 1.00 to 1.00

Equal to or greater than 1.00 to 1.00	0%	0.875%
but less than 1.50 to 1.00

Equal to or greater than 1.50 to 1.00	0%	1.000%
but less than 2.00 to 1.00

Equal to or greater than 2.00 to 1.00	0%	1.150%
but less than 2.50 to 1.00

Equal to or greater than 2.50 to 1.00	0%	1.350%

In the event the calculation of the Cash Flow Leverage Ratio as set forth above results in a change in the Applicable Margin, such change shall be applied only to existing Prime Rate Advances and Eurodollar Rate Advances made on or after the date of such change. Notwithstanding the foregoing, if the Borrowers have not furnished the financial statements and reports required under Section 5.1(a) or 5.1(c), as applicable, for any fiscal quarter by the required date, the Applicable Margin shall be calculated as if the Cash Flow Leverage Ratio as of the end of such fiscal quarter was equal to or greater than 2.50 to 1.00 for the period from the first day of the fiscal quarter first occurring after such required date until the first day of the month following the month in which such financial statements and reports are delivered.

     “Assignee”: As defined in Section 9.6(c).

     “Assignment Agreement”: As defined in Section 9.6(c).

     “Bank”: As defined in the opening paragraph hereof and any successor and assign thereto.

     “Board”: The Board of Governors of the Federal Reserve System or any successor thereto.

     “Borrowers”: As defined in the opening paragraph hereof.

     “Borrowers’ Agent”: Cabela’s Incorporated, a Delaware corporation.

     “Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which banks are permitted to be open in Minneapolis, Minnesota.

     “Call Reports”: Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only - FFIEC 041, as filed with the Federal Deposit Insurance Corporation or such other reports as may be required to be filed by WFB.

     “Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

     “Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     “Cash Flow Leverage Ratio”: For any period of determination ending on a Measurement Date, the ratio of

     (a) Adjusted Coverage Indebtedness,

     to

     (b) EBITDA for the twelve (12) month period ending on such Measurement Date.

     “Change in Control”: The occurrence, after the Closing Date, of any of the following circumstances: (a) Cabela’s shall cease to own, directly or indirectly, 100% of the shares of each class of the voting stock or other equity interest of each other Borrower that has or has had total assets in excess of $10,000,000; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Cabela’s (other than by Richard N. Cabela or James W. Cabela or a group controlled by Richard N. Cabela or James W. Cabela); or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Cabela’s by Persons who were neither (i) nominated by the board of directors of Cabela’s nor (ii) appointed by directors so nominated.

     “Charges”: As defined in Section 9.19.

     “Closing Date”: June 30, 2005.

     “Code”: The Internal Revenue Code of 1986, as amended.

     “Commercial Letter of Credit”: An import or commercial letter of credit issued by the LC Bank pursuant to this Agreement for the account of the Borrowers.

     “Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) to assure in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business. Without limiting the generality of the foregoing, the term “Contingent Obligation” shall also include any contingent repayment obligations of any Person with respect to Deferred Grant Income and other forms of governmental assistance, including grants, bonds and notes.

     “Coverage Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as debt, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services with an original maturity of greater than one year, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, and (g) all Capitalized Lease Obligations of such Person.

     “Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

     “Defaulting Bank”: At any time, any Bank that, at such time (a) has failed to make a Revolving Loan or any Advances thereunder required pursuant to the terms of this Agreement, including the funding of any participation in accordance with the terms of this Agreement, (b) has failed to pay to the Administrative Agent or any Bank an amount owed by such Bank pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.

     “Deferred Grant Income”: As of any Measurement Date, the amount reflected on the consolidated balance sheet of Cabela’s which represents grant amounts received from a governmental entity that are subject to forfeiture based on achieving certain prescribed employment levels or other performance conditions for a prescribed period of time.

     “EBITDA”: For any period of determination, the net income of the Borrowers and the Subsidiaries before deductions for income taxes, Interest Expense, depreciation and amortization, all as determined on a consolidated basis in accordance with GAAP.

     “EBITR”: For any period of determination, the net income of the Borrowers and the Subsidiaries before deductions for income taxes, Interest Expense and Operating Lease Obligations, all as determined on a consolidated basis in accordance with GAAP.

     “ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrowers is a member and which is treated as a single employer under Section 414 of the Code.

     “Eurodollar Business Day”: A Business Day which is also a day for trading by and between banks in United States dollar deposits in the London interbank Eurodollar market and a day on which banks are open for business in New York City.

     “Eurodollar Rate”: With respect to each Interest Period applicable to a Eurodollar Rate Advance, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on Telerate page 3750 as of 11:00 AM, London time (or such other time as of which such rate appears) two Eurodollar Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Administrative Agent at such time based on such other published service of general application as shall be selected by the Administrative Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Administrative Agent may determine the rate based on rates at which United States dollar deposits are offered to the Administrative Agent in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Administrative Agent to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%). “Telerate page 3750” means the display designated as such on the Telerate reporting system operated by Telerate System Incorporated (or such other page as may replace page 3750 for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

     “Eurodollar Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

     “Eurodollar Reserve Percentage”: As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Administrative Agent, in respect of “Eurocurrency Liabilities” as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     “Event of Default”: Any event described in Section 7.1.

     “Existing Credit Agreement”: As defined in the Recitals.

     “Federal Funds Rate”: For any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the first preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

     “Fixed Charge Coverage Ratio”: For any period of determination ending on a Measurement Date, the ratio of

(a)	EBITR minus the sum of (i) any cash dividends, (ii) tax expenses of the Borrowers and the Subsidiaries paid in cash, in each case for the twelve month period ending on such Measurement Date, and (iii) to the extent not included, or previously included, in the calculation of EBITR, any cash payments with respect to Contingent Obligations of the Borrowers, to

(b)	the sum of (i) Interest Expense, (ii) all required principal payments with respect to Coverage Indebtedness of the Borrowers and the Subsidiaries except WFB (including but not limited to all payments with respect to Capitalized Lease Obligations but excluding payments in respect of Revolving Loans), and (iii) Operating Lease Obligations of the Borrowers and the Subsidiaries except WFB, in each case for the twelve month period ending on such Measurement Date, in each case determined for said period in accordance with GAAP.

     “GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

     “Holding Account”: A deposit account belonging to the Administrative Agent for the benefit of the Banks into which the Borrowers may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Administrative Agent and not subject to withdrawal by the Borrowers, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon. The Holding Account shall be a money market savings account or substantial equivalent (or other appropriate investment medium as the Borrowers may from time to time request and to which the Administrative Agent in its reasonable discretion shall have consented) and shall bear interest in accordance with the terms of similar accounts held by the Administrative Agent for its customers.

     “Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.

     “Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option agreements and other similar contracts, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all trade payables ninety (90) days overdue (except to the extent such trade payables are being contested in good faith by such Person), (l) all obligations of such Person under any equity security issued by such Person which ceases to be considered an equity interest in such Person, and (m) all Contingent Obligations of such Person.

     “Interest Expense”: For any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrowers or any Subsidiary except WFB, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

     “Interest Period”: With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three or six months thereafter, as the Borrowers may elect in the applicable notice of borrowing, continuation or conversion; provided that:

     (a) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the first preceding Eurodollar Business Day;

     (b) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

     (c) Any Interest Period applicable to an Advance on a Revolving Loan that would otherwise end after the Revolving Commitment Ending Date shall end on the Revolving Commitment Ending Date.

     (d) For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

     “Intercreditor Agreement”: The Amended and Restated Intercreditor Agreement, in the form attached hereto as Exhibit D, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     “Investment”: The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

     “LC Bank”: USBNA with respect to Standby Letters of Credit, in its capacity as such issuer, or Wachovia Bank National Association with respect to Commercial Letters of Credit, in its capacity as such issuer, or from time to time, such successor Bank approved by the Borrowers and the Administrative Agent that issues a Standby Letter of Credit or Commercial Letter of Credit, as applicable, in its capacity as such issuer.

     “Letter of Credit”: A Standby Letter of Credit or a Commercial Letter of Credit.

     “Letter of Credit Fee”: As defined in Section 2.16(c).

     “Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

     “Loan”: A Revolving Loan or a Swing Line Loan.

     “Loan Documents”: This Agreement and the Notes.

     “Majority Banks”: At any time, Banks other than Defaulting Banks holding at least 51% of the aggregate unpaid principal amount of the Notes, excluding Notes held by Defaulting Banks or, if no Loans are at the time outstanding hereunder, Banks other than Defaulting Banks whose Total Percentages aggregate at least 51% (with Total Percentages being computed without reference to the Revolving Commitment Amounts of Defaulting Banks).

     “Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrowers and the Subsidiaries on a consolidated basis, (b) the ability of the Borrowers and the Subsidiaries on a consolidated basis to perform their obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of any Borrower under any Loan Document, (d) the rights and remedies of the Banks or the Administrative Agent against any Borrower, (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrowers hereunder, or (f) the validity of the joint and several nature of the obligations of the Borrowers with respect to all of the Obligations.

     “Material Contracts”: Any contract entered into by any Borrower or any Subsidiary where loss of such contract would constitute a Material Adverse Occurrence.

     “Maximum Rate”: As defined in Section 9.19.

     “Measurement Date”: The last day of each fiscal quarter of the Borrowers.

     “Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrowers or any ERISA Affiliate.

     “Net Cash Proceeds”: The gross cash proceeds received by any Borrower or any Subsidiary except WFB with respect to (a) any offering of capital stock or issuance of Indebtedness by the Borrower or Subsidiary or (b) any sale or other disposition by such Borrower or such Subsidiary of Investments, less all legal, underwriting and other fees and expenses incurred by such Borrower or such Subsidiary in connection therewith.

     “Note”: A Revolving Note or the Swing Line Note.

     “Obligations”: The Borrowers’ obligations in respect of the due and punctual payment of principal and interest on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrowers under this Agreement or any other Loan Document, and all obligations to any Rate Protection Provider under any Rate Protection Agreement, in all cases whether now existing or hereafter arising or incurred.

     “Operating Lease”: A lease of (or other agreement conveying the right to use) real or personal property that is not a Capitalized Lease.

     “Operating Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under an Operating Lease.

     “Other Taxes”: As defined in Section 2.26(b).

     “PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

     “Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     “Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrowers or of any ERISA Affiliate.

     “Prime Rate”: For any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate in effect for such day plus ½ of 1% or (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The Administrative Agent may lend to its customers at rates that are at, above or below the Prime Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Prime Rate, such interest rate shall change as and when the Prime Rate shall change.

     “Prime Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Prime Rate.

     “Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

     “Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which any Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by any Borrower with a Rate Protection Provider.

     “Rate Protection Obligations”: The liabilities, indebtedness and obligations of any Borrower, if any, to any Rate Protection Provider under a Rate Protection Agreement.

     “Rate Protection Provider”: Any Bank, or any Affiliate of any Bank, that is any Borrower’s counterparty under any Rate Protection Agreement.

     “Regulatory Change”: Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     “Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

     “Restricted Payments”: With respect to any Borrower and its Subsidiaries, collectively, all dividends or other distributions of any nature (cash, securities other than common stock of the Borrowers, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrowers, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly, but excluding repurchases of stock from employees acquiring shares pursuant to stock options.

     “Revolving Commitment”: With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrowers in an aggregate principal amount outstanding at any time not to exceed such Bank’s Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

     “Revolving Commitment Amount”: With respect to a Bank, initially the amount set opposite such Bank’s name on the signature page hereof as its Revolving Commitment Amount, but as the same may be reduced or increased from time to time pursuant to Section 2.14.

     “Revolving Commitment Ending Date”: June 30, 2010.

     “Revolving Commitment Fees”: As defined in Section 2.16.

     “Revolving Loan”: As defined in Section 2.1.

     “Revolving Loan Date”: The date of the making of any Revolving Loans hereunder.

     “Revolving Note”: A promissory note of the Borrowers in the form of Exhibit A-1.

     “Revolving Outstandings”: As to any Bank at any date, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans made by such Bank then outstanding, (b) such Bank’s pro rata share of outstanding Swing Line Loans, (c) such Bank’s participation in the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date, and (d) such Bank’s participation in the aggregate amount of Unpaid Drawings on such date.

     “Revolving Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.

     “Standby Letter of Credit”: An irrevocable standby letter of credit issued by the LC Bank pursuant to this Agreement for the account of the Borrowers.

     “Subordinated Debt”: Any Indebtedness of the Borrowers, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Majority Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrowers existing on the date of this Agreement, that Majority Banks have approved as Subordinated Debt in a writing delivered by Majority Banks to the Borrowers’ Agent on or prior to the Closing Date.

     “Subsidiary”: Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by any Borrower either directly or through one or more Subsidiaries.

     “Swing Line Bank”: USBNA, or any other Bank to whom the Swing Line Commitment is assigned pursuant to the terms of Section 9.6.

     “Swing Line Commitment”: The sum of Twenty Million and No/100 Dollars ($20,000,000), as such amount may be reduced pursuant to Section 2.3(e).

     “Swing Line Conversion Date”: As defined in Section 2.3(c).

     “Swing Line Default Payment Date”: As defined in Section 2.3(f).

     “Swing Line Loans”: As defined in Section 2.3(a).

     “Swing Line Note”: A promissory note of the Borrowers in the form of Exhibit A-2.

     “Tangible Net Worth”: As of any date of determination, the sum of the amounts set forth on the balance sheet of the Borrowers and all Subsidiaries as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Borrowers and all Subsidiaries (excluding treasury stock), less the book value of all intangible assets of the Borrowers and all Subsidiaries, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price of the assets of any business acquired by the Borrowers and all Subsidiaries (but in any case excluding all assets of the Borrowers and all Subsidiaries that are amortized for less than one year) over the book value of such assets.

     “Taxes”: As defined in Section 2.26(a).

     “Termination Date”: The earliest of (a) the Revolving Commitment Ending Date, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amounts are reduced to zero pursuant to Section 2.14 hereof.

     “Total Letter of Credit Commitment Amount”: One Hundred Fifty Million and No/100 Dollars ($150,000,000) in the aggregate, inclusive of any Unpaid Drawings.

     “Total Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the sum of the Revolving Commitment Amount of such Bank and the denominator of which is the sum of the Revolving Commitment Amounts of all the Banks.

     “Total Revolving Outstandings”: At any time, the aggregate amount of the Banks’ Revolving Outstandings.

     “U.S. Taxes”: As defined in Section 2.26(f).

     “Unpaid Drawing”: As defined in Section 2.12.

     “Unused Revolving Commitment”: With respect to any Bank as of any date of determination, the amount by which such Bank’s Revolving Commitment Amount exceeds such Bank’s Revolving Percentage of the Total Revolving Outstandings on such date.

     “USBNA”: U.S. Bank National Association in its capacity as one of the Banks hereunder.

     “WFB”: World’s Foremost Bank, a state chartered bank, and a Subsidiary of Cabela’s.

     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrowers and Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”. Unless otherwise specified, the word “month” shall refer to a calendar month and the word “quarter” shall refer to a calendar quarter.

     Section 1.4 Other Definitional Terms. The words “hereof,”“herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,”“includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Majority Banks, and shall survive any termination of such other agreements until the obligations of the Borrowers under this Agreement and the Notes are irrevocably paid in full, all Letters of Credit have expired without renewal or been returned to the Administrative Agent, and the commitments of any Bank to advance funds to any Borrower are terminated.

ARTICLE II
TERMS OF THE CREDIT FACILITIES

Part A -- Terms of Lending

     Section 2.1 Revolving Credit. On the terms and subject to the conditions hereof, each Bank severally agrees to make a revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers, jointly and severally, on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrowers may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amounts. Revolving Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Revolving Commitments Amounts. Revolving Loans may be obtained and maintained, at the election of the Borrowers’ Agent but subject to the limitations hereof, as Prime Rate Advances or Eurodollar Rate Advances; provided, however, that no more than ten (10) Eurodollar Rate Advances in respect of the Revolving Loans may be outstanding at any one time.

     Section 2.2 Procedure for Revolving Loans. Any request by the Borrowers’ Agent for Revolving Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Administrative Agent not later than 11:00 a.m. (Minneapolis time) two Eurodollar Business Days prior to the requested Revolving Loan Date if the Revolving Loans (or any portion thereof) are requested as Eurodollar Rate Advances and not later than 11:00 a.m. (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loans are requested as Prime Rate Advances. Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrowers that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date, (ii) the aggregate amount of Revolving Loans to be made on such date which shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 for amounts greater than such minimum (or an aggregate principal amount equal to the remaining balance of the available Commitments or the outstanding principal balance of the Swing Line Loans being repaid from a Borrowing on a Swing Line Conversion Date) or, if more, an integral multiple thereof, (iii) whether such Revolving Loans are to be funded as Prime Rate Advances or Eurodollar Rate Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable), and (iv) in the case of Eurodollar Rate Advances, the duration of the initial Interest Period applicable thereto. The Administrative Agent may rely on any telephone request by the Borrowers’ Agent for Revolving Loans hereunder which it believes in good faith to be genuine; and the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of such telephone request. The Administrative Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s ratable share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its share of the requested Revolving Loans to the Administrative Agent in Immediately Available Funds not later than 1:00 p.m. Minneapolis time.

Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make available to the Borrowers at the Administrative Agent’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 4:00 p.m. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans. If the Administrative Agent has made a Revolving Loan to the Borrowers on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Administrative Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Administrative Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Administrative Agent shall not make any Revolving Loan on behalf of a Bank if the Administrative Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Administrative Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Administrative Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to the such Revolving Loan, on demand, from the Borrowers, without prejudice to the Administrative Agent’s and the Borrowers’s rights against such Bank. If such Bank pays the Administrative Agent the amount herein required with interest at the overnight Federal Funds rate before the Administrative Agent has recovered from the Borrowers, such Bank shall be entitled to the interest payable by the Borrowers with respect to the Revolving Loan in question accruing from the date the Administrative Agent made such Revolving Loan.

     Section 2.3 Swing Line Loans. (a) On the terms and subject to the conditions hereof, the Swing Line Bank agrees to lend to the Borrowers from time to time during the period from the Closing Date to but not including the Termination Date, such sums (the “Swing Line Loans”) as the Borrowers’ Agent may request in the aggregate up to the amount of the Swing Line Commitment, provided, that

     (i) at no time shall the sum of (A) the Total Revolving Outstandings plus (B) the outstanding principal amount of the Swing Line Loans exceed the Aggregate Revolving Commitment Amounts,

     (ii) the aggregate outstanding Swing Line Loans shall at no time exceed the Swing Line Commitment, and

     (iii) Swing Line Loans may be obtained and maintained, at the election of the Borrowers’ Agent but subject to the limitations hereof, as Prime Rate Advances or Alternate Advances.

     (b) Any request by the Borrowers’ Agent for a Swing Line Loan hereunder shall be in writing or by telephone and must be given so as to be received by the Swing Line Bank not later than 11:00 a.m. (Minneapolis time) on the Business Day such Swing Line Loan is to be made, specifying in each case (1) the amount to be borrowed, which shall be in a minimum amount of $100,000 and integral multiples of $50,000 for amounts greater than such minimum, (2) the requested borrowing date, and (3) whether such Swing Line Loan is to be funded as a Prime Rate Advance or an Alternate Advance. Each request for a Swing Line Loan hereunder shall be irrevocable and shall be deemed a representation by the Borrowers that on the requested borrowing date and after giving effect to the requested Swing Line Loan the applicable conditions specified in Article III have been and will be satisfied. The Swing Line Bank may rely on any telephone request for Swing Line Loans by the Borrowers’ Agent hereunder which it believes in good faith to be genuine; and the Borrowers hereby waive the right to dispute the Swing Line Bank’s record of the terms of such telephone request. Unless the Swing Line Bank determines that any applicable condition specified in Article III has not been satisfied, the Swing Line Bank will make available to the Borrowers at the Swing Line Bank’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 3:00 p.m. (Minneapolis time) on the requested borrowing date the amount of the requested Swing Line Loan.

     (c) Swing Line Loans may be repaid, prepaid and reborrowed hereunder from the Closing Date to the Termination Date. The Borrowers’ Agent shall, prior to 11:00 a.m. (Minneapolis time), on each date on which it intends to repay a Swing Line Loan (each, a “Swing Line Conversion Date”) give notice to the Administrative Agent requesting a Prime Rate Advance in an aggregate amount equal to the principal amount of all outstanding Swing Line Loans outstanding as of the end of the immediately preceding day (other than Swing Line Loans that are to be prepaid on such Swing Line Conversion Date with funds of the Borrowers or from the proceeds of a Eurodollar Rate Advance for which notice was given to the Administrative Agent no later than 11:00 a.m. (Minneapolis time) at least two Eurodollar Business Days prior to such Swing Line Conversion Date but including any Swing Line Loans funded as Alternate Advances) and, subject to satisfaction or waiver of the conditions specified in Article III, the Banks shall, on the Swing Line Conversion Date, make a Prime Rate Advance (and/or Eurodollar Rate Advance, as the case may be) in an aggregate amount equal to the principal amount of all outstanding Swing Line Loans as of the end of the immediately preceding day, the proceeds of which shall be applied directly by the Administrative Agent to repay the Swing Line Bank for Swing Line Loans outstanding (less the amount of any Swing Line Loans that are to be repaid on such Swing Line Conversion Date from funds of the Borrowers); provided, however, that if for any reason the proceeds of any such Advance(s) or such other funds of the Borrowers are not received by the Swing Line Bank on a Swing Line Conversion Date in an aggregate amount equal to the principal amount of all outstanding Swing Line Loans as of the end of the immediately preceding day, the Borrowers shall reimburse the Swing Line Bank on the Business Day immediately following such Swing Line Conversion Date, in Immediately Available Funds, in an amount equal to the excess of the principal amount of all Swing Line Loans outstanding on the day immediately preceding such Swing Line Conversion Date over the aggregate amount of such Advance(s), if any, received.

     (d) In the event that the Swing Line Loans outstanding as of the end of the day immediately preceding the Termination Date are not repaid on the Termination Date, each Bank shall be deemed to have purchased participating interests in the Swing Line Loans existing as of the Termination Date in an amount equal to the amount of such Swing Line Loans multiplied by such Bank’s Revolving Percentage. The Administrative Agent shall promptly notify each Bank of the unpaid amount of the Swing Line Loans and of such Bank’s respective participation therein. Each Bank shall make available to the Administrative Agent for payment to the Swing Line Bank an amount equal to its respective participation therein (including without limitation its pro rata share of accrued but unpaid interest thereon), in same day funds, at the office of the Administrative Agent specified in such notice, not later than 11:00 a.m. (Minneapolis time), on the Business Day after the date the Administrative Agent so notifies each Bank. In the event that any Bank fails to make available to the Administrative Agent the amount of such Bank’s participation in such unpaid amount as provided herein, the Swing Line Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon at a rate per annum equal to the Federal Funds Rate for each day during the period between the Termination Date and the date on which such Bank makes available its participation in such unpaid amount. The failure of any Bank to make available to the Administrative Agent its pro rata share of any such unpaid amount shall not relieve any other Bank of its obligations hereunder to make available to the Administrative Agent its pro rata share of such unpaid amount on the Termination Date. The Administrative Agent shall distribute to each Bank which has paid all amounts payable by it under this Section 2.3(d) with respect to the unpaid amount of any Swing Line Loan, such Bank’s pro rata share of all payments received by the Administrative Agent from the Borrower in repayment of such Swing Line Loan when such payments are received. Notwithstanding anything to the contrary herein, each Bank which has paid all amounts payable by it under this Section 2.3(d) shall have a direct right to repayment of such amounts from the Borrowers subject to the procedures for repaying Banks set forth in this Section 2.3.

     (e) In the event the Revolving Commitments are terminated in accordance with Section 2.14, the Swing Line Commitment shall terminate automatically. In the event the Borrowers reduce the Aggregate Revolving Commitment Amounts to less than the Swing Line Commitment, the Swing Line Commitment shall immediately be reduced to an amount equal to the Aggregate Revolving Commitment Amounts. In the event the Borrowers reduces the Aggregate Revolving Commitment Amounts to less than the outstanding Swing Line Loans, the Borrowers shall immediately repay the amount by which the outstanding Swing Line Loans exceed the Swing Line Commitment as so reduced.

     (f) Upon the occurrence of any Event of Default, each Swing Line Loan then outstanding shall automatically be converted to a Revolving Loan (which shall be a Prime Rate Advance) in an aggregate amount equal to the principal amount of all outstanding Swing Line Loans outstanding as of the end of the immediately preceding day. Each Bank shall be deemed to have purchased participating interests in such Revolving Loan in an amount equal to the amount of such Revolving Loan multiplied by such Bank’s Revolving Percentage. The Administrative Agent shall promptly notify each Bank of the unpaid amount of the Swing Line Loans and of such Bank’s respective participation in the Revolving Loan. Each Bank shall make available to the Administrative Agent for payment to the Swing Line Bank an amount equal to its respective participation therein (including without limitation its pro rata share of accrued but unpaid interest thereon), in same day funds, at the office of the Administrative Agent specified in such notice, not later than 11:00 a.m. (Minneapolis time), on the Business Day after the date the Administrative Agent so notifies each Bank. In the event that any Bank fails to make available to the Administrative Agent the amount of such Bank’s participation in such unpaid amount on such date (the “Swing Line Default Payment Date”) as provided herein, the Swing Line Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon at a rate per annum equal to the Federal Funds Rate for each day during the period between the Swing Line Default Payment Date and the date on which such Bank makes available its participation in such unpaid amount. The failure of any Bank to make available to the Administrative Agent its pro rata share of any such unpaid amount shall not relieve any other Bank of its obligations hereunder to make available to the Administrative Agent its pro rata share of such unpaid amount on the Swing Line Default Payment Date. The Administrative Agent shall distribute to each Bank which has paid all amounts payable by it under this Section 2.3(f) with respect to the unpaid amount of any converted Swing Line Loan, such Bank’s pro rata share of all payments received by the Administrative Agent from the Borrower in repayment of such converted Swing Line Loan when such payments are received. Notwithstanding anything to the contrary herein, each Bank which has paid all amounts payable by it under this Section 2.3(f) shall have a direct right to repayment of such amounts from the Borrowers subject to the procedures for repaying Banks set forth in this Section 2.3.

     (g) Each Bank’s obligation to purchase participating interests pursuant to Section 2.3(d) and Section 2.3(f) in the amount required under such section shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against any other Bank or the Borrowers, or the Borrowers may have against any Bank or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers; (iv) any breach of this Agreement by any party hereto; (v) the failure to satisfy any condition to the making of any Loan hereunder; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     Section 2.4 Notes. The Revolving Loans of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank’s Revolving Commitment Amount originally in effect. The Swing Line Loans shall be evidenced by a single Swing Line Note payable to the order of the Swing Line Bank in the principal amount of the Swing Line Commitment originally in effect. Upon receipt of each Bank’s Notes from the Borrowers, the Administrative Agent shall mail such Notes to such Bank. Each Bank shall enter in its ledgers and records the amount of each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrowers to enter on a schedule attached to its Revolving Note, as appropriate, a record of such Revolving Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrowers hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrowers in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrowers.

     Section 2.5 Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrowers shall have the option at any time and from time to time to convert all or any portion of the Advances into Prime Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; provided, however that a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted to or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances only in integral multiples, as to the aggregate amount of the Advances of all Banks so converted or continued, of $500,000. The Borrowers’ Agent shall give the Administrative Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Administrative Agent not later than 11:00 a.m. (Minneapolis time) two Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Rate Advances and on the date of the requested conversion to Prime Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances, and (ii) a Eurodollar Business Day in the case of continuations as or conversions to Eurodollar Rate Advances and a Business Day in the case of conversions to Prime Rate Advances), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrowers’ Agent under this Section shall be irrevocable. If the Borrowers’ Agent shall fail to notify the Administrative Agent of the continuation of any Eurodollar Rate Advances within the time required by this Section, at the option of the Administrative Agent, such Advances shall, on the last day of the Interest Period applicable thereto, (y) automatically be continued as Eurodollar Rate Advances with the same Interest Period or (z) automatically be converted into Prime Rate Advances. All conversions and continuation of Advances must be made uniformly and ratably among the Banks.

     Section 2.6 Interest Rates, Interest Payments and Default Interest.

     (a) The Revolving Loans. Interest shall accrue and be payable on the Revolving Loans as follows:

     (i) Subject to paragraph (iii) below, each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted Eurodollar Rate for such Interest Period, plus (B) the Applicable Margin.

     (ii) Subject to paragraph (iii) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate, plus (B) the Applicable Margin.

     (iii) Upon the occurrence of any Event of Default, each Advance shall, at the option of the Majority Banks, bear interest until paid in full at a rate per annum equal to the higher of (A) the rate applicable to such Advance but for the provisions of this clause (iii) plus 2.0% and (B) the Prime Rate plus 2.0%.

     (iv) Interest shall be payable (A) with respect to each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (B) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (C) with respect to any Prime Rate Advance, on the last day of each month; (D) upon any permitted prepayment of a Eurodollar Rate Advance (on the amount prepaid); (E) with respect to all Advances, on the Termination Date; provided that interest under paragraph (a)(iii) of this Section shall be payable on demand.

     (b) Swing Line Loans. Interest shall accrue and be payable on the Swing Line Loans as follows:

     (i) Each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate, plus (B) the Applicable Margin.

     (ii) Each Alternate Advance shall bear interest on the unpaid principal amount thereof at a rate per annum quoted from time to time by the Swing Line Bank and agreed to by the Borrowers’ Agent.

     (iii) Interest shall be payable with respect to any Swing Line Loan (A) on the last day of each month; (B) upon any permitted prepayment of an Alternate Advance (on the amount prepaid); and (C) on the Termination Date; provided that interest under paragraph (b)(iii) of this Section shall be payable on demand.

Section 2.7 Repayment and Mandatory Prepayment.

     (a) Repayment Terms. The unpaid principal balance of all Revolving Notes, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

     (b) Other Mandatory Prepayments.

     (i) If at any time Total Revolving Outstandings exceed the Aggregate Revolving Commitment Amounts, the Borrowers shall immediately repay to the Administrative Agent for the account of the Banks the amount of such excess. Any such payments shall be applied first against Prime Rate Advances, then to Alternate Advances and then to Eurodollar Rate Advances in order starting with the Eurodollar Rate Advances having the shortest time to the end of the applicable Interest Period. If, after payment of all outstanding Advances, the Total Revolving Outstandings still exceed the Aggregate Revolving Commitment Amounts, the remaining amount paid by the Borrowers shall be placed in the Holding Account.

     (ii) The Borrowers shall make mandatory principal prepayments of the Revolving Loans in the manner set forth in Section 8.10 in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any offering of capital stock or other equity interest greater than $10,000,000 by any Borrower or any Subsidiary on the third (3rd) Business Day following receipt by any Borrower or any Subsidiary of such Net Cash Proceeds. This provision shall not be deemed to permit any Investment by any Borrower or any Subsidiary not otherwise permitted hereunder.

     Section 2.8 Optional Prepayments. The Borrowers may prepay Prime Rate Advances and Alternate Advances, in whole or in part, at any time, without premium or penalty. The Borrowers may prepay Eurodollar Rate Advances, in whole or in part, at any time; provided that, upon such prepayment, the Borrowers shall pay to the Banks the amounts, if any, required pursuant to Section 2.25. Any prepayment shall be accompanied by accrued and unpaid interest on the amount prepaid and be made by the Borrowers not later than 11:00 a.m. (Minneapolis time) on the date the Borrowers wish such prepayment to become effective. Each partial prepayment shall be in an aggregate minimum amount for all the Banks of $1,000,000 and integral multiples of $500,000 for amounts greater than such minimum. Except upon an acceleration following an Event of Default or upon termination of the Revolving Commitments in whole, the Borrowers may pay Eurodollar Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on Advances on the Revolving Loans under this Section may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Revolving Loans under this Section shall be for the account of each Bank in proportion to its share of outstanding Revolving Loans.

Part B -- Terms of the Letter of Credit Facility

     Section 2.9 Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the LC Bank agrees to issue Letters of Credit for the account of the Borrowers from time to time between the Closing Date and the Termination Date in such amounts as the Borrowers’ Agent shall request up to an aggregate amount at any time outstanding not exceeding the Total Letter of Credit Commitment Amount; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amounts. Notwithstanding any provision herein to the contrary, each letter of credit issued pursuant to the Existing Credit Agreement that is currently outstanding and identified on Schedule 2.9 hereto shall constitute a Letter of Credit hereunder.

     Section 2.10 Procedures for Letters of Credit. Each request for a Letter of Credit shall be made by the Borrowers’ Agent in writing, by telex, facsimile transmission or electronic conveyance received by the LC Bank and the Administrative Agent by 11:00 a.m. (Minneapolis time) on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrowers that on the date of issuance of such Letter of Credit and after giving effect thereto the conditions specified in Article III have been and will be satisfied. The LC Bank may require that such request be made on such letter of credit application and reimbursement agreement form as the LC Bank may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrowers’ Agent making such request. The LC Bank shall promptly notify the Administrative Agent and other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit the LC Bank shall send notice to the other Banks of such issuance, accompanied by a copy of the Letter or Letters of Credit so issued.

     Section 2.11 Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrowers. All Letters of Credit must expire not later than 364 days from the date of issuance (subject to renewal). As to each Letter of Credit that will be outstanding as of the Revolving Commitment Ending Date or as of the termination of the Commitments pursuant to Section 2.14, no further renewal of any such Letter of Credit shall occur, and the Borrower shall provide prior to the issuance of such Letter of Credit, (i) cash collateral in an amount reasonably satisfactory to the LC Bank, or (ii) one or more irrevocable letters of credit in form and substance, and issued by a bank, reasonably satisfactory to the LC Bank pursuant to which the LC Bank is entitled to recover the maximum amount at any time payable under such Letter of Credit, plus all costs and fees then or thereafter payable with respect to such Letter of Credit under the terms of this Agreement.

     Section 2.12 Agreement to Repay Letter of Credit Drawings. If the LC Bank has received documents purporting to draw under a Letter of Credit that the LC Bank believes conform to the requirements of the Letter of Credit, or if the LC Bank has decided that it will comply with the Borrowers’ Agent’s written or oral request or authorization to pay a drawing on any Letter of Credit that the LC Bank does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrowers’ Agent of that fact. The Borrowers shall reimburse the LC Bank by 9:30 a.m. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrowers have failed to reimburse the LC Bank for the full amount of such drawing by 10:00 a.m. on the date on which the LC Bank in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of Loans pursuant to Section 2.15 or out of funds available in the Holding Account, is an “Unpaid Drawing.”

     Section 2.13 Obligations Absolute. The obligation of the Borrowers under Section 2.12 to repay the LC Bank for any amount drawn on any Letter of Credit and to repay the Banks for any Revolving Loans made under Section 2.15 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:
     (a) Any lack of validity or enforceability of any Letter of Credit;

     (b) The existence of any claim, setoff, defense or other right which the Borrowers may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the LC Bank or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

     (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the LC Bank nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrowers to the LC Bank and the Banks shall not be impaired by:

     (i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

     (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

     (iii) The acceptance by the LC Bank of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

     (iv) Any other action of the LC Bank in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrowers shall have a claim against the LC Bank, and the LC Bank shall be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrowers which the Borrowers prove were caused by the LC Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

Part C -- General

     Section 2.14 Changes to Revolving Commitment Amounts.

     (a) Optional Reduction or Termination. The Borrowers may, at any time, upon not less than three (3) Business Days prior written notice to the Administrative Agent from the Borrowers’ Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $5,000,000, or, if more, in an integral multiple of $1,000,000; provided, however, that the Borrowers may not at any time reduce the Aggregate Revolving Commitment Amounts below the Total Revolving Outstandings. The Borrowers may, at any time when there are no Letters of Credit outstanding, upon not less than three (3) Business Days prior written notice to the Administrative Agent from the Borrowers’ Agent, terminate the Revolving Commitments in their entirety. Upon termination of the Revolving Commitments pursuant to this Section, the Swing Line Commitment shall terminate automatically and the Borrowers shall pay to the Administrative Agent for the account of the Banks the full amount of all outstanding Advances for Revolving Loans and Swing Line Loans, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.24 and all other unpaid Obligations of the Borrowers to the Administrative Agent and the Banks hereunder.

     (b) Increase of Revolving Commitment Amount.

     (i) Provided there exists no Default or Event of Default, the Borrowers may from time to time upon written notice to the Administrative Agent from the Borrowers’ Agent, request an increase in the Aggregate Revolving Commitment Amounts by an aggregate amount not exceeding $125,000,000; provided, however, that (i) any such request for an increase shall be in a minimum amount of $10,000,000 or any integral multiple of $5,000,000 in excess thereof, (ii) the Borrowers may make a maximum of two such requests, and (iii) after giving effect to such request, neither the Total Revolving Outstandings nor the Aggregate Revolving Commitment Amounts shall exceed $450,000,000. At the time of sending such written notice, the Borrowers’ Agent (in consultation with the Administrative Agent) shall specify the time period within which each Bank is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Banks).

     (ii) Each Bank shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Percentage of such requested increase. Any Bank not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. No Bank shall have any obligation, express or implied, to increase its Revolving Commitment.

     (iii) The Administrative Agent shall notify the Borrowers’ Agent and each Bank of the Banks’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the LC Banks (which approvals shall not be unreasonably withheld), the Borrowers’ Agent may also invite additional eligible assignees to become Banks pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

     (iv) If the Aggregate Revolving Commitment Amounts are increased in accordance with this Section 2.14(b), the Administrative Agent and the Borrowers’ Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers’ Agent and the Banks of the final allocation of such increase and the Increase Effective Date.

     (v) In the event of an increase in the Aggregate Revolving Commitment Amounts pursuant to this Section 2.14(b), the Banks (new or existing) shall accept an assignment from the existing Banks and the existing Banks shall make an assignment to the new or existing Banks accepting a new or increased Revolving Commitment Amount, of an interest in each then outstanding Revolving Loan and Swing Line Loan such that, after giving effect thereto, all Revolving Loans and Swing Line Loans are held ratably by the Banks in proportion to their respective Revolving Commitment Amount. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and shall not be subject to the assignment fee set forth in Section 9.6.

     (vi) As a condition precedent to such increase, the Borrowers’ Agent shall (i) deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Bank), signed by a senior officer of the Borrowers’ Agent, (A) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (2) no Default or Event of Default exists.

     Section 2.15 Loans to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Administrative Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and the Borrowers do here so authorize each Bank) to, and shall, make a Revolving Loan (as a Prime Rate Advance) to the Borrowers in an amount equal to such Bank’s Revolving Percentage of the amount of the Unpaid Drawing. The Administrative Agent shall notify each Bank by 11:00 a.m. (Minneapolis time) on the date such Unpaid Drawing occurs of the amount of the Revolving Loan to be made by such Bank. Notices received after such time shall be deemed to have been received on the next Business Day. Each Bank shall then make such Revolving Loans (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Administrative Agent with the proceeds of such Revolving Loan in Immediately Available Funds, at the office of the Administrative Agent, not later than 2:00 p.m. (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 11:00 a.m., Minneapolis time, is deemed to have received such notice).

The Administrative Agent shall apply the proceeds of such Revolving Loans directly to reimburse the LC Bank for such Unpaid Drawing. If any portion of any such amount paid to the Administrative Agent should be recovered by or on behalf of the Borrowers from the LC Bank in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.10 hereof. If at the time the Banks make funds available to the Administrative Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the Borrowers shall pay to the Administrative Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the sum of the Prime Rate plus the Applicable Margin for Prime Rate Advances plus two percent (2.00%). If for any reason any Bank is unable to make a Revolving Loan to the Borrowers to reimburse the LC Bank for an Unpaid Drawing, then such Bank shall immediately purchase from the LC Bank a risk participation in such Unpaid Drawing, at par, in an amount equal to such Bank’s Revolving Percentage of the Unpaid Drawing.

     Section 2.16 Fees.

     (a) Revolving Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Bank fees (the “Revolving Commitment Fees”) in an amount equal to the product of (i) the Applicable Fee Percentage times (ii) the average daily Unused Revolving Commitment (but excluding the Swing Line Commitment, Commercial Letters of Credit and Standby Letters of Credit) of such Bank as of the last day of each quarter. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each quarter and on the Termination Date.

     (b) Agency Fee. The Borrowers shall pay to the Administrative Agent the fees set forth in the separate letter agreement dated as of the date hereof between the Administrative Agent and the Borrowers’ Agent. Such fees shall be paid on the Closing Date and at such other times as may be required pursuant to the terms of such letter agreement.

     (c) Standby Letter of Credit Fees. For each Standby Letter of Credit issued, the Borrowers shall pay to the Administrative Agent for the account of the Banks a fee (the “Letter of Credit Fee”) in an amount equal to the product of (i) the Applicable LC Fee Percentage multiplied by (ii) the amount available to be drawn under such Standby Letter of Credit from time to time for the period from the date of issuance of such Standby Letter of Credit to the expiration of such Standby Letter of Credit. Such fee shall be payable in arrears quarterly on the last day of each quarter, commencing with the first such date after the issuance of such Standby Letter of Credit, and on the expiration date of such Standby Letter of Credit. In addition to the Letter of Credit Fee, the Borrowers shall pay to the LC Bank, on demand, all issuance, amendment, drawing and other fees regularly charged by the LC Bank to its letter of credit customers and all out-of-pocket expenses incurred by the LC Bank in connection with the issuance, amendment, administration or payment of any Letter of Credit.

     (d) Commercial Letter of Credit Fees. For each Commercial Letter of Credit issued, the Borrowers shall pay to the LC Bank an amount agreed upon by the LC Bank and the Borrowers.

     Section 2.17 Computation. Computation of interest on Prime Rate Advances shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of actual days elapsed and a year of 360 days.

     Section 2.18 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Administrative Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 9:30 a.m. (Minneapolis time) on the dates called for under this Agreement and the Notes to the Administrative Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Administrative Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest and fees received by the Administrative Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided, however, that if such extension would cause payment of interest on or principal of a Eurodollar Rate Advance to be made in the next following calendar month, such payment shall be made on the first preceding Business Day.

     Section 2.19 Use of Loan Proceeds. The proceeds of the Revolving Loans shall be used for the Borrowers’ general business purposes, including working capital support, in a manner not in conflict with any of the Borrowers’ covenants in this Agreement, and to (i) refinance Swing Line Loans as provided in subsection 2.3(c) and (ii) pay off Unpaid Drawings as provided in subsection 2.15.

     Section 2.20 Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:

     (a) deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

     (b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining Eurodollar Rate Advances for such Interest Period,

such Bank shall forthwith give notice to the Borrowers’ Agent and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrowers’ Agent and the Administrative Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Prime Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

     Section 2.21 Increased Cost. If any Regulatory Change:

     (a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Eurodollar Rate Advances, its Notes or its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its Eurodollar Rate Advances or any other amounts due under this Agreement in respect of its Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank’s principal office or Applicable Lending Office is located); or

     (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank’s Applicable Lending Office or against Letters of Credit issued by the Administrative Agent or shall impose on any Bank (or its Applicable Lending Office) or the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances, its Notes or its obligation to make Eurodollar Rate Advances or affecting any Letter of Credit;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Eurodollar Rate Advance or issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes, then, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrowers’ Agent and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice; provided, however, that to the extent such additional amounts accrue during such period due to the retroactive effect of the applicable Regulatory Change promulgated during the period prior to the Borrowers’ Agent’s receipt of such notice, the limitation set forth in this sentence shall not apply. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank’s rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

     Section 2.22 Illegality. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Eurodollar Rate Advances, such Bank shall notify the Borrowers’ Agent and the Administrative Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrowers’ Agent and the Administrative Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Prime Rate Advances as of the date of such Bank’s notice, and upon such conversion the Borrowers shall indemnify such Bank in accordance with Section 2.24.

     Section 2.23 Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank’s capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Commitments and/or its Loans and/or any Letters of Credit or any Bank’s obligations to make Advances to cover Letters of Credit to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank’s policies and the policies of its parent corporation with respect to capital adequacy), then the Borrowers shall, within 30 days after written notice and demand from such Bank to the Borrowers’ Agent (with a copy to the Administrative Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for diminished returns as a result of such reduction for the period from and after the date 45 days prior to the date that such Bank does give such notice; provided, however, that to the extent such additional amounts accrue during such period due to the retroactive effect of the applicable Regulatory Change promulgated during the period prior to the Borrowers’ Agent’s receipt of such notice, the limitation set forth in this sentence shall not apply. Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Borrowers by such Bank shall be final, conclusive and binding for all purposes, absent error.

     Section 2.24 Funding Losses; Eurodollar Rate Advances. The Borrowers shall compensate each Bank, upon its written request to the Borrowers’ Agent, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrowers’ Agent’s request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 2.22, occurs on any day other than the last day of the Interest Period applicable thereto. A Bank’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent manifest error.

    Section 2.25 Discretion of Banks as to Manner of Funding. Each Bank shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.24) shall be made as if such Bank had actually funded and maintained each Eurodollar Rate Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

    Section 2.26 Taxes. (a) Any and all payments by the Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

       (b) The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

       (c) The Borrowers shall indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Bank or the Administrative Agent and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date such Bank or the Administrative Agent makes written demand therefor.

       (d) Within thirty (30) days after the date of any payment of Taxes, the Borrowers shall furnish to the Administrative Agent, at its address referred to on the signature page hereof a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through an account or branch outside the United States or by or on behalf of the Borrowers by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

       (e) Each Bank, as of the date it becomes a party hereto, represents to the Borrowers and the Administrative Agent that it is either (i) organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers’ Agent and the Administrative Agent, on or before the day on which such Bank becomes a party hereto, duly completed and signed copies of either Form W-8BEN or Form W-8ECI of the United States Internal Revenue Service, or appropriate successor forms. Form W-8BEN shall include such Bank’s United States taxpayer identification number if required under then current regulations to claim exemption from withholding pursuant to a tax convention. Thereafter and from time to time, each such Bank shall submit to the Borrowers’ Agent and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrowers’ Agent or the Administrative Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Bank hereunder. Upon the request of the Borrowers’ Agent or the Administrative Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers’ Agent and the Administrative Agent a certificate on Internal Revenue Service Form W-9 or such substitute form as is reasonably satisfactory to the Borrowers’ Agent and the Administrative Agent to the effect that it is such a United States person.

       (f) If the Borrowers shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to such Bank then or thereafter outstanding, the Borrowers shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

ARTICLE III
CONDITIONS PRECEDENT

    Section 3.1 Conditions of Initial Transaction. The making of the initial Revolving Loans, the initial Swing Line Loan, and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:

    (a) Documents. The Administrative Agent shall have received the following in sufficient counterparts (except for the Notes) for each Bank:

    (i) A Revolving Note drawn to the order of each Bank and, for the account of the Swing Line Lender, the Swing Line Note, executed by a duly authorized officer (or officers) of the Borrowers and dated the Closing Date.

    (ii) A certificate of the Secretary or Assistant Secretary of each Borrower dated as of the Closing Date and certifying as to the following:

    (A) A true and correct copy of the corporate, company or limited partnership resolutions, as applicable, of such Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party contemplated hereby and thereby;

    (B) The incumbency, names, titles and signatures of the officers of such Borrower authorized to execute the Loan Documents to which such Borrower is a party and to request Advances;

    (C) A true and correct copy of the Articles of Incorporation, Certificate of Formation or Certificate of Limited Partnership, as applicable, of such Borrower, with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its formation as of a date not more than 30 days prior to the Closing Date; and

    (D) A true and correct copy of the bylaws, operating or formation agreement or limited partnership agreement, as applicable, for such Borrower.

    (iii) A certificate of good standing for each Borrower in the jurisdiction of its formation and in each State in which the character of the properties owned or leased by such Borrower or the business conducted by such Borrower makes such qualification necessary, certified by the appropriate governmental officials as of a date not more than 30 days prior to the Closing Date.

    (iv) A certificate dated the Closing Date of the president, any vice president or the director of accounting and finance of each Borrower certifying as to the matters set forth in Sections 3.2 (a) and (b) below.

    (v) A notice of authorized borrowers, in form and substance satisfactory to the Administrative Agent, executed by a duly authorized officer of the Borrowers and dated the Closing Date.

    (b) Opinion. The Borrowers shall have requested Koley Jessen, P.C., a limited liability organization, counsel for the Borrowers, to prepare a written opinion, addressed to the Banks and dated the Closing Date, in form and substance satisfactory to the Banks, and such opinion shall have been delivered to the Administrative Agent in sufficient counterparts for each Bank.

    (c) Compliance. Each Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by such Borrower prior to or simultaneously with the Closing Date.

    (d) Other Matters. All corporate and legal proceedings relating to the Borrowers and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Administrative Agent, the Banks and the Administrative Agent’s special counsel, and the Administrative Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

    (e) Fees and Expenses. The Administrative Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrowers on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Administrative Agent payable pursuant to Section 9.2.

    (f) Unsatisfied Conditions. Any one or more of the conditions set forth above which have not been satisfied by the Borrowers on or prior to the date of disbursement of the initial Loan under this Agreement shall not be deemed permanently waived by the Administrative Agent or any Bank unless the Administrative Agent or such Bank, as the case may be, shall waive the same in a writing that expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Administrative Agent or any Bank may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Loan or Letter of Credit hereunder and failure by the Borrowers to comply with any such condition within five (5) Business Day’s written notice from the Administrative Agent or any Bank to the Borrowers’ Agent shall constitute an Event of Default under this Agreement.

    Section 3.2 Conditions Precedent to all Loans and Letters of Credit. The obligation of the Banks to make any Revolving Loans hereunder, the agreement of the Swing Line Bank to make a Swing Line Loan, and of the LC Bank to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the fulfillment of the following conditions:

    (a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Revolving Loan or Swing Line Loan or the date of issuance of each Letter of Credit, with the same force and effect as if made on such date.

    (b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan or Swing Line Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Loans made on such date or the Letter of Credit so issued.

    (c) Notices and Requests. The Administrative Agent shall have received the Borrowers’ Agent’s request for such Loans as required under Section 2.2 or the Borrowers’ application for such Letters of Credit specified under Section 2.10.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

    To induce the Banks to enter into this Agreement and to make Loans hereunder and to induce the LC Bank to issue Letters of Credit, the Borrowers represent and warrant to the Banks:

    Section 4.1 Organization, Standing, Etc. Each Borrower is a corporation, limited liability company or limited partnership duly incorporated or formed and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Loan Documents. WFB is a state chartered bank duly formed and validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite association power and authority to carry on its business as now conducted. Each Borrower and WFB (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not constitute a Material Adverse Occurrence, and (b) is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude such Borrower from enforcing its rights with respect to any assets or expose such Borrower to any Material Adverse Occurrence.

    Section 4.2 Authorization and Validity. The execution, delivery and performance by each Borrower of the Loan Documents have been duly authorized by all necessary corporate action by such Borrower, and this Agreement constitutes, and the Notes and other Loan Documents when executed will constitute, the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

    Section 4.3 No Conflict; No Default. The execution, delivery and performance by each Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Borrower, (b) violate or contravene any provision of the Articles of Incorporation or bylaws of such Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. No Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Occurrence.

    Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrowers to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

    Section 4.5 Financial Statements and Condition. The Borrowers’ audited financial statements as at January 1, 2005, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrowers and their Subsidiaries as at such dates and the results of its operations and changes in financial position for the respective periods then ended. As of the dates of such financial statement, no Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since January 1, 2005, there has been no Material Adverse Occurrence.

    Section 4.6 Litigation. Except as disclosed on Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any Subsidiary or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to such Borrower or Subsidiary, would constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against any Borrower or Subsidiary, the satisfaction or payment of which would constitute a Material Adverse Occurrence.

    Section 4.7 Environmental, Health and Safety Laws. There does not exist any violation by any Borrower or Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which has, will or threatens to impose a material liability on such Borrower or Subsidiary or which has required or would require a material expenditure by such Borrower or Subsidiary to cure. No Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to constitute a Material Adverse Occurrence. Except as set out on Schedule 4.7 attached hereto, no Borrower nor any Subsidiary has knowledge that it or its property will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require capital expenditures which would constitute a Material Adverse Occurrence.

    Section 4.8 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.

    Section 4.9 Federal Reserve Regulations. No Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulations T, U and X of the Board). The value of all margin stock owned by any Borrower does not constitute more than 25% of the value of the assets of such Borrower.

    Section 4.10 Title to Property; Leases; Liens; Subordination. Each Borrower and each Subsidiary has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by such Borrower or such Subsidiary in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under 6.13. No Borrower has subordinated any of its rights under any obligation owing to it to the rights of any other person.

    Section 4.11 Taxes. Each Borrower and each Subsidiary has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Borrower or such Subsidiary) and other than where any such failure will not result in a Material Adverse Occurrence. No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of each Borrower and each Subsidiary in respect of taxes and other governmental charges are adequate and such Borrower or such Subsidiary knows of no proposed material tax assessment against it or any basis therefor.

    Section 4.12 Trademarks, Patents. Each Borrower and each Subsidiary possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

    Section 4.13 Burdensome Restrictions. No Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably constitute a Material Adverse Occurrence.

    Section 4.14 Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Borrowers and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

    Section 4.15 Investment Company Act. No Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

    Section 4.16 Public Utility Holding Company Act. No Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    Section 4.17 Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, no Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

    Section 4.18 Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrowers in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrowers to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrowers, and the Borrowers have no reason to believe that such projections or forecasts are not reasonable.

    Section 4.19 Subsidiaries. Except as set forth on Schedule 4.19, no Borrower has any Subsidiaries.

    Section 4.20 Labor Matters. There are no pending or threatened strikes, lockouts or slowdowns against any Borrower or any Subsidiary. No Borrower nor any Subsidiary has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of such Borrower or such Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower or any Subsidiary is bound.

    Section 4.21 Solvency. After the making of any Loan and after giving effect thereto: (a) the fair value of the assets of each Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

    Section 4.22 Material Contracts. Schedule 4.22 sets forth a complete and accurate list of all Material Contracts of the Borrowers and the Subsidiaries in effect as of the Closing Date and not listed on any other Schedule hereto. Other than as set forth on Schedule 4.22, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Credit Agreement will be, in full force and effect in accordance with the terms thereof. Neither the Borrowers nor any Subsidiary (nor, to the knowledge of the Borrowers, any other party thereto) is in breach or in default under any Material Contract in any material respect.

    Section 4.23 Anti-Terrorism Law Compliance. None of the Borrowers is subject to or in violation of any law, regulation or list of any government agency including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making any Advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower.

ARTICLE V
AFFIRMATIVE COVENANTS

    Until all obligations of the Banks hereunder to make Revolving Loans and of the LC Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the LC Bank thereon shall have otherwise been discharged:

    Section 5.1 Financial Statements and Reports. The Borrowers’ Agent will furnish to the Banks:

    (a) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers, the consolidated financial statements of the Borrowers consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a balance sheet as at the end of such year, setting forth in comparative form corresponding figures from the previous annual audit, certified without qualification by Deloitte and Touche or other independent certified public accountants of recognized national standing selected by the Borrowers and acceptable to the Administrative Agent, together with any management letters, management reports or other supplementary comments or reports to the Borrowers or its board of directors furnished by such accountants.

    (b) As soon as available and in any event within 45 days after the end of each quarter, unaudited consolidated statements of income and cash flow for the Borrowers for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrowers as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrowers’ Agent stating that such financial statements present fairly the financial condition of the Borrowers and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).

    (c) As soon as practicable and in any event within 45 days after the end of the first three quarters of each fiscal year and 90 days after the end of each fiscal year, a Compliance Certificate in the form attached hereto as Exhibit B signed by the chief financial officer of the Borrowers’ Agent demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Section 6.15, Section 6.16 and Section 6.17 as at the end of such quarter or year and stating that as at the end of such quarter or year (except where such Sections require compliance at other times) there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto.

    (d) Immediately upon any officer of any Borrower becoming aware of any Default or Event of Default, a notice from the Borrowers’ Agent describing the nature thereof and what action such Borrower proposes to take with respect thereto.

    (e) Immediately upon any officer of any Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice from the Borrowers’ Agent specifying the nature thereof and what action such Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

    (f) Immediately upon any officer of any Borrower becoming aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence, a notice from the Borrowers’ Agent describing the nature thereof and what action the Borrowers prepare to take with respect thereto.

    (g) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to shareholders of any Borrower, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

    (h) From time to time, such other information regarding the business, operation and financial condition of the Borrowers and the Subsidiaries as any Bank may reasonably request.

    Section 5.2 Corporate Existence. Each Borrower will maintain, and will cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude such Borrower from enforcing its rights with respect to any material asset or would expose such Borrower to any material liability.

    Section 5.3 Insurance. Each Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

    Section 5.4 Payment of Taxes and Claims. Each Borrower shall file, and shall cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on such Borrower’s or such Subsidiary’s books in accordance with GAAP.

    Section 5.5 Inspection. Each Borrower shall permit any Person designated by the Administrative Agent or the Majority Banks to visit and inspect any of the properties, corporate books and financial records of such Borrower and its Subsidiaries, to examine and to make copies of the books of accounts and other financial records of such Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Administrative Agent or the Majority Banks may designate. So long as no Event of Default exists, the expenses of the Administrative Agent or the Banks for such visits, inspections and examinations shall be at the expense of the Administrative Agent and the Banks, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of such Borrower.

    Section 5.6 Maintenance of Properties. Each Borrower will maintain, and will cause each Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

    Section 5.7 Books and Records. Each Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

    Section 5.8 Compliance. Each Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of such Borrower or such Subsidiary and such Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance. Without limiting the foregoing sentence, each Borrower will ensure that no person who owns a controlling interest in or otherwise controls such Borrower is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and without limiting the foregoing, each Borrower shall comply with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

    Section 5.9 Notice of Litigation. The Borrowers’ Agent will give prompt written notice to the Administrative Agent of (a) the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting any Borrower or any Subsidiary or any property of any Borrower or any Subsidiary or to which any Borrower or any Subsidiary is a party in which an adverse determination or result could constitute a Material Adverse Occurrence, stating the nature and status of such action, suit or proceeding, (b) any material arbitration or governmental investigation or proceeding not previously disclosed by the Borrowers’ Agent to the Administrative Agent which has been instituted or, to the knowledge of the Borrowers’ Agent is threatened against the Borrower or any Subsidiary or to which its respective property is subject and which, if determined adversely to any Borrower or such Subsidiary, would constitute a Material Adverse Occurrence, and (c) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrowers’ Agent to the Administrative Agent which, if determined adversely to any Borrower or any Subsidiary, would constitute a Material Adverse Occurrence.

    Section 5.10 ERISA. Each Borrower will maintain, and will cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any Subsidiary or any of the ERISA Affiliates to (a) engage in any transaction in connection with which such Borrower or any Subsidiary or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, such Borrower or any Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that such Borrower or any Subsidiary or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

    Section 5.11 Environmental Matters; Reporting. Each Borrower will observe and comply with, and will cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a Material Adverse Occurrence. The Borrowers’ Agent will give the Administrative Agent prompt written notice of any violation as to any environmental matter by any Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by such Borrower or any Subsidiary which are material to the operations of such Borrower or any Subsidiary, or (b) which will or threatens to impose a material liability on such Borrower or any Subsidiary to any Person or which will require a material expenditure by such Borrower or any Subsidiary to cure any alleged problem or violation.

    Section 5.12 Compliance with Terms of Material Contracts. Each Borrower shall, and cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all Material Contracts to which such Borrower or such Subsidiary is a party.

    Section 5.13 Further Assurances. Each Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Administrative Agent or the Majority Banks, each Borrower also shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all assignments, transfers, certificates, assurances and other instruments as the Administrative Agent or the Majority Banks may reasonable require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; and (b) to better assure, preserve, protect and confirm unto the Banks the rights granted now or hereafter intended to be granted to the Banks under any Loan Document or under any other instrument executed in connection with any Loan Document or that such Borrower may be or become bound to convey, mortgage or assign to the Administrative Agent for the benefit of the Banks in order to carry out the intention or facilitate the performance of the provisions of any Loan Document.

    Section 5.14 Dissolution of Herter’s, LLC. The Borrowers shall dissolve Herter’s, LLC within 90 days after the Closing Date.

ARTICLE VI
NEGATIVE COVENANTS

    Until all obligations of the Banks hereunder to make the Revolving Loans and of the LC Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the LC Bank thereon shall have otherwise been discharged:

    Section 6.1 Merger. No Borrower will merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) nor permit any Subsidiary, except as permitted under Section 6.2, to do any of the foregoing, except that (i) any wholly-owned Subsidiary may merge or consolidate with any Borrower provided that such Borrower is the surviving entity of any such merger or consolidation, (ii) any wholly-owned Subsidiary may merge or consolidate with any other wholly-owned Subsidiary, (iii) any Borrower may merge or consolidate with any other Borrower, or (iv) any Subsidiary that is not a Borrower may merge or consolidate with any Person provided that such Subsidiary is the surviving entity of any such merger or consolidation and immediately after giving effect to any such merger or consolidation no Default or Event of Default shall have occurred and be continuing.

    Section 6.2 Disposition of Assets. No Borrower will, nor will permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

    (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

    (b) sales of unimproved parcels of real estate that are not required or anticipated to be required for any Borrower’s or any Subsidiary’s business purposes;

    (c) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;

    (d) sales or transfers by a wholly-owned Subsidiary of any Borrower to a Borrower or another wholly-owned Subsidiary of a Borrower;

    (e) other dispositions of property during the term of this Agreement whose net book value in the aggregate does not exceed 10% of the Borrowers’ total assets as shown on its balance sheet for fiscal year 2004;

    (f) commercially reasonable securitizations of the assets of WFB;

    (g) the sale or other disposition of (i) Investments that do not constitute Investments in any Borrower or any Subsidiary, and (ii) economic development bonds;

    (h) the sale, merger, consolidation of WFB or all or substantially all of its assets, provided that (i) the Borrowers’ Agent provides written notice to the Administrative Agent not less than ten (10) days prior to the closing of any such transaction, and (ii) at the time of and after giving effect to such transaction the Borrowers shall be in compliance with all of their obligations under the Loan Documents and no Default or Event of Default shall have occurred and be continuing; or

    (i) the sale, merger or consolidation of (A) any Subsidiary that is not a Borrower other than WFB or (B) all or substantially all of the assets of any such Subsidiary, in each case provided that (x) the Borrowers’ Agent provides to the Administrative Agent written notice not less than ten (10) days prior to the closing of any such transaction, (y) the sum of the book value of the assets transferred in any such transactions in any consecutive 365 day period shall not exceed 25% of the consolidated total assets of the Borrowers and the Subsidiaries as of the end of the most recently ended calendar month preceding any such transaction, and (z) at the time of, and after giving effect to, such transaction the Borrowers shall be in compliance with all of its obligations under the Loan Documents and no Default or Event of Default shall have occurred and be continuing.

    Section 6.3 Plans. No Borrower will permit, nor will allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of any Borrower or any Subsidiary; and no Borrower will permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets.

    Section 6.4 Change in Nature of Business. No Borrower will, nor will permit any Subsidiary to, make any material change in the nature of the business of such Borrower or such Subsidiary, as carried on at the date hereof.

    Section 6.5 Subsidiaries. Except as permitted in Sections 6.1 and 6.2, no Borrower will, nor will permit any Subsidiary to, do any of the following: (a) form or enter into any partnership or joint venture where such Borrower or such Subsidiary shall have unlimited liability for the liabilities of the partnership or joint venture; (b) take any action, or permit any Subsidiary to take any action, which would result in a decrease in any Borrower’s or any subsidiary’s ownership interest in any Subsidiary; or (c) form or acquire any Person that would thereby become a Subsidiary unless, immediately upon the closing of such formation or acquisition, such Person shall enter into documents requested by the Administrative Agent to provide that such Person shall be obligated to repay the Loans and other amounts payable under the Loan Documents and otherwise be bound by the terms and conditions of the Loan Documents; provided, however, that any such Person shall not be required to comply with Section 6.5(c) if at the closing of such formation or acquisition the assets of such Person, together with the assets of each other Subsidiary that is not a Borrower, have a value of less than $5,000,000. If at any time after the Closing Date the value of the assets of any Subsidiary that is not a Borrower, together with the value of the assets of each other Subsidiary that is not a Borrower, equals or exceeds $5,000,000, such Subsidiary shall promptly enter into documents requested by the Administrative Agent to provide that such Subsidiary is obligated to repay the Loans and other amounts payable under the Loan Documents and otherwise be bound by the terms and conditions of the Loan Documents.

    Section 6.6 Negative Pledges. Except as may be required by law or regulatory bodies with jurisdiction or as set forth on Schedule 6.6, no Borrower will permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary’s capital stock or (b) make loans or other cash payments to such Borrower. Except as set forth on Schedule 6.6, no Borrower will, nor permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit such Borrower from granting, or otherwise limit the ability of the Borrowers to grant, to the Banks any Lien on any assets or properties of the Borrowers, or (ii) require such Borrower to grant a Lien to any other Person if such Borrower grants any Lien to the Banks.

    Section 6.7 Restricted Payments. No Borrower will make any Restricted Payments, except:

    (a) Restricted Payments by any Borrower to any other Borrower so long as each such Borrower remains a wholly-owned subsidiary of Cabela’s;

    (b) Any other Restricted Payment so long as the aggregate amount of such Restricted Payments for any fiscal year does not exceed 50% of EBITDA for the previous fiscal year.

    Section 6.8 Transactions with Affiliates. No Borrower will, nor will permit any Subsidiary to, enter into any transaction with any Affiliate of such Borrower that is not a Borrower, except upon fair and reasonable terms no less favorable than such Borrower, or such Subsidiary, would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

    Section 6.9 Accounting Changes. No Borrower will, nor will permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year.

    Section 6.10 Subordinated Debt. No Borrower will, nor will permit any Subsidiary to, (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Administrative Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

    Section 6.11 Investments. No Borrower will, nor will permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

    (a) Investments existing on the date of this Agreement and described in Schedule 6.11.

    (b) Travel advances to management personnel and employees in the ordinary course of business not to exceed $1,000,000 in the aggregate at any period of time between the Closing Date and the Revolving Commitment Ending Date.

    (c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

    (d) Certificates of deposit or bankers’ acceptances maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank.

    (e) Time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

    (f) Commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Services, Inc.

    (g) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America with a term of not more than seven (7) days; provided all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System.

    (h) Other readily marketable Investments in debt securities which are reasonably acceptable to the Majority Banks.

    (i) Loans made from time to time from one Borrower to another.

    (j) Loans or deposits by any Borrower or any Subsidiary to or in WFB, provided that such loans or deposits do not exceed $75,000,000 in the aggregate at any time that there are Revolving Outstandings.

    (k) Contributions of capital by any Borrower or any Subsidiary to WFB provided such contributions do not exceed $25,000,000 in any fiscal year or $75,000,000 in the aggregate from the Closing Date through the Termination Date.

    (l) Investments in tax increment financing notes, sales tax bonds, or similar bond instruments where the proceeds of those instruments are used for the sole purpose of (i) construction of or furnishings for a new store, distribution center or other related facility to be used and owned or leased by any Borrower or any Subsidiary, (ii) public infrastructure construction or improvements required in respect of such new store or distribution center construction, (iii) other improvements in a common development of which such new store or distribution center is part, or (iv) legal, underwriting and other fees and expenses incurred by any Borrower or any Subsidiary in connection with such instruments.

    (m) Credit card loans by WFB to the extent and in the amount permitted by WFB’s Articles of Association dated as of November 30, 2000 or retained interest in securitization transactions involving credit card loans originated or acquired by WFB.

    (n) Investments in businesses located in common developments of which a new store owned by any Borrower or any Subsidiary is part provided such Investments are in the form of contributions by such Borrower or such Subsidiary of unimproved parcels of real estate (or improvements to such real estate paid for with tax increment financing notes or sales tax bonds) that are part of such common development but that are not required or anticipated to be required for such new store.

    (o) Investments not to exceed the aggregate sum of the Net Cash Proceeds from the sale or other disposition of Investments that do not constitute Investments in any Borrower or any Subsidiary.

    (p) Auction rate securities, provided that no Borrower shall hold any such auction rate security for more than one year after the acquisition thereof by such Borrower.

    (q) Other Investments (except an Investment by any Borrower or any Subsidiary with respect to WFB) if the consideration therefor does not exceed $10,000,000 for any single Investment or $20,000,000 in the aggregate in any fiscal year.

Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by the Borrowers.

    Section 6.12 Indebtedness. No Borrower will, nor will permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness which would cause or result in a violation of Section 6.16.

    Section 6.13 Liens. No Borrower will, nor will permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by a Borrower or a Subsidiary, except:

    (a) Liens existing on the date of this Agreement and disclosed on Schedule 6.13 hereto.

    (b) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of a Borrower or a Subsidiary.

    (c) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

    (d) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

    (e) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

    (f) Liens securing purchase money Indebtedness of the Borrowers and the Subsidiaries in an aggregate amount not to exceed $10,000,000 on any date of determination.

    (g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrowers or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrowers or a Subsidiary to provide collateral to the depository institution.

    (h) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of a Borrower or a Subsidiary.

    (i) Encumbrances in the nature of financing statements filed by the owner of equipment subject to an Operating Lease.

    (j) The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

    (k) Liens securing floor plan financing for boats and all terrain vehicles in an aggregate amount not to exceed $20,000,000 at any time.

    (l) Any other Liens if the aggregate value therefor does not exceed $10,000,000 at any time.

    Section 6.14 Contingent Liabilities. No Borrower will, nor will permit any Subsidiary to, be or become liable on any Contingent Obligations except (a) Contingent Obligations existing on the date of this Agreement and described on Schedule 6.14, (b) Contingent Obligations for the benefit of the Banks or any Rate Protection Providers and described on Schedule 6.14, (c) Contingent Obligations with respect to Indebtedness of the Borrowers where the proceeds of such Indebtedness are used to purchase tax increment financing notes, sales tax bonds, or similar bond instruments as allowed pursuant to Section 6.11(l) and, for any such Contingent Obligation in an amount in excess of $2,500,000, described on Schedule 6.14, or (d) Contingent Obligations with respect to Deferred Grant Income and other forms of governmental assistance, including grants, bonds and notes, and, for any such Contingent Obligation in an amount in excess of $2,500,000, described on Schedule 6.14.

    Section 6.15 Tangible Net Worth. The Borrowers will not permit the Tangible Net Worth as of any Measurement Date to be less than the sum of (i) $350,000,000 plus (ii) the greater of (x) zero and (y) fifty percent (50%) of the Borrowers’ and the Subsidiaries’ cumulative consolidated net income as determined in accordance with GAAP for each fiscal year ending after the Closing Date.

    Section 6.16 Cash Flow Leverage Ratio. The Borrowers will not permit the Cash Flow Leverage Ratio as of any Measurement Date to be more than 3.00 to 1.00.

    Section 6.17 Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio as of any Measurement Date to be less than 1.50 to 1.00.

    Section 6.18 Loan Proceeds. No Borrower will use, nor will permit any Subsidiary to use, any part of the proceeds of any Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board.

    Section 6.19 Sale and Leaseback Transactions. No Borrower will, nor permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, and thereafter lease such property for the same or a substantially similar purpose or purposes as the property sold or transferred.

    Section 6.20 Intercreditor Agreement. The Borrower shall not fail to deliver to the Administrative Agent, within 45 days after the Closing Date, the Intercreditor Agreement, duly executed by the parties thereto.

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

    Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

    (a) The Borrowers shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Note or any other Obligation required to be made to the Administrative Agent, the LC Bank or any Bank pursuant to this Agreement.

    (b) Any representation or warranty made by or on behalf of the Borrowers or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of the Borrowers or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Administrative Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

    (c) The Borrowers shall fail to comply with Sections 5.2, 5.3 or 5.4 hereof or any Section of Article VI hereof.

    (d) The Borrowers shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest: (i) the date a Borrower or the Borrowers’ Agent gives notice of such failure to the Banks, (ii) the date a Borrower or the Borrowers’ Agent should have given notice of such failure to the Banks pursuant to Section 5.1, or (iii) the date the Administrative Agent or any Bank gives notice of such failure to the Borrowers’ Agent.

    (e) Any Borrower or any Subsidiary with assets of more than $10,000,000 shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of such Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any Borrower or any Subsidiary or for a substantial part of the property thereof and shall not be discharged within 45 days, or any Borrower or any Subsidiary shall make an assignment for the benefit of creditors.

    (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Borrower or any Subsidiary, and, if instituted against any Borrower or any Subsidiary with assets of more than $10,000,000, shall have been consented to or acquiesced in by such Borrower or such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against such Borrower or such Subsidiary.

    (g) Any dissolution or liquidation proceeding shall be instituted by or against any Borrower or any Subsidiary with assets of more than $10,000,000, and, if instituted against any Borrower or any Subsidiary, shall be consented to or acquiesced in by such Borrower or such Subsidiary or shall remain for 45 days undismissed.

    (h) A judgment or judgments for the payment of money in excess of the sum of $5,000,000 in the aggregate shall be rendered against any Borrower or any Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

    (i) The maturity of any material Indebtedness of the Borrowers (other than Indebtedness under this Agreement) or any Subsidiary shall be accelerated, or the Borrowers or any Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrowers shall be deemed “material” if it exceeds $5,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(j) has occurred.

    (j) Any execution or attachment shall be issued whereby any substantial part of the property of any Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

    (k) Any Loan Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary, other than by action or inaction of the Administrative Agent or the Banks if any of the foregoing shall remain unremedied for ten days or more after receipt of notice thereof by the Borrowers’ Agent from the Administrative Agent.

    (l) Any Change of Control shall occur.

    (m) Any Borrower or any Subsidiary shall fail to pay any amount payable in respect of any Rate Protection Agreement when the same becomes due and payable (whether by scheduled payment, termination or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such Rate Protection Agreement.

    Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1 (e), (f) or (g) shall occur with respect to any Borrower, the Commitments and the Swing Line Commitment shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrowers shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Administrative Agent of a request in writing from the Majority Banks, the Administrative Agent shall take any of the following actions so requested: (i) declare the Commitments and Swing Line Commitment terminated, whereupon the Commitments and the Swing Line Commitment shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrowers pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, Eurodollar Rate Advances shall cease to be available and all outstanding Eurodollar Rate Advances shall be converted into Prime Rate Advances upon the expiration of each Interest Period applicable to such Eurodollar Rate Advances, and the Administrative Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

    Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrowers hereby irrevocably authorizes each Bank to set off any Obligations owed to such Bank against all deposits and credits of the Borrowers with, and any and all claims of the Borrowers against, such Bank. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrowers is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrowers’ Agent of its exercise of such setoff right; provided, however, that the failure of such Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

    The following provisions shall govern the relationship of the Administrative Agent with the Banks.

    Section 8.1 Appointment and Authorization. Each Bank appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Administrative Agent shall act as an independent contractor in performing its obligations as Administrative Agent hereunder. The duties of the Administrative Agent shall be mechanical and administrative in nature and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Administrative Agent, any Borrower or the Banks.

    Section 8.2 Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Administrative Agent.

    Section 8.3 Consultation With Counsel. The Administrative Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

    Section 8.4 Loan Documents. The Administrative Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties in any Loan Document or be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

    Section 8.5 USBNA and Affiliates. With respect to its Commitments and the Loans made by it, USBNA shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent consistent with the terms thereof, and USBNA and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers as if it were not the Administrative Agent.

    Section 8.6 Action by Administrative Agent. Except as may otherwise be expressly stated in this Agreement, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Administrative Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Administrative Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

    Section 8.7 Credit Analysis. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrowers in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrowers. Except as explicitly provided herein, the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

    Section 8.8 Notices of Event of Default, Etc. In the event that the Administrative Agent shall have acquired actual knowledge of any Event of Default or Default, the Administrative Agent shall promptly give notice thereof to the Banks. The Administrative Agent shall not be deemed to have knowledge or notice of any Default or Event of Default, except with respect to actual defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.”

    Section 8.9 Indemnification. Each Bank agrees to indemnify the Administrative Agent, as Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to such Bank’s share of the aggregate Revolving Loan Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Borrowers of any of its obligations under this Agreement.

    Section 8.10 Payments and Collections. All funds received by the Administrative Agent in respect of any payments made by the Borrowers on the Revolving Notes, Revolving Commitment Fees or Letter of Credit Fees shall be distributed forthwith by the Administrative Agent among the Banks, in like currency and funds as received, ratably according to each Bank’s Revolving Percentage. After any Event of Default has occurred, all funds received by the Administrative Agent, whether as payments by the Borrowers or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Administrative Agent in the following order: (a) first to the Administrative Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Administrative Agent and each Bank in the proportion that the costs incurred by the Administrative Agent or such Bank bear to the total of all such costs incurred by the Administrative Agent and all Banks; (b) next to the Administrative Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees or Letter of Credit Fees owing by the Borrowers hereunder; (c) next to the Administrative Agent for the account of the Banks (in accordance with their respective Total Percentages) for application to interest on the Notes and any Rate Protection Obligations; (d) next to the Administrative Agent for the account of the Banks (in accordance with their respective Total Percentages) for application to principal on the Notes and any Rate Protection Obligations; and (e) last to the Administrative Agent to be held in the Holding Account to cover any outstanding Letters of Credit.

    Section 8.11 Sharing of Payments. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Bank’s share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker’s lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrowers to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrowers arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrowers to such Bank.

    Section 8.12 Advice to Banks. The Administrative Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrowers by it as Administrative Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrowers directly to each Bank.

Section 8.13 Defaulting Bank.

    (a) Remedies Against a Defaulting Bank. In addition to the rights and remedies that may be available to the Administrative Agent or the Borrowers under this Agreement or applicable law, if at any time a Bank is a Defaulting Bank such Defaulting Bank’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Majority Banks, shall be suspended while such Bank remains a Defaulting Bank. If a Bank is a Defaulting Bank because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrowers may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the overnight Federal Funds rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Bank’s Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Bank upon the default of such Defaulting Bank being cured.

    (b) Purchase from Defaulting Bank. Any Bank that is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank’s Commitments. If more than one Bank exercises such right, each such Bank shall have the right to acquire such proportion of such Defaulting Bank’s Commitments on a pro rata basis. Upon any such purchase, the Defaulting Bank’s interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in Section 9.6, including an Assignment in form acceptable to the Administrative Agent. The purchase price for the Commitments of a Defaulting Bank shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrowers to the Defaulting Bank. The purchaser shall pay to the Defaulting Bank in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Bank hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Bank and the Defaulting Bank by the Administrative Agent at a subsequent date upon receipt of payment of such amounts from the Borrowers). Prior to payment of such purchase price to a Defaulting Bank, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrowers under the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Administrative Agent from or on behalf of the Borrowers. There shall be no recourse against any Bank or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

    Section 8.14 Resignation. If at any time USBNA shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrowers’ Agent a written notification of its resignation as Administrative Agent under this Agreement, such resignation to be effective upon the appointment of a successor Administrative Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Administrative Agent.

ARTICLE IX
MISCELLANEOUS

    Section 9.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrowers; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrowers or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

    (a) Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of the holder of each Note so affected; or

    (b) Increase the amount or extend the time of any Commitment of any Bank, without the consent of such Bank; or

    (c) Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of the Bank affected; or

    (d) Except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Banks; or

    (e) Amend or modify the definition of Majority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

    (f) Amend, modify or waive any provision of Section 2.3 without the written consent of the Majority Banks and Swing Line Bank; or

    (g) Amend, modify or waive any of the foregoing Subsections (a) through (e) of this Section or this Subsection (f) without the consent of all the Banks; or

    (h) Amend, modify or waive any provision of this Agreement relating to the Administrative Agent in its capacity as Administrative Agent without the consent of the Administrative Agent; or

    (i) Amend, modify or waive any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Majority Banks and LC Bank.

    Section 9.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of outside counsel of the Administrative Agent (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Administrative Agent in certain matters) and/or the allocated costs of in-house counsel incurred from time to time in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrowers shall also reimburse the Administrative Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Administrative Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrowers under this Section shall survive any termination of this Agreement.

    Section 9.3 Waivers, etc. No failure on the part of the Administrative Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

    Section 9.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Administrative Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Administrative Agent or such Bank.

    Section 9.5 Taxes. The Borrowers agree to pay, and save the Administrative Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrowers shall survive the termination of this Agreement.

    Section 9.6 Successors and Assigns; Participations; Foreign and Purchasing Banks.

    (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, the Banks, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

    (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in a minimum aggregate amount of $5,000,000 in any Revolving Loan or other Obligation owing to such Bank, any Revolving Note held by such Bank, and any Revolving Commitment of such Bank, or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, (i) such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance thereof, (iii) such Bank shall remain the holder of any such Revolving Note for all purposes under this Agreement, (iv) the Borrowers, the Borrowers’ Agent and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that such Bank will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 9.1(a) - (e) without the prior consent of such Participant. Each Borrower agrees that if amounts outstanding under this Agreement, the Revolving Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Revolving Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in subsection 8.11. Each Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.21, 2.22, 2.23, 2.24 and 9.2 with respect to its participation in the Revolving Commitments and Revolving Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

    (c) Each Bank may, from time to time, with the consent of the Administrative Agent, and the Borrowers’ Agent (none of which consents shall be unreasonably withheld; and if an Event of Default shall have occurred and be continuing, then consent of the Borrowers’ Agent shall not be required) assign to other lenders (each, an “Assignee”) all or part of its rights or obligations hereunder or under any other Loan Document in a minimum aggregate amount of $5,000,000 evidenced by any Revolving Note then held by that Bank, together with equivalent proportions of its Revolving Commitment or the Swing Line Commitment, together with the Swing Line Note, pursuant to a written agreement executed by such assigning Bank, such Assignee(s), the Borrowers’ Agent, and the Administrative Agent in substantially the form of Exhibit C, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes which are to be assigned to each Assignee and the portion of the Revolving Commitment or the Swing Line Commitment of such Bank to be assumed by each Assignee (each, an “Assignment Agreement”); provided, however, that the assigning Bank must pay to the Administrative Agent a processing and recordation fee of $3,500 and, in the case of an assignment of the Swing Line Commitment, such assignment may only be made to a Bank that holds a Commitment hereunder and must be of the entire Swing Line Commitment. Upon the execution of each Assignment Agreement by the assigning Bank, the relevant Assignee, the Borrowers’ Agent, and the Administrative Agent, payment to the assigning Bank by such Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Borrowers’ Agent of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a “Bank” for all purposes of this Agreement with a Revolving Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank under this Agreement, (y) such assigning Bank shall have no further liability for funding the portion of its Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of each Assignment Agreement, the assigning Bank shall surrender to the Administrative Agent the applicable Revolving Note and the Borrowers shall execute and deliver a Revolving Note to the Assignee in the amount of its Revolving Commitment, and a new Revolving Note to the assigning Bank in the amount of its Revolving Commitment, respectively, after giving effect to the reduction occasioned by such assignment, all such Notes to constitute “Revolving Notes” for all purposes of this Agreement and of the other Loan Documents. In the case of the assignment of the Swing Line Commitment, the Assignee shall become the “Swing Line Bank” for all purposes of this Agreement, and the assigning Bank shall assign the Swing Line Note by allonge to the Assignee.

    (d) The Borrowers shall not be liable for any costs incurred by the Banks in effecting any participation under subparagraph (b) of this subsection or by the Banks in effecting any assignment under subparagraph (c) of this subsection.

    (e) Each Bank may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Bank’s possession concerning either Borrower or any of its Subsidiaries (if any) which has been delivered to such Bank by or on behalf of either Borrower or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Bank by or on behalf of either Borrower or any of its Subsidiaries in connection with such Bank’s credit evaluation of such Borrower or any of its Subsidiaries prior to entering into this Agreement, provided that prior to disclosing such information, such Bank shall first obtain the agreement of such prospective Participant to comply with the provisions of Section 9.7.

    (f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

    Section 9.7 Confidentiality of Information. The Administrative Agent and each Bank shall use reasonable efforts to assure that information about the Borrowers and their operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Administrative Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Bank and the Borrowers and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and Administrative Agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Administrative Agent or the Banks under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other then as a result of disclosure by the Administrative Agent or a Bank, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about a Bank investment portfolio in connection with ratings issued with respect to such Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Administrative Agent or any Bank or by any applicable law, rule, regulation or judicial process, the opinion of the Administrative Agent’s or such Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto. Neither the Administrative Agent nor any Bank shall incur any liability to the Borrowers by reason of any disclosure permitted by this Section.

    Section 9.8 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE

GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS AND FEDERAL SAVINGS BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

    Section 9.9 Consent to Jurisdiction. AT THE OPTION OF THE ADMINISTRATIVE AGENT, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR NEBRASKA STATE COURT SITTING IN LANCASTER OR DOUGLAS COUNTY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

    Section 9.10 Waiver of Jury Trial. EACH OF THE BORROWER , THE ADMINISTRATIVE AGENT AND EACH BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

    Section 9.11 Survival of Agreement. All representations, warranties, covenants and agreement made by each Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Borrowers of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrowers under Section 9.2, Section 9.5 and Section 9.12 shall survive payment in full of the Obligations and the termination of the Commitments.

    Section 9.12 Indemnification. The Borrowers hereby agree to defend, protect, indemnify and hold harmless the Administrative Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and Administrative Agents of the Administrative Agent and the Banks and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

    (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document;

    (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise; or

    (c) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with the defense thereof, by the Administrative Agent or any Bank as a result of conduct of any Borrower that violates a sanction enforced by OFAC;

provided, however, that the Borrowers shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

    This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrowers may otherwise have. Without prejudice to the survival of any other obligation of the Borrowers hereunder the indemnities and obligations of the Borrowers contained in this Section shall survive the payment in full of the other Obligations.

    Section 9.13 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

    Section 9.14 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrowers, the Administrative Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

    Section 9.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

    Section 9.16 Borrowers Acknowledgements. Each Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Administrative Agent nor any Bank has any fiduciary relationship to such Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between such Borrower and the Administrative Agent or any Bank, and (d) neither the Administrative Agent nor any Bank undertakes any responsibility to such Borrower to review or inform such Borrower of any matter in connection with any phase of the business or operations of such Borrower and such Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, such Borrower by the Administrative Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.

    Section 9.17 Appointment of and Acceptance by Borrowers’ Agent. Each Borrower hereby appoints and authorizes the Borrowers’ Agent to take such action as its Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Borrowers’ Agent by the terms thereof, together with such power that are reasonably incidental thereto, and Cabela’s hereby accepts such appointment.

    Section 9.18 Relationship Among Borrowers.

    (a) JOINT AND SEVERAL LIABILITY. EACH BORROWER AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER BORROWER, FOR THE PAYMENT OF ALL OBLIGATIONS OF THE BORROWERS UNDER THIS AGREEMENT, AND THAT THE BANKS AND THE ADMINISTRATIVE AGENT CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY OR ALL BORROWERS, IN THE BANKS’ OR THE ADMINISTRATIVE AGENT’S SOLE AND UNLIMITED DISCRETION.

    (b) Waivers of Defenses. The obligations of the Borrowers hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of the Banks hereunder to make the Revolving Loans, the Swing Line Bank to make the Swing Line Loans and of the Administrative Agent to issue Letters of Credit shall have expired or been terminated and all outstanding Letters of Credit shall have expired or the liability of the Administrative Agent thereon shall have otherwise been discharged. The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of each Borrower and that the covenants, agreements and all obligations of each Borrower hereunder be absolute, unconditional and irrevocable. Each Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.

    (c) Other Transactions. The Banks and the Administrative Agent are expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrowers or by any other Person on behalf of the Borrowers, or to forward or deliver any or all such collateral and security directly to the Borrowers for collection and remittance or for credit. No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Borrowers’ obligations under this Agreement. The liabilities of each Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of any Bank or the Administrative Agent to realize upon any of the Obligations of any other Borrower to the Banks or the Administrative Agent, or upon any collateral or security for any or all of the Obligations, nor by the taking by any Bank or the Administrative Agent of (or the failure to take) any guaranty or guaranties to secure the Obligations, nor by the taking by any Bank or the Administrative Agent of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind. No act or omission of any Bank or the Administrative Agent, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Borrower, shall affect or impair the obligations of the Borrowers hereunder.

    (d) Actions Not Required. Each Borrower, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets of any other Borrower or any other action by any court or other governmental body with respect thereto or to cause any Bank or the Administrative Agent to proceed against any security for the Obligations or any other recourse which any Bank or the Administrative Agent may have with respect thereto and further waives any and all requirements that any Bank or the Administrative Agent institute any action or proceeding at law or in equity, or obtain any judgment, against any other Borrower or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, such Borrower under this Agreement.

    (e) No Subrogation. Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by any Bank or the Administrative Agent, such Borrower shall not be entitled to be subrogated to any of the rights of any Bank or the Administrative Agent against any other Borrower or any other guarantor or any collateral security or guaranty or right of offset held by any Bank or the Administrative Agent for the payment of the Obligations, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Banks and the Administrative Agent by the Borrowers on account of the Obligations are irrevocably paid in full. If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by that Borrower in trust for the Banks and the Administrative Agent, segregated from other funds of that Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

    (f) Application of Payments. Any and all payments upon the Obligations made by the Borrowers or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Banks on such items of the Obligations as the Banks may elect.

    (g) Recovery of Payment. If any payment received by the Banks or the Administrative Agent and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Obligations as fully as if such application had never been made. References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

    (h) Borrowers’ Financial Condition. Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Bank. The Banks and the Administrative Agent shall have no obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of the Bank’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Borrowers.

    (i) Bankruptcy of the Borrowers. Each Borrower expressly agrees that, to the extent permitted by applicable law, the liabilities and obligations of that Borrower under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Borrower under this Agreement, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Borrower.

    (j) Limitation; Insolvency Laws. As used in this Section 9.18(j): (a) the term “Applicable Insolvency Laws” means the laws of the United States of America or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United States Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Borrower, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by any Borrower securing the Obligations, in whole or in part. Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Borrower, this Agreement or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Borrower, only to the maximum extent that would not cause this Agreement or such Specified Lien to be subject to avoidance, recovery or unenforceability. To the extent that any payment to, or realization by, the Banks or the Administrative Agent on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Borrower. This Section is intended solely to reserve the rights of the Banks and the Administrative Agent hereunder against each Borrower, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

    Section 9.19 USA Patriot Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

    Section 9.20 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Bank.

    Section 9.21 Effect of Existing Credit Agreement. This Agreement amends and restates the Existing Credit Agreement in its entirety, provided that the obligations of the Borrowers incurred under the Existing Credit Agreement shall continue under this Agreement, and shall not in any circumstances be terminated, extinguished or discharged hereby or thereby but shall hereafter be governed by the terms of this Agreement.

[The remainder of this page intentionally left blank.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CABELA’S INCORPORATED

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Vice President and CFO

CABELA’S CATALOG, INC.

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

CABELA’S MARKETING AND BRAND
MANAGEMENT, INC.

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Vice President, Secretary and Treasurer

CABELA’S RETAIL, INC.

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

CABELA’S OUTDOOR ADVENTURES,
INC.

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

CABELAS.COM, INC.

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

S-1 to Amended and Restated Credit Agreement

CABELA’S WHOLESALE, INC.

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

CABELA’S VENTURES, INC.

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

VAN DYKE SUPPLY COMPANY, INC.

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

WILD WINGS, LLC

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

CABELA’S LODGING, LLC

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

CABELA’S RETAIL LA, LLC

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

S-2 to Amended and Restated Credit Agreement

CABELA’S TROPHY PROPERTIES, LLC.

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

ORIGINAL CREATIONS, LLC

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

CABELA’S RETAIL TX, L.P.

By: Cabela’s Retail GP, LLC
Its: General Partner

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

CABELA’S RETAIL GP, L.P.

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

CRLP, LLC

By:	/s/ Ralph W. Castner
Name: Ralph W. Castner
Title: Secretary and Treasurer

S-3 to Amended and Restated Credit Agreement

Commitment Amount
Revolving	Swing Line
$85,000,000	$20,000,000 U.S. BANK NATIONAL ASSOCIATION, in its
Initial Revolving	individual corporate capacity and as Administrative
Percentage	Agent
26.153846153848%
	By:	/s/ James M. Williams
Name: James M. Williams
Title: Vice President

Address for Administrative Agent:
Attention: Stephen E. Carlton
U.S. Bank Capital Markets
Mail Location: MK-WI-J3SM
777 East Wisconsin Avenue
Milwaukee, WI 53202

Address for Bank:
Attention: James M. Williams
233 South 13th Street
9th Floor, NELT0911
Lincoln, NE 68508

S-4 to Amended and Restated Credit Agreement

Commitment Amount
Revolving
$50,000,000	LASALLE BANK NATIONAL ASSOCIATION
Initial Revolving
Percentage	By:	/s/ Darren L. Lemkau
15.384615384615%	Name: Darren L. Lemkau
Title: First Vice President

Address:
Attention: Darren L. Lemkau
Republic Plaza
370 17th Street, Suite 3590
Denver, CO 80202

S-5 to Amended and Restated Credit Agreement

Commitment Amount
Revolving
$50,000,000	WACHOVIA BANK, NATIONAL ASSOCIATION
Initial Revolving
Percentage	By:	/s/ Michael Jordan
15.384615384615%	Name: Michael Jordan
Title: Managing Director

Address:
Attention: Katie Riley
301 South College Street
Mailcode NC0760
Charlotte, NC 28288

S-6 to Amended and Restated Credit Agreement

Commitment Amount
Revolving
$30,000,000	COMERICA BANK
Initial Revolving
Percentage	By:	/s/ Timothy H. O’Rourke
9.230769230769%	Name: Timothy H. O'Rourke
Title: Vice President

Address:
Attention: Timothy H. O’Rourke
U.S. Banking-Midwest II
500 Woodward Ave. - M.C. 3269
Detroit, MI 48226

S-7 to Amended and Restated Credit Agreement

Commitment Amount
Revolving
$50,000,000	WELLS FARGO BANK,
Initial Revolving	NATIONAL ASSOCIATION
Percentage
15.384615384615%	By:	/s/ Bill K. Weber
Name: Bill K. Weber
Title: Vice President

Address:
Attention: Bill K. Weber
Wells Fargo Center
1248 “O” Street
Lincoln, NE 68508

S-8 to Amended and Restated Credit Agreement

Commitment Amount
Revolving
$30,000,000	JPMORGAN CHASE BANK, N.A.
Initial Revolving
Percentage	By:	/s/ Teri Streusand
9.230769230769%	Name: Teri Streusand
Title: Vice President

Address:
Attention: Teri Streusand
JPMorgan Chase Bank, N.A.
270 Park Ave., 4th Floor
New York, NY 10021

S-9 to Amended and Restated Credit Agreement

Commitment Amount
Revolving
$30,000,000	SOVEREIGN BANK
Initial Revolving
Percentage	By:	/s/ Keith Cornwall
9.230769230769%	Name: Keith Cornwall
Title: Vice President

Address:
Attention: Keith Cornwall
601 Penn St.
10-6438-CM9
Reading, PA 19601

S-10 to Amended and Restated Credit Agreement

Exhibit A-1-1

EXHIBIT A-1 TO
SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

REVOLVING NOTE

$[ ]	[date]
Minneapolis, Minnesota

    FOR VALUE RECEIVED, CABELA’S INCORPORATED, a Delaware corporation, CABELA’S RETAIL, INC., a Nebraska corporation, VAN DYKE SUPPLY COMPANY, INC., a South Dakota corporation, CABELA’S VENTURES, INC., a Nebraska corporation, CABELA’S OUTDOOR ADVENTURES, INC., a Nebraska corporation, CABELA’S CATALOG, INC., a Nebraska corporation, CABELA’S WHOLESALE, INC., a Nebraska corporation, CABELA’S MARKETING AND BRAND MANAGEMENT, INC., a Nebraska corporation, CABELAS.COM, INC., a Nebraska corporation, WILD WINGS, LLC, a Minnesota limited liability company, CABELA’S LODGING, LLC, a Nebraska limited liability company, CABELA’S RETAIL LA, LLC, a Nebraska limited liability company, CABELA’S TROPHY PROPERTIES, LLC, a Nebraska limited liability company, ORIGINAL CREATIONS, LLC, a Minnesota limited liability company, CABELA’S RETAIL TX, L.P., a Nebraska limited partnership, CABELA’S RETAIL GP, LLC, a Nebraska limited liability company, and CRLP, LLC, a Nebraska limited liability company, jointly and severally hereby promise to pay to the order of [            ] (the “Bank”) at the main office of U.S. Bank National Association in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Termination Date, the principal amount of [     ] DOLLARS AND NO CENTS ($[      ]) or, if less, the aggregate unpaid principal amount of the Revolving Loans made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and (A) with respect to Prime Rate Advances, a year of 365 or 366 days, as the case may be, or (B) with respect to all other types of Advances, a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

    This note is one of the Revolving Notes referred to in the Second Amended and Restated Credit Agreement dated as of ____________, 2005 (as the same may hereafter be from time to time amended, restated or otherwise modified, the “Credit Agreement”) among the undersigned, the Bank and the other banks named therein. This note is subject to acceleration upon the terms provided in said Credit Agreement.

Exhibit A-1-2

    This note amends and restates an existing Revolving Note dated May 6, 2004, in the original principal amount of $[                   ] issued by the undersigned to the order of the Bank (the “Prior Note”). It is expressly intended, understood and agreed that this note shall replace the Prior Note as evidence of such indebtedness of undersigned to the Bank, and such indebtedness if the undersigned to the Bank heretofore represented by the Prior Note, as of the date hereof, shall be considered outstanding hereunder from and after the date hereof and shall not be considered paid (nor shall the undersigned’s obligation to pay the same be considered discharged or satisfied) as a result of the issuance of this note.

    In the event of default hereunder, each undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. Each undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

Exhibit A-1-3

    THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

CABELA’S INCORPORATED

By:
Name:
Title:

CABELA’S RETAIL, INC.

By:
Name:
Title:

VAN DYKE SUPPLY COMPANY, INC.

By:
Name:
Title:

CABELA’S VENTURES, INC.

By:
Name:
Title:

CABELA’S OUTDOOR ADVENTURES, INC.

By:
Name:
Title:

CABELA’S CATALOG, INC.

By:
Name:
Title:

Exhibit A-1-4

CABELA’S WHOLESALE, INC.

By:
Name:
Title:

CABELA’S MARKETING AND BRAND
MANAGEMENT, INC.

By:
Name:
Title:

CABELAS.COM, INC.

By:
Name:
Title:

WILD WINGS, LLC

By:
Name:
Title:

CABELA’S LODGING, LLC

By:
Name:
Title:

CABELA’S RETAIL LA, LLC

By:
Name:
Title:

Exhibit A-1-5

CABELA’S TROPHY PROPERTIES, LLC

By:
Name:
Title:

ORIGINAL CREATIONS, LLC

By:
Name:
Title:

CABELA’S RETAIL TX, L.P.

By:
Name:
Title:

CABELA’S RETAIL GP, LLC

By:
Name:
Title:

CRLP, LLC
By:
Name:
Title:

Exhibit A-2-1

EXHIBIT A-2 TO
SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

SWING LINE NOTE

$20,000,000	[date]
Minneapolis, Minnesota

    FOR VALUE RECEIVED, CABELA’S INCORPORATED, a Delaware corporation, CABELA’S RETAIL, INC., a Nebraska corporation, VAN DYKE SUPPLY COMPANY, INC., a South Dakota corporation, CABELA’S VENTURES, INC., a Nebraska corporation, CABELA’S OUTDOOR ADVENTURES, INC., a Nebraska corporation, CABELA’S CATALOG, INC., a Nebraska corporation, CABELA’S WHOLESALE, INC., a Nebraska corporation, CABELA’S MARKETING AND BRAND MANAGEMENT, INC., a Nebraska corporation, CABELAS.COM, INC., a Nebraska corporation, WILD WINGS, LLC, a Minnesota limited liability company, CABELA’S LODGING, LLC, a Nebraska limited liability company, CABELA’S RETAIL LA, LLC, a Nebraska limited liability company, CABELA’S TROPHY PROPERTIES, LLC, a Nebraska limited liability company, ORIGINAL CREATIONS, LLC, a Minnesota limited liability company, CABELA’S RETAIL TX, L.P., a Nebraska limited partnership, CABELA’S RETAIL GP, LLC, a Nebraska limited liability company, and CRLP, LLC, a Nebraska limited liability company, jointly and severally hereby promise to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”) at the office of U.S. BANK, NATIONAL ASSOCIATION located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to), on the Termination Date the principal sum of TWENTY MILLION DOLLARS AND NO/CENTS ($20,000,000), or, if less, the aggregate unpaid principal amount of all Swing Line Loans made by the Bank pursuant to the Credit Agreement. Each Borrower further agrees to pay interest accrued on the unpaid principal amount outstanding hereunder from time to time from the date hereof in like money at such office at the rates and on the dates specified in the Credit Agreement together with all other costs, fees and expenses as provided in the Credit Agreement.

    This note is the Swing Line Note referred to in the Second Amended and Restated Credit Agreement dated as of ___________, 2005 (as the same may hereafter be from time to time amended, restated or otherwise modified, the “Credit Agreement”) among the undersigned, the Bank and the other banks named therein. This note is subject to acceleration upon the terms provided in said Credit Agreement.

Exhibit A-2-2

    This note amends and restates an existing Swing Line Note dated May 6, 2004, in the original principal amount of $10,000,000 issued by the undersigned to the order of the Bank (the “Prior Note”). It is expressly intended, understood and agreed that this note shall replace the Prior Note as evidence of such indebtedness of undersigned to the Bank, and such indebtedness of the undersigned to the Bank heretofore represented by the Prior Note, as of the date hereof, shall be considered outstanding hereunder from and after the date hereof and shall not be considered paid (nor shall the undersigned’s obligation to pay the same be considered discharged or satisfied) as a result of the issuance of this note.

    In the event of default hereunder, each undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. Each undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

Exhibit A-2-3

    THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

CABELA’S INCORPORATED

By:
Name:
Title:

CABELA’S RETAIL, INC.

By:
Name:
Title:

VAN DYKE SUPPLY COMPANY, INC.

By:
Name:
Title:

CABELA’S VENTURES, INC.

By:
Name:
Title:

CABELA’S OUTDOOR ADVENTURES, INC.

By:
Name:
Title:

CABELA’S CATALOG, INC.

By:
Name:
Title:

Exhibit A-2-4

CABELA’S WHOLESALE, INC.

By:
Name:
Title:

CABELA’S MARKETING AND BRAND
MANAGEMENT, INC.

By:
Name:
Title:

CABELAS.COM, INC.

By:
Name:
Title:

WILD WINGS, LLC

By:
Name:
Title:

CABELA’S LODGING, LLC

By:
Name:
Title:

CABELA’S RETAIL LA, LLC

By:
Name:
Title:

Exhibit A-2-5

CABELA’S TROPHY PROPERTIES, LLC

By:
Name:
Title:

ORIGINAL CREATIONS, LLC

By:
Name:
Title:

CABELA’S RETAIL TX, L.P.

By:
Name:
Title:

CABELA’S RETAIL GP, LLC

By:
Name:
Title:

CRLP, LLC

By:
Name:
Title:

Exhibit B-1

EXHIBIT B TO
SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

[FORM OF COMPLIANCE CERTIFICATE]

To: U.S. Bank National Association:

THE UNDERSIGNED HEREBY CERTIFIES THAT:

    (1) I am the duly elected Chief Financial Officer of Cabela’s Incorporated, the agent for Cabela’s Incorporated, Cabela’s Retail, Inc., Van Dyke Supply Company, Inc., Cabela’s Ventures, Inc., Cabela’s Outdoor Adventures, Inc., Cabela’s Catalog, Inc., Cabela’s Wholesale, Inc., Cabela’s Marketing and Brand Management, Inc., Cabelas.com, Inc., Wild Wings, LLC, Cabela’s Lodging, LLC, Cabela’s Retail LA, LLC, Cabela’s Trophy Properties, LLC, Original Creations, LLC, Cabela’s Retail TX, L.P., Cabela’s Retail GP, LLC and CRLP, LLC (collectively, the “Borrowers”);

    (2) I have reviewed the terms of the Second Amended and Restated Credit Agreement dated as of ______________, 2005, among the Borrowers, U.S. Bank National Association and certain Banks named therein (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers during the accounting period covered by the Attachment hereto;

    (3) The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking or proposes to take with respect to each such condition or event are as follows:

    The foregoing certification, together with the computations in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ____________, ______ pursuant to Section 5.1(c) of the Credit Agreement.

CABELA’S INCORPORATED,
as Borrowers’ Agent

By
Name
Title

Exhibit B-2

ATTACHMENT TO COMPLIANCE CERTIFICATE
AS OF ______________, ____WHICH PERTAINS
TO THE PERIOD FROM ________________, ______
TO ________________, _______

Tangible Net Worth (Section 6.15)

A.	Tangible Net Worth for current
	fiscal year	$___________

B.	Minimum Tangible Net Worth:

$350,000,000

plus

the greater of

(i) zero

and

(ii)

Borrowers’ and Subsidiaries consolidated
net income for each fiscal year ending
	after the Closing Date	$___________
times
	Fifty Percent (50%)	$___________

	TOTAL		$___________

Cash Flow Leverage Ratio (Section 6.16)

A.	Maximum Cash Leverage Ratio	3.00 to 1.00

B.	Cash Flow Leverage Ratio:

	Adjusted Coverage Indebtedness	$___________

to

Exhibit B-3

EBITDA for the twelve month period
	ending on such Measurement Date	$___________

	RATIO:		____ to 1.00

Fixed Charge Coverage Ratio (Section 6.17)

A.	Minimum Fixed Charge
	Coverage Ratio	1.50 to 1.00

B.	Fixed Charge Coverage Ratio:

EBITR minus the sum of (i) any
cash dividends and (ii) tax expenses
of the Borrowers and the Subsidiaries
paid in cash, in each case for the twelve
month period ending on such
	Measurement Date	$___________

to

the sum of (i) Interest Expense,
(ii) all required principal payments
with respect to Coverage Indebtedness
of the Borrowers and the Subsidiaries
except WFB (including but not limited
to all payments with respect to Capitalized
Lease Obligations but excluding payments
in respect of Revolving Loans), and (iii)
Operating Lease Obligations of the Borrowers
and the Subsidiaries except WFB, in each
case for the twelve month period ending on
	such Measurement Date	$___________

	RATIO:	____ to 1.00

Exhibit C-1

EXHIBIT C TO
SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

ASSIGNMENT AGREEMENT

    ASSIGNMENT AGREEMENT (the “Agreement”), dated as of [___, ____] among [_____________] (the “Transferor Bank”), [_____________] (the “Purchasing Bank”), Cabela’s Incorporated, a Delaware corporation (“Borrowers’ Agent”), and U.S. Bank National Association, as Agent for the Banks under the Credit Agreement described below (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

    WHEREAS, this Agreement is being executed and delivered in accordance with Section 9.6 of the Second Amended and Restated Credit Agreement, dated as of _________, 2005, among Borrowers’ Agent, CABELA’S RETAIL, INC., a Nebraska corporation, VAN DYKE SUPPLY COMPANY, INC., a South Dakota corporation, CABELA’S VENTURES, INC., a Nebraska corporation, CABELA’S OUTDOOR ADVENTURES, INC., a Nebraska corporation, CABELA’S CATALOG, INC., a Nebraska corporation, CABELA’S WHOLESALE, INC., a Nebraska corporation, CABELA’S MARKETING AND BRAND MANAGEMENT, INC., a Nebraska corporation, CABELAS.COM, INC., a Nebraska corporation, WILD WINGS, LLC, a Minnesota limited liability company, CABELA’S LODGING, LLC, a Nebraska limited liability company, CABELA’S RETAIL LA, LLC, a Nebraska limited liability company, CABELA’S TROPHY PROPERTIES, LLC, a Nebraska limited liability company, ORIGINAL CREATIONS, LLC, a Minnesota limited liability company, CABELA’S RETAIL TX, L.P., a Nebraska limited partnership, CABELA’S RETAIL GP, LLC, a Nebraska limited liability company, and CRLP, LLC, a Nebraska limited liability company (each, a “Borrower” and collectively, the “Borrowers”), the Transferor Bank and the other Banks party thereto and the Administrative Agent (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement”; terms defined therein being used herein as therein defined);

    WHEREAS, the Purchasing Bank wishes to become a Bank party to the Credit Agreement; and

    WHEREAS, the Transferor Bank is selling and assigning to the Purchasing Bank rights, obligations and commitments under the Credit Agreement;

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1. Upon the execution and delivery of this Agreement by the Purchasing Bank, the Transferor Bank, the Administrative Agent and the Borrowers’ Agent, the Purchasing Bank shall be a Bank party to the Credit Agreement for all purposes thereof.

    2. Effective on [__________, _______] (the “Effective Date”), the Transferor Bank hereby sells and assigns to the Purchasing Bank its Revolving Commitment equal to $[__________] (the “Assignment Amount”) of the principal amount of and all interest accrued on its Revolving Loans outstanding under the Credit Agreement. Together with the Assignment Amount, the Transferor Bank hereby assigns to the Purchasing Bank the Transferor Bank’s interest as a Bank in the Loan Documents (the Revolving Commitment, the Assignment Amount, such Revolving Loans and such interest in the Loan Documents being hereinafter referred to as the “Assigned Interest”). The Purchasing Bank hereby assumes the Assigned Interest and the Transferor Bank’s related obligations under the Loan Documents.

Exhibit C-2

    3. On the Effective Date, the Purchasing Bank shall pay to the Transferor Bank a purchase price (the “Purchase Price”) equal to the outstanding principal amount of the Revolving Loans included in the Assigned Interest as of the day preceding the Effective Date. The Transferor Bank acknowledges receipt from the Purchasing Bank of an amount equal to the Purchase Price.

    4. All interest and Revolving Commitment Fees accrued on the Assigned Interest for the billing period in which the Effective Date falls shall be paid to the Administrative Agent as provided in the Credit Agreement, and distributed by the Administrative Agent (a) with respect to amounts accrued before the Effective Date, to the Transferor Bank and (b) with respect to amounts accrued on or after the Effective Date, to the Purchasing Bank. The Transferor Bank has made arrangements with the Purchasing Bank with respect to the portion, if any, to be paid by the Transferor Bank to the Purchasing Bank of other fees heretofore received by the Transferor Bank pursuant to the Credit Agreement.

    5. Subject to the provisions of paragraph 4 above, from and after the Effective Date, principal, interest, fees and other amounts that would otherwise be payable to or for the account of the Transferor Bank pursuant to the Credit Agreement and the other Loan Documents in respect of the Assigned Interest shall, instead, be payable to or for the account of the Purchasing Bank pursuant to the Credit Agreement. Each time the Banks are asked, from and after the Effective Date, to make Revolving Loans or otherwise extend credit under the Loan Documents, the Administrative Agent shall advise the Purchasing Bank, as provided in the Credit Agreement, of the request, and the Purchasing Bank shall be solely responsible for making a Revolving Loan or otherwise extending credit in accordance with its Assigned Interest.

    6. Concurrently with the execution and delivery hereof, (i) the Borrower and the Purchasing Bank shall make appropriate arrangements so that a new Revolving Note is issued to the Purchasing Bank, (ii) as and to the extent provided in the Credit Agreement, the Administrative Agent shall prepare and distribute to the Borrower and the Banks a revised schedule of the Revolving Commitment, Revolving Loans and Revolving Percentage of each Bank, in each case after giving effect to the assignment of the Assigned Interest, and (iii) the Transferor Bank shall pay to the Administrative Agent a processing and recordation fee of $3,500, if required under Section 9.6 of the Credit Agreement.

    7. The Transferor Bank (a) represents and warrants to the Purchasing Bank that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) represents and warrants to the Purchasing Bank that the copies of the Loan Documents and the related agreements, certificates, opinion and letters previously delivered to the Purchasing Bank are true and correct copies of the Loan Documents and related agreements, certificates, opinion and letters executed by and/or delivered in connection with the closing of the credit facility contemplated by the Credit Agreement; (c) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto; and (d) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, or the performance or observance by the Borrowers or any other Person of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

Exhibit C-3

    8. The Purchasing Bank (a) confirms to the Transferor Bank and the Administrative Agent that it has received a copy of the Loan Documents together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) acknowledges that it has, independently and without reliance upon the Transferor Bank, the Administrative Agent or any Bank and instead in reliance upon its own review of such documents and information as the Purchasing Bank deemed appropriate, made its own credit analysis and decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Transferor Bank, the Administrative Agent or any Bank, and based on such documents and information as the Purchasing Bank shall deem appropriate at the time, continue to make its own credit decision in taking or not taking action under the Loan Documents; and (c) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by the Purchasing Bank as a Bank under the Credit Agreement.

    9. The Transferor Bank and the Purchasing Bank each individually represents and warrants that (a) it is validly existing and in good standing and has all requisite power to enter into this Agreement and to carry out the provisions hereof and has duly authorized the execution and delivery of this Agreement; (b) the execution and delivery of this Agreement and the performance of the obligations hereunder do not violate any provision of law, any order, rule or regulation of any court or governmental agency or its charter, articles of incorporation or bylaws or constitute a default under any agreement or other instrument to which it is a party or by which it is bound; and (c) it has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

    10. Each of the parties to this Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Agreement.

    11. The address for notices to the Purchasing Bank as well as administrative information with respect to the Purchasing Bank is as set out on the signature page of this Agreement.

    12. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEBRASKA.

Exhibit C-4

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

[_____________],
Transferor Bank\

By:

Name:
Title:

[_____________],
Purchasing Bank

By:
Name:
Title:

Applicable Lending Office and address for
notices:

[Name of Purchasing Bank]
[Attention:
Telephone:
Fax:	]

U.S. BANK NATIONAL
ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Consented and Acknowledged: 1

CABELA’S INCORPORATED,
as Borrowers’ Agent

By:
Name:

____________________
1 To the extent required by Section 9.6 of the Credit Agreement.

Exhibit D-1 EXHIBIT D TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF

SECOND AMENDED AND RESTATED INTERCREDITOR AGREEMENT

Dated as of _________, 2005

Among
United of Omaha Life Insurance Company,
Companion Life Insurance Company
and
Mutual of Omaha Insurance Company
(THE “1995 NOTEHOLDERS”)

AND

Jackson National Life Insurance Company,
Jackson National Life Insurance Company of New York,
The Prudential Assurance Company Limited,
AIG SunAmerica Life Assurance Company
First SunAmerica Life Insurance Company,
General Electric Capital Assurance Company,
GE Life and Annuity Assurance Company,
Teachers Insurance and Annuity Association of America,
TIAA-CREF Life Insurance Company
Nationwide Life Insurance Company,
Nationwide Life and Annuity Insurance Company,
Provident Mutual Life Insurance Company,
Pacific Life Insurance Company,
Massachusetts Mutual Life Insurance Company,
C.M. Life Insurance Company,
MassMutual Asia Limited
and
Principal Life Insurance Company
(THE “2002 NOTEHOLDERS”)

AND

U.S. Bank National Association,
Wachovia Bank, National Association,
LaSalle Bank National Association,
Comerica Bank,

Exhibit D-2

Wells Fargo Bank, National Association, Sovereign Bank and JPMorgan Chase Bank, N.A. (THE “BANKS”) AND U.S. Bank National Association, as Collateral Agent (THE “COLLATERAL AGENT”)

Exhibit D-3

Exhibit D-4

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-5

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

     SECOND AMENDED AND RESTATED INTERCREDITOR AGREEMENT dated for convenience as of ____________, 2005 between (i) United of Omaha Life Insurance Company, Companion Life Insurance Company and Mutual of Omaha Insurance Company (collectively, the “1995 Noteholders”) as parties to the 1995 Note Agreements (as hereinafter defined), (ii) Jackson National Life Insurance Company, Jackson National Life Insurance Company of New York, The Prudential Assurance Company Limited, AIG SunAmerica Life Assurance Company, First SunAmerica Life Insurance Company, General Electric Capital Assurance Company, GE Life and Annuity Assurance Company, Teachers Insurance and Annuity Association of America, TIAA-CREF Life Insurance Company, Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, Provident Mutual Life Insurance Company, Pacific Life Insurance Company, Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, MassMutual Asia Limited and Principal Life Insurance Company (collectively, the “2002 Noteholders”) as parties to the 2002 Note Agreements (as hereinafter defined), (iii) LaSalle Bank National Association (“LaSalle”), Wachovia Bank, National Association (“Wachovia”), U.S. Bank National Association (“U.S. Bank”), Comerica Bank (“Comerica”), Wells Fargo Bank, National Association (“Wells Fargo”), Sovereign Bank (“Sovereign”) and JPMorgan Chase Bank, N.A. (“JPMorgan”), and, together with LaSalle, Wachovia, U.S. Bank, Comerica, Wells Fargo and Sovereign, individually, a “Bank,” and, collectively, the “Banks”, as parties to the New Bank Agreement (as hereinafter defined), (iv) U.S. Bank National Association, as Collateral Agent (the “Collateral Agent”).

RECITALS:

     A. Cabela’s Incorporated, a Delaware corporation (the “Company”), entered into the separate Note Agreements dated as of January 1, 1995 (collectively, the “Original Note Agreements”) with each of the 1995 Noteholders, pursuant to which the Company heretofore issued and sold to the 1995 Noteholders (i) $10,000,000 in aggregate principal amount of its 8.79% Senior Notes, Series A, due January 1, 2007 (the “1995 Series A Notes”), (ii) $5,000,000 in aggregate principal amount of its 9.01% Senior Notes, Series B, due January 1, 2007 (the “1995 Series B Notes”), and (iii) $5,000,000 in aggregate principal amount of its 9.19% Senior Notes, Series C, due January 1, 2010 (the “1995 Series C Notes”) (the Series A Notes, the Series B Notes and the Series C Notes being collectively the “1995 Notes”).

     B. The Company and certain of the Banks entered into a Credit Agreement dated as of October 9, 2001 with the borrowers thereunder consisting of the Company and the following Subsidiaries of the Company (such Subsidiaries being “Original Co-Obligor Subsidiaries”, and such Original Co-Obligor Subsidiaries, together with the Company, the “Original Obligors”): (i) Cabela’s Catalog, Inc., (ii) Cabela’s Promotions, Inc., (iii) Cabela’s Retail, Inc., (iv) Cabela’s Outdoor Adventures, Inc., (v) Cabelas.com, Inc., (vi) Cabela’s Wholesale, Inc., (vii) Cabela’s Ventures, Inc. and (viii) Van Dyke Supply Company, Inc. The Company and certain of the Banks entered into an Amended and Restated Credit Agreement dated as of May 6, 2004 (the “2004 Bank Agreement”) with the borrowers thereunder consisting of the Company and the following Subsidiaries of the Company (such Subsidiaries being “2004 Co-Obligor Subsidiaries”, and such 2004 Co-Obligor Subsidiaries, together with the Company, the “2004 Obligors”): (i) Cabela’s Retail, Inc., (ii) Van Dyke Supply Company, Inc., (iii) Cabela’s Venture, Inc., (iv) Cabela’s Outdoor Adventures, Inc., (v) Cabela’s Catalog, Inc., (vi) Cabela’s Wholesale, Inc., (vii) Cabela’s Marketing and Brand Management, Inc., (viii) Cabelas.com, Inc., (ix) Wild Wings, LLC, (x) Cabela’s Lodging, LLC, (xi) Herter’s, LLC, (xii) Cabela’s Trophy Properties, LLC, and (xiii) Original Creations, LLC. The Obligors (as hereinafter defined) and the Banks intend to amend and restate the 2004 Bank Agreement by entering into a Second Amended and Restated Credit Agreement dated as of _________, 2005 (the “New Bank Agreement”) in which Cabela’s Retail LA, LLC, a Nebraska limited liability company (“Cabela’s LA”), Cabela’s Retail TX, L.P., a Nebraska limited partnership (“Cabela’s TX”), Cabela’s Retail GP, LLC, a Nebraska limited liability company (“Cabela’s GP”), CRLP, LLC, a Nebraska limited liability company (“CRLP” and together with Cabela’s LA, Cabela’s TX, Cabela’s GP and the 2004 Obligors (except Herter’s, LLC), are collectively, the “Obligors”) will become additional borrowers under the New Bank Agreement. The Obligors are sometimes referred to as “Borrowers” under the New Bank Agreement.

1

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-6

     C. The Company and the 1995 Noteholders amended the Original Note Agreements pursuant to the terms of Amendment No. 1 dated as of June 30, 1997 (“Amendment No. 1”), Amendment No. 2 dated as of September 1, 2000 (“Amendment No. 2”), Amendment No. 3 dated as of October 9, 2001 (“Amendment No. 3”), Amendment No. 4 dated as of September 5, 2002 (“Amendment No. 4”) and Amendment No. 5 dated as of May 5, 2004 (“Amendment No. 5”) (the Original Note Agreements, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5 being collectively, the “1995 Note Agreements”).

     D. The Obligors, Wild Wings, LLC, Cabela’s Lodging, LLC, Herter’s, LLC (collectively, the “2001 Obligors”) and the 2002 Noteholders entered into the separate Note Purchase Agreements dated as of September 5, 2002 (collectively, the “2002 Note Agreements”) with each of the 2002 Noteholders pursuant to which the 2001 Obligors will issue and sell to the 2002 Noteholders $125,000,000 in aggregate principal amount of its 4.95% Senior Notes, Series 2002-A, due September 5, 2009 (the “2002 Notes”).

     E. The 1995 Notes and all principal thereof, premium, if any, and interest thereon, the 2002 Notes and all principal thereof, premium, if any and interest thereon, the Bank Loans (as hereinafter defined) and all principal thereof and interest thereon and any and all other obligations of the Obligors to the 1995 Noteholders, the 2002 Noteholders and the Banks of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising or acquired, under the terms of the 1995 Notes, the 2002 Notes, the Bank Notes (as hereinafter defined), the 1995 Note Agreements, the 2002 Note Agreements, the New Bank Agreement or any other document or instrument executed and delivered by any of the Obligors pursuant to the 1995 Note Agreements, the 2002 Note Agreements, or the New Bank Agreement and any modification, renewal or replacement thereof, regardless of how they arise or are acquired or by what agreement or instrument, if any, including obligations to perform acts and refrain from taking action as well as obligations to pay money and including, without limitation, the obligation of the Obligors in respect of undrawn amounts of Letters of Credit, are hereinafter collectively referred to as the “Obligations.”

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-7

     F. The 1995 Noteholders, the 2002 Noteholders and the Banks have reached certain agreements concerning the interests of each and have set forth said agreements below.

SECTION 1. DEFINITIONS.

     Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     “Bank Loans” shall mean the Revolver Loans, the L/C Loans and the Swing Line Loans.

     “Bank Notes” shall mean, collectively, the Revolving Loan Notes evidencing the Revolver Loans outstanding from time to time under the New Bank Agreement and the Swing Line Note evidencing the Swing Line Loans outstanding from time to time under the New Bank Agreement.

     “Banks” shall have the meaning set forth in the introductory paragraph of this Agreement.

     “Borrowers” shall have the meaning set forth in paragraph B of the Recitals hereto.

     “Collateral” shall mean any amounts received by the Collateral Agent hereunder to pay Obligations including, without limitation, any Recoveries and any other collateral from time to time securing the Obligations.

     “Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent hereunder, and any successor collateral agent appointed pursuant to Section 5.6 hereof.

     “Company” shall mean Cabela’s Incorporated, a Delaware corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Cabela’s Incorporated.

      “Event of Default” means (i) any Event of Default under the New Bank Agreement, (ii) any Event of Default under the 1995 Note Agreements or (iii) any Event of Default under the 2002 Note Agreements.

     “Funded L/C Obligations” shall mean at any time the obligations of the Borrowers with respect to any Letter of Credit which has been partially or fully drawn upon.

     “L/C Funding Event” shall mean the occurrence of an event which causes an Unfunded L/C Obligation to become a Funded L/C Obligation.

     “L/C Loans” means the loans of the Banks with respect to Letters of Credit.

     “Letters of Credit” shall mean the Letters of Credit available to the Borrowers under the New Bank Agreement.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-8

     “New Bank Agreement” shall have the meaning set forth in paragraph B of the Recitals hereto.

     “1995 Note Agreements” shall have the meaning set forth in paragraph C of the Recitals hereto.

     “1995 Noteholders” shall mean United of Omaha Life Insurance Company, Companion Life Insurance Company and Mutual of Omaha Insurance Company, as the initial purchasers of the 1995 Notes, and any Persons who succeed to their respective benefits in accordance with Sections 6.3 and 6.7 hereof.

     “1995 Notes” shall have the meaning set forth in paragraph A of the Recitals hereto.

     “Nonpayment Event of Default” shall mean the occurrence of any Event of Default other than a Payment Event of Default.

     “Notice of Actionable Default” shall mean a written notice issued by a Senior Creditor or Senior Creditors to the Collateral Agent, with a copy thereof to the Company, certifying (1) that a Payment Event of Default under the 1995 Note Agreements, the 2002 Note Agreements, or the New Bank Agreement, as the case may be, to which such Senior Creditor or Senior Creditors shall be a party has occurred and is continuing or (2) that a Nonpayment Event of Default under the 1995 Note Agreements, the 2002 Note Agreements or the New Bank Agreement, as the case may be, to which such Senior Creditor or Senior Creditors shall be a party has occurred and is continuing, and that at least 10 days prior to the issuance of such notice, a Senior Creditor shall have delivered to the Collateral Agent, the Company and every other Senior Creditor prior written notice of such Nonpayment Event of Default.

     “Obligations” shall have the meaning set forth in paragraph E the Recitals hereto.

     “Obligors” shall have the meaning set forth in paragraph B of the Recitals hereto.

     “Original Co-Obligor Subsidiaries” shall have the meaning set forth in paragraph B of the Recitals hereto.

     “Original Obligors” shall have the meaning set forth in paragraph B of the Recitals hereto.

     “Payment Event of Default” shall mean (1) the occurrence of a default or an event of default under the 1995 Note Agreements as a result of the failure of the Obligors to pay when due principal of, premium, if any, or interest on any 1995 Note, (2) the occurrence of a default or an event of default under the 2002 Note Agreements as a result of the failure of the Obligors to pay when due principal of, premium, if any, or interest on any 2002 Note, (3) the occurrence of a default or an event of default under the New Bank Agreement as a result of the failure of the Obligors to pay when due interest, unused commitment fee and/or prepayment compensation, if any, or principal on the Revolver Loans or the Swing Line Loans, or (4) the occurrence of a default or an event of default under the New Bank Agreement as a result of the failure of the Obligors to pay when due reimbursement obligations on Letters of Credit.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-9

     “Person” shall mean an individual, partnership, corporation, limited liability company, bank, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     “Reallocation Event” shall mean an event which causes an Unfunded L/C Obligation to cease to exist without becoming a Funded L/C Obligation, including the termination of a Letter of Credit without being drawn upon.

     “Recovery” shall have the meaning set forth in Section 3.4 hereof.

     “Revolver Loans” shall mean the Revolver Loans available to the Borrowers under the New Bank Agreement.

     “Secured Documents” shall mean the 1995 Notes, the 1995 Note Agreements, the 2002 Notes, the 2002 Note Agreements, the Bank Notes, the New Bank Agreement, the Letters of Credit and any and all amendments and supplements thereof.

     “Senior Creditors” shall mean the 1995 Noteholders, the 2002 Noteholders and the Banks.

     “Swing Line Loans” shall mean the Swing Line Loans available to the Borrowers under the New Bank Agreement.

     “2004 Bank Agreement” shall have the meaning set forth in paragraph B of the Recitals hereto.

     “2004 Co-Obligor Subsidiaries” shall have the meaning set forth in paragraph B of the Recitals hereto.

     “2004 Obligors” shall have the meaning set forth in paragraph B of the Recitals hereto

     “2002 Note Agreements” shall have the meaning set forth in paragraph D of the Recitals hereto.

      “2002 Noteholders” shall mean Jackson National Life Insurance Company, Jackson National Life Insurance Company of New York, The Prudential Assurance Company Limited, AIG SunAmerica Life Assurance Company, First SunAmerica Life Insurance Company, General Electric Capital Assurance Company, GE Life and Annuity Assurance Company, Teachers Insurance and Annuity Association of America, TIAA-CREF Life Insurance Company, Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, Provident Mutual Life Insurance Company, Pacific Life Insurance Company, Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, MassMutual Asia Limited and Principal Life Insurance Company, as the initial purchasers of the 2002 Notes, and any Persons who succeed to their respective benefits in accordance with Sections 6.3 and 6.7 hereof.

     “2002 Notes” shall have the meaning set forth in paragraph D of the Recitals hereto.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-10

     “Unfunded L/C Obligations” shall mean at any time the obligations of the Borrowers to the Banks in respect of undrawn amounts of outstanding Letters of Credit issued by such Banks.Each such Unfunded Obligation will be deemed to be in an amount equal to the undrawn amount of the related Letter of Credit.

     “Uniform Commercial Code” shall mean the Uniform Commercial Code, as in effect in the applicable jurisdiction.

SECTION 2. [INTENTIONALLY RESERVED].

SECTION 3. REMEDIES; APPLICATION OF PROCEEDS, RECOVERIES AND OTHER AMOUNTS.

     Section 3.1. Remedies. Upon receipt of a Notice of Actionable Default, the Collateral Agent shall, pursuant to the written direction of the Senior Creditor or Senior Creditors giving the Notice of Actionable Default, exercise each of the remedies available to the Collateral Agent and specified in each written direction to the Collateral Agent, it being expressly understood that no remedy herein conferred is intended to be exclusive of any other remedy or remedies; but each and every remedy shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at law or in equity or by statute;provided, that (i) a Notice of Actionable Default may be withdrawn at any time by delivery of a written notice to the Collateral Agent to such effect by the Senior Creditor or Senior Creditors which gave the Notice of Actionable Default and upon receipt of such written notice, the Collateral Agent shall no longer follow the written directions of such Senior Creditor or Senior Creditors with respect to the exercise of remedies hereunder, and (ii) if there shall be more than one Notice of Actionable Default outstanding at any time and the written directions from the respective Senior Creditors shall be conflicting, the Collateral Agent may exercise such remedies as it shall, in its sole discretion, deem appropriate, which will include the following:

     (a) The Collateral Agent shall have the right immediately and without prior notice or demand to set off against Obligations, whether or not due, all money and other amounts owed by the Collateral Agent in any capacity to any of the Obligors, and the Collateral Agent may freeze any bank account of any of the Obligors with the Collateral Agent prior to and in anticipation of said setoff;

     (b) The Collateral Agent may proceed to protect and enforce its rights by a suit or suits in equity or at law, or for the specific performance of any covenant or agreement contained herein, or in aid of the execution of any power herein granted, or for the enforcement of this Agreement, or for the enforcement of any other appropriate legal or equitable remedy permitted by applicable law.

     Section 3.2. Application of Proceeds and Other Recoveries. In the event that any Notice of Actionable Default shall have been delivered to the Collateral Agent, amounts recovered from the Obligors or pursuant to Section 3.4 hereof shall be applied, as promptly as reasonably practicable, but in no event later than 5 business days after receipt thereof, subject to the following provisions of this Section 3, to the payment of the Obligations as follows:

     (a) To the payment of costs and expenses of suit, if any, and the costs of collecting and recovering any such amounts including, without limitation, the reasonable compensation of the Collateral Agent, its agents, attorneys and counsel, and of all reasonable expenses, liabilities and advances incurred or made hereunder by the Collateral Agent;

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-11

     (b) to the application to the Obligations in the following order:

     (i) to pay all accrued interest, fees and other amounts (excluding the items described in clause (ii) below) which are payable under the Secured Documents apportioned among the Senior Creditors in proportion to the aggregate amount thereof then due each Senior Creditor;

     (ii) to be allocated among all outstanding principal, and premium, if any (including, in the case of the 1995 Notes, the Make-Whole Amounts, as defined in the 1995 Note Agreements and in the case of the 2002 Notes, the Make-Whole Amount as defined in the 2002 Note Agreements), due on the Bank Loans, the 1995 Notes, the 2002 Notes and all Unfunded L/C Obligations, apportioned among the Senior Creditors in proportion to the aggregate amount of (w) the outstanding principal of the Bank Loans, 1995 Notes or 2002 Notes of each Senior Creditor, (x) the aggregate Unfunded L/C Obligations of each Senior Creditor, and (y) the premium, if any, then due each Senior Creditor thereunder; and any amount so allocated under clauses (w) or (y) of this paragraph (b)(ii) to a Senior Creditor, shall be paid to such Senior Creditor and any amount so allocated under clause (x) of this paragraph (b)(ii) to any Senior Creditor shall be held in a separate subaccount established under Section 3.3 hereof for disposition in accordance with the provisions thereof;

     (c) the payment of the surplus, if any, to the Obligors, their successors or to whomsoever may be lawfully entitled to receive the same.

     Section 3.3. Subaccounts for Unfunded L/C Obligations. Whenever any amount (“proceeds”) is allocated to a Senior Creditor of Unfunded L/C Obligations pursuant to Section 3.2 above, such proceeds shall be held by the Collateral Agent for the benefit of such Senior Creditor and shall be suballocated by the Collateral Agent to separate subaccounts for each of the Unfunded L/C Obligations of such Senior Creditor based upon the Senior Creditors’ share of each of such Unfunded L/C Obligations. Upon the subsequent occurrence of an L/C Funding Event with respect to an Unfunded L/C Obligation to which proceeds have been suballocated, the Collateral Agent shall pay the amount(s) suballocated in respect of such Unfunded L/C Obligations (adjusted for any partial draws or investment losses or gains pursuant to this Section 3.3) to the Senior Creditors for whom the related subaccounts were established. Pending the distribution of such amounts, the Collateral Agent shall hold the amounts allocated to separate subaccounts pursuant to the foregoing provisions and may invest such amounts in direct obligations of the United States of America or obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, maturing not more than 90 days from the date of such investment.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-12

     Upon the occurrence of a Reallocation Event with respect to any Unfunded L/C Obligation for which proceeds have been suballocated pursuant to the foregoing provisions of this Section 3.3, the Collateral Agent shall reapply the proceeds which have been so suballocated (adjusted for any investment losses or gains pursuant to this Section 3.3) as if such proceeds had then been received for application pursuant to Section 3.2 hereof.

     Section 3.4. Sharing of Recoveries. If (i) a Notice of Actionable Default shall have been delivered to the Collateral Agent and (ii) such Notice shall not have been withdrawn and the Event of Default described therein shall then be continuing, any Senior Creditor which shall receive any payment of any fee, expense, principal, premium or interest under any of the Secured Documents, including any amount received by the exercise of any right of setoff (any such payment or amount being hereinafter referred to as a“Recovery”), shall pay the amount of such Recovery to the Collateral Agent for distribution to the Senior Creditors and the Collateral Agent shall pay such amount to the Senior Creditors in accordance with the provisions set forth in Section 3.2.

     Section 3.5. Return of Amounts. In the event that any Senior Creditor which shall receive any payments pursuant to Section 3.4 above (a“Recovering Party”) shall be legally required to return or repay any Recovery to any of the Obligors, or the representative or successor in interest of any of the Obligors because any such payments are subsequently invalidated, voided, declared to be fraudulent or preferential, set aside or required to be paid to a trustee under the bankruptcy code, each other Senior Creditor which shall have received any portion of such Recovery shall, promptly upon its receipt of notice thereof from the Collateral Agent or such Recovering Party, pay to the Collateral Agent such portion, and the Collateral Agent shall promptly return such portion to such Obligors, their representative or successor in interest of such Obligors, as the case may be. If any such Recovery, or any part thereof, is subsequently re-recovered by the Recovering Party from any Obligors or the representative or successor in interest of the Obligors, such Recovery shall be paid by the Recovering Party to the Collateral Agent, and the Collateral Agent shall redistribute such Recovery to the other Senior Creditors on the same basis as such amounts were originally distributed. In addition, if any Senior Creditor shall have its right to share in the proceeds of any part of the Collateral released, terminated or invalidated, whether voluntarily or involuntarily, then such proceeds shall be reallocated among the Senior Creditors entitled to receive such proceeds and the indebtedness owing to such Senior Creditor shall no longer be considered in determining the allocation of proceeds received with respect to said Collateral, and such Senior Creditor shall have no claim on said Collateral or the proceeds thereof. The obligations of the Senior Creditors and the Collateral Agent under this paragraph shall survive the repayment of the Obligations and the termination of the Collateral Documents.

SECTION 4. AGREEMENTS AMONG THE SENIOR CREDITORS.

     Section 4.1. Delivery of Notice of Actionable Default. Each Senior Creditor shall have the right to issue a Notice of Actionable Default.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-13

     Section 4.2. Notifications. Prior to the delivery to the Collateral Agent of a Notice of Actionable Default by a Senior Creditor, each Senior Creditor shall deliver notice thereof to every other Senior Creditor and the Company.

     Section 4.3. Effect of Non-Compliance. The failure of any Senior Creditor to perform any of its obligations under the 1995 Note Agreements, the 2002 Note Agreements, the New Bank Agreement, or this Agreement, including without limitation, the failure of any Senior Creditor to pay to the Collateral Agent any amounts required to be so paid under this Agreement, shall not relieve any other Senior Creditor of its obligations under the 1995 Note Agreements, the 2002 Note Agreements, the New Bank Agreement or this Agreement.

     Section 4.4. Agreement to Cooperate and to Pursue Remedies. (a) Each Senior Creditor hereby agrees to cooperate fully with each other Senior Creditor, in order to promptly discharge the terms and provisions of this Agreement. Each Senior Creditor also agrees, from time to time, to execute and deliver any and all other agreements, documents or instruments and to take such other actions, all as may be reasonably necessary or desirable to effectuate the terms, provisions and the intent of this Agreement.

     (b) Each Senior Creditor agrees that, until its Obligations have been paid in full, it will diligently pursue, or cause the Collateral Agent to diligently pursue, any and all collection actions and remedies available to such Senior Creditor or to the Collateral Agent under applicable law which actions and remedies such Senior Creditor deems reasonably likely to result in the recovery of amounts to be applied to Obligations for the benefit of the Senior Creditors, which Obligations shall include, without limitation, any amounts distributed to such Secured Party by the Collateral Agent as a sharing of a Recovery under Section 3.4 hereof.

     Section 4.5. Independent Actions by Senior Creditors. Nothing contained in this Agreement shall prohibit any Senior Creditor from accelerating the maturity of or demanding payment on any indebtedness of any of the Obligors to such Senior Creditor or exercising any right of set-off against any amounts owed to any of the Obligors or from instituting legal action against any of the Obligors, to obtain a judgment or other legal process in respect of such indebtedness, but any funds received in connection with any such set-off or enforcement of any such judgment shall be subject to the terms of this Agreement and, if received by a Senior Creditor, shall be turned over to the Collateral Agent to the extent required hereunder for application as set forth herein.

     Section 4.6. Relation of Senior Creditors. This Agreement is entered into solely for the purposes set forth herein and, except as expressly provided otherwise herein, no Senior Creditor assumes any responsibility to any other party hereto to advise such other party of information known to such other party regarding the financial condition of the Company or the other Obligors or of any other circumstances bearing upon the risk of nonpayment of the obligations of the Obligors to the Senior Creditors. Each Senior Creditor shall be responsible for managing its relations with the Obligors, and no party shall be deemed the agent of any other party for any purpose except as expressly set forth herein. Each Senior Creditor specifically acknowledges and agrees that nothing contained in this Agreement is or is intended to be for the benefit of any of the Obligors and nothing contained herein shall limit or in any way modify any of the obligations of the Obligors to the Senior Creditors.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-14

     Section 4.7. Amendments and Waivers of Agreements. The Senior Creditors agree that (i) the Banks may enter into any amendment or modification of the New Bank Agreement without the consent of the 1995 Noteholders or the 2002 Noteholders, (ii) the 1995 Noteholders may enter into any amendment or modification of the 1995 Notes or the 1995 Note Agreements without the consent of the Banks or the 2002 Noteholders, and (iii) the 2002 Noteholders may enter into any amendment or modification of the 2002 Notes or the 2002 Note Agreements without the consent of the Banks or the 1995 Noteholders; provided, that upon the Banks, the 1995 Noteholders or the 2002 Noteholders entering into any such amendment or modification, the Persons executing such amendment or modification shall promptly furnish a copy thereof to all of the other Senior Creditors.

     Section 4.8. Amendments and Waivers of This Agreement. Any provision of this Agreement may be amended or compliance therewith waived with the written consent thereto of (i) the holders of at least 51% in aggregate principal amount of the 1995 Notes then outstanding, (ii) the holders of at least 51% in aggregate principal amount of the 2002 Notes then outstanding, and (iii) each of the Banks which is a party to the New Bank Agreement.

     Section 4.9. Solicitation of Senior Creditors. Each of the Obligors hereby agrees that it will not offer to any Senior Creditor any benefit or consideration (whether immediate or prospective, definite or contingent) of any kind as an inducement to such Senior Creditor to consent to an amendment or waiver of any of the foregoing documents or instruments without concurrently offering a comparable benefit or consideration to each other Senior Creditor as an inducement to consent to such amendment or waiver.

     Section 4.10. Parity of Treatment. Each Senior Creditor agrees that it will not accept from any of the Obligors or any other Person any benefit or consideration (whether immediate or prospective, definite or contingent) with respect to the Obligations (including, without limitation, any guaranty from any third party or any collateral security) without the prior written consent of each other Senior Creditor unless such benefit or consideration shall also be conferred upon or paid to each other Senior Creditor on a pro rata basis based upon the amount of Obligations owed thereto.

SECTION 5. THE COLLATERAL AGENT.

     The Collateral Agent accepts the duties hereunder and agrees to perform the same, but only upon the terms and conditions hereof, including the following, to all of which the Obligors and the respective Senior Creditors by their acceptance hereof agree:

     Section 5.1. Duties of Collateral Agent. (a) In the event that a Responsible Officer of the Collateral Agent shall have received written notice from a Senior Creditor or any of the Obligors of an Event of Default, the Collateral Agent shall give prompt written notice of such Event of Default to each Senior Creditor. Subject to the terms of Section 5.2(g), the Collateral Agent shall take such action or refrain from taking such action as the Collateral Agent shall be directed pursuant to a Notice of Actionable Default. The term “Responsible Officer” of the Collateral Agent shall mean (i) any officer of the Collateral Agent which is a loan officer on the account of the Obligors under the New Bank Agreement, (ii) any other officer which has direct or indirect supervisory responsibility of the account of the Obligors under the New Bank Agreement, and (iii) any Person to whom notice may be given on behalf of the Collateral Agent under Section 6 hereof.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-15

     (b) The Collateral Agent shall not have any duty or obligation to take or refrain from taking any action under, or in connection with, this Agreement, except as expressly provided by the terms and conditions of this Agreement, or expressly provided in written instructions received pursuant to the terms of this Agreement.

     (c) The Collateral Agent may, but shall not be under any obligation to, take any action which is discretionary with the Collateral Agent or otherwise requires judgment to be made by the Collateral Agent under the provisions hereof, except on written request by the Senior Creditors.

     Section 5.2. Collateral Agent’s Liability. No provision of this Agreement (except to the extent provided in Section 5.11 hereof) shall be construed to relieve the Collateral Agent from liability for its own grossly negligent action, grossly negligent failure to act, or its own willful misconduct, and provided further that:

     (a) the Collateral Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement and no implied covenants or obligations of the Collateral Agent shall be read into this Agreement but the duties and obligations of the Collateral Agent shall be determined solely by the express provisions of this Agreement;

     (b) in the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may rely upon the authenticity of, and the truth of the statements and the correctness of the opinions expressed in, and shall be protected in acting upon, any resolution, officer’s certificate, opinion of counsel, note, request, notice, consent, waiver, order, signature guaranty, notarial seal, stamp, acknowledgment, verification, appraisal, report, stock certificate, or other paper or document believed by the Collateral Agent to be genuine and to have been signed, affixed or presented by the proper party or parties;

     (c) in the absence of bad faith on the part of the Collateral Agent, whenever the Collateral Agent, or any of its agents, representatives, experts or counsel, shall consider it necessary or desirable that any matter be proved or established, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by an officer’s certificate; provided, however, that the Collateral Agent, or such agent, representative, expert or counsel, may require such further and additional evidence and make such further investigation as it or they may consider reasonable;

     (d) the Collateral Agent may consult with counsel and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered hereunder in good faith and in accordance with such advice or opinion of counsel;

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-16

(e) the Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction or request of a Senior Creditor pursuant to the terms of this Agreement;

     (f) the Collateral Agent shall not be liable for any error of judgment made in good faith by an officer of the Collateral Agent unless it shall be proved that the Collateral Agent was grossly negligent in ascertaining the pertinent facts;

     (g) whether or not an Event of Default shall have occurred, the Collateral Agent shall not be under any obligation to take or refrain from taking any action under this Agreement which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it by the security afforded to it by the terms of this Agreement, unless and until it is requested in writing so to do by a Senior Creditor and furnished, from time to time as it may require, with reasonable security and indemnity; and

     (h) the Collateral Agent shall not be concerned with or accountable to any Person for the use or application of any deposited moneys which shall be released or withdrawn in accordance with the provisions of this Agreement.

     Section 5.3. No Responsibility of Collateral Agent for Recitals. The recitals and statements contained in this Agreement and in the Secured Documents shall be taken as the recitals and statements of the Obligors, and the Collateral Agent assumes no responsibility for the correctness of the same.

     The Collateral Agent makes no representation as to the validity or sufficiency of this Agreement or of the Obligations.

     Section 5.4. Certain Limitations on Collateral Agent’s Rights to Compensation and Indemnification. Except to the extent otherwise expressly provided in Section 5.10, the Collateral Agent shall have no right against a Senior Creditor for the payment of compensation for its services hereunder or any expenses or disbursements incurred in connection with the exercise and performance of its powers and duties hereunder or any indemnification against liabilities which it may incur in the exercise and performance of such powers and duties, but on the contrary, shall look solely to the Obligors for such payment and indemnification which the Obligors hereby acknowledge, and the Collateral Agent shall have a lien on and a security interest in the Collateral as security for such compensation, expenses, disbursements and indemnification provided for in Section 3.2 hereof.

     Section 5.5. Status of Moneys Received. (a) All moneys received by the Collateral Agent shall, until used or applied as herein provided, be held for the purposes for which they were received, but need not be segregated in any manner from any other moneys, except to the extent required by law, and may be deposited by the Collateral Agent under such general conditions as may be prescribed by law in the Collateral Agent’s general banking department, and the Collateral Agent shall be under no liability for interest on any moneys received by it hereunder. The Collateral Agent and any affiliated corporation may become the owner of any of the Obligations and be interested in any financial transaction with any Obligor, or the Collateral Agent may act as depository or otherwise in respect to other securities of any Obligor, all with the same rights which it would have if it was not the Collateral Agent.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-17

     (b) The Collateral Agent may invest and reinvest any funds from time to time held by the Collateral Agent in direct obligations of the United States of America or obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, maturing not more than 90 days from the date of such investment.

     Section 5.6. Resignation or Termination of Collateral Agent. The Collateral Agent may resign as Collateral Agent upon not less than 30 days’ written notice to each of the Senior Creditors. In addition, any Senior Creditor may by written notice at any time remove the Collateral Agent for cause by giving written notice thereof, including a description of the reason for such removal, to the Collateral Agent, the other Senior Creditors and the Company. Upon any such resignation, or any such removal, the Senior Creditors shall have the right to jointly appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed, and shall have accepted such appointment in writing within 30 days after the retiring Collateral Agent’s giving of notice of resignation or its removal, as the case may be, then the retiring Collateral Agent may, on behalf of the Senior Creditors, appoint a successor Collateral Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof with the legal capacity to act as Collateral Agent hereunder and having a combined capital, surplus and undivided profits of not less than $100,000,000, and the Company agrees to pay such reasonable fees and expenses of any such commercial bank as shall be necessary to induce such commercial bank to agree to become a successor Collateral Agent hereunder. Upon acceptance of appointment as Collateral Agent, such successor shall thereupon and forthwith succeed to and become vested with all the rights, powers and privileges, immunities and duties of the retiring Collateral Agent, and the retiring Collateral Agent, upon the signing, transferring and setting over to such successor Collateral Agent all rights, moneys and other collateral held by it in its capacity as Collateral Agent, shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation or removal as Collateral Agent, the provisions of this Section 5 shall govern as to any actions taken or omitted to be taken by it while it acted as Collateral Agent.

     Section 5.7. Succession of Successor Collateral Agent. Any successor Collateral Agent appointed hereunder shall execute, acknowledge and deliver to the Obligors and the predecessor Collateral Agent an instrument accepting such appointment, and thereupon such successor Collateral Agent, without any further act, deed, conveyance or transfer, shall become vested with the security interest in the Collateral, and with all the rights, powers, duties and obligations of the predecessor Collateral Agent in the trust hereunder, with like effect as if originally named as Collateral Agent herein.

     Upon the request of any such successor Collateral Agent, however, the Obligors and the predecessor Collateral Agent shall execute and deliver such instruments of conveyance and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Collateral Agent its interest in the Collateral and all such rights, powers, duties and obligations of the predecessor Collateral Agent hereunder, and the predecessor Collateral Agent shall also assign and deliver to the successor Collateral Agent any Collateral subject to the lien and security interest of this Agreement which may then be in its possession.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-18

     Section 5.8. Eligibility of Collateral Agent. Any successor Collateral Agent shall be a state or national bank or trust company in good standing, organized under the laws of the United States of America or of any State, having capital, surplus and undivided profits aggregating at least $100,000,000 or a guaranty of its obligations hereunder from such a bank or trust company or holding company in good standing, organized under the laws of the United States of America or of any State having a capital, surplus and undivided profits aggregating at least $100,000,000, if there be such a bank or trust company willing and able to accept the duties hereunder upon reasonable and customary terms.

     Section 5.9. Successor Collateral Agent by Merger. Any corporation into which the Collateral Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Collateral Agent shall be a party, or any state or national bank or trust company in any manner succeeding to the corporate trust business of the Collateral Agent as a whole or substantially as a whole, if eligible as provided in Section 5.8, shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything to the contrary contained herein notwithstanding.

     Section 5.10. Compensation and Reimbursement of Collateral Agent; Indemnification of Collateral Agent. The Obligors agree:

     (a) to pay to the Collateral Agent all of its out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of its counsel;

     (b) to pay to the Collateral Agent from time to time reasonable compensation for all services rendered by it hereunder; provided, that the Collateral Agent may waive any such compensation;

     (c) except as otherwise expressly provided herein, to reimburse the Collateral Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or willful misconduct; and

     (d) to indemnify the Collateral Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the Agreement, including, but not limited to, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, and any loss, liability, expense or claim arising out of its possession, management, control, use or operation of the Collateral.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-19

     The Senior Creditors agree, severally but not jointly and severally, to indemnify the Collateral Agent (to the extent not reimbursed under Section 5.10(a) through (d) inclusive), ratably on the basis of the respective principal amounts of the Obligations outstanding, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Collateral Agent (including the costs and expenses that the Obligors are obligated to pay under this Section 5.10 regardless of whether the obligation of the Obligors to pay such costs and expenses is enforceable) arising out of the actions of the Collateral Agent hereunder or the transactions contemplated thereby or the enforcement of any of the terms thereof or of any such other documents, provided that no Senior Creditor shall be liable for any of the foregoing to the extent they arise from the gross negligence, willful misconduct or knowing violations of law by the Collateral Agent.

     Notwithstanding any other provision of this Agreement, the Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Senior Creditors against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

     Section 5.11. Self Dealing. The Collateral Agent or any holding company, trust company or corporation in or with which the Collateral Agent or the Collateral Agent’s stockholders may be interested or affiliated, or any officer or director of the Collateral Agent or of any other such entity, or any agent appointed by the Collateral Agent, may have commercial relations or otherwise deal with any of the Obligors, or any Senior Creditor, or with any other corporation having relations with any of the Obligors or any Senior Creditor, and with any other entity, whether or not affiliated with the Collateral Agent, without affecting its rights hereunder.

SECTION 6. MISCELLANEOUS.

     Section 6.1. Entire Agreement; Parties. This Agreement represents the entire Agreement between the Senior Creditors and the Collateral Agent and, except as otherwise provided, this Agreement may not be altered, amended or modified except in a writing executed by all the parties to this Agreement. The persons who shall be parties to this Agreement shall be (i) all 1995 Noteholders, (ii) all 2002 Noteholders and (iii) all Persons who are signatories and parties to the New Bank Agreement.

     Section 6.2. Notices. All communications provided for herein shall be in writing, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication at the addresses set forth below, or to such other address as such person may designate to the other persons named below by notice given in accordance with this Section:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-20

If to the 1995 Noteholders:	United of Omaha Life Insurance Company
Companion Life Insurance Company
Mutual of Omaha Insurance Company
Mutual of Omaha Plaza
Omaha, Nebraska 68175
Attention: Kent Knudsen
Telefacsimile: (402) 351-2913

If to the 2002 Noteholders:	Jackson National Life Insurance Company
Jackson National Life Insurance Company of
New York
The Prudential Assurance Company Limited
c/o PPM America Inc.
225 West Wacker Drive, Suite 1200
Chicago, Illinois 60606-1228
Attention: Michael Harrington
Telefacsimile: (312) 634-0054

AIG SunAmerica Life Assurance Company First
SunAmerica Life Insurance Company
c/o AIG Global Investment Corporation
2929 Allen Parkway, Suite A36-01
Houston, Texas 77019-2155
Attention: Legal Department - Investment
Management
Telefacsimile: (713) 831-2328

General Electric Capital Assurance Company
GE Life and Annuity Assurance Company
c/o GE Financial Assurance
Two Union Square, 601 Union Street
Seattle, Washington 98101
Attention:Investment Department, Private
Placements
Telefacsimile: (206) 516-4578

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-21

Teachers Insurance and Annuity Association of
America
730 Third Avenue
New York, New York 10017-3206
Attention: Securities Accounting Division
Telefacsimile: 212-916-6955

TIAA-CREF Life Insurance Company
730 Third Avenue
New York, New York 10017-3206
Attention: Securities Accounting Division
Telefacsimile: 212-916-6955

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance
Company
Provident Mutual Life Insurance Company
One Nationwide Plaza (1-33-07)
Columbus, Ohio 43215-2220
Attention: Corporate Fixed - Income Securities
Telefacsimile:

Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92660-6397
Attention: Securities Administration – Cash
Team
Telefacsimile: (949) 640-4013

Massachusetts Mutual Life Insurance Company
C.M. Life Insurance Company
MassMutual Asia Limited
c/o David L. Babson & Company Inc.
1500 Main Street, Suite 2800
Springfield, Massachusetts 01115
Attention: Securities Investment Division
Telefacsimile:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-22

Principal Life Insurance Company
c/o Principal Capital Income Investors, LLC
801 Grand Avenue
Des Moines, Iowa 50392-0800
Attention: Investment Department - Securities
Telefacsimile: (515) 248-2490

If to the Banks:	U.S. Bank National Association
233 South 13th Street
Lincoln, Nebraska 68508
Attention: James M. Williams

with a copy to:

Dorsey & Whitney, LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention: Mike Pignato

Wachovia Bank, National Association
301 South College Street
Mailcode NC0760
Charlotte, NC 28288
Attention: Katie Riley

LaSalle Bank National Association
Republic Plaza
370 17th Street, Suite 3590
Denver, CO 80202
Attention: Darren L. Lemkau

Comerica Bank
Comerica Bank at Detroit Center
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Timothy H. O’Rourke,

Wells Fargo Bank, National Association
1248 O Street
Lincoln, Nebraska 68508
Attention: Bill Weber

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-23

Sovereign Bank
601 Penn St.
10-6438-CM9
Reading, PA 19601
Attention: Kevin Cornwall

JPMorgan Chase Bank, N.A.
227 W. Monroe Street, Fl. 28
Chicago, IL 60606
Attention: John Runger

If to the Collateral Agent:	U.S. Bank National Association
233 South 13th Street
Lincoln, Nebraska 68508
Attention: James M. Williams,
Vice President

If to the Company:	Cabela’s Incorporated
One Cabela Drive
Sidney, Nebraska 69160
Attention: Ralph Castner, CFO & Vice
President
Telefacsimile: (308) 254-6969

with a copy to:

Koley Jessen, P.C.
1125 South 103rd Street, Suite 800
Omaha, Nebraska 68124
Attention: Michael M. Hupp
Telefacsimile: (402) 390-9005

Cabela’s Incorporated
One Cable Drive
Sidney, Nebraska 69160
Attention: Legal Department
Telefacsimile: (308) 254-8060

     Section 6.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Senior Creditors and their respective successors and assigns, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any future holder or holders of any Obligations, and the term “Senior Creditor” shall mean and include only the Persons referred to in the second sentence of Section 6.1 above.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-24

     Section 6.4. Successor Collateral Agent. In the event that a successor Collateral Agent is appointed hereunder, each of the Senior Creditors and the Obligors hereby agree to use its best efforts and to take all actions necessary and appropriate to provide for the collection of Obligations by the successor Collateral Agent upon the delivery of a Notice of Actionable Default.

     Section 6.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska.

     Section 6.6. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     Section 6.7. Sale of Interest. No Senior Creditor will sell, transfer or dispose of any interest in the Obligations unless such purchaser or transferee shall agree, in writing, to be bound by the terms of this Agreement.

     Section 6.8. Additional Parties. Any Person which becomes a 1995 Noteholder, a 2002 Noteholder or a party to the New Bank Agreement shall become a party to this Agreement which shall be evidenced by such Person executing a counterpart signature page of this Agreement.

     Section 6.9. Termination. In the event that (i) no Event of Default exists and no event or circumstance which, with the passage of time or the giving of notice would constitute an Event of Default (a “Default”) exists and (ii) the Collateral Agent and each of the Senior Creditors receives written notice (the “Termination Notice”) from the Company certifying in a manner reasonably satisfactory to the Collateral Agent and the Senior Creditors that (a) the Company is the sole Obligor with respect to any and all Obligations and that all other Obligors have been fully and properly released from their respective Obligations (including, without limitation, any existing Obligations in respect of fees, costs or other liabilities relative to the Collateral Agent, the Senior Creditors or otherwise) and (b) no Default or Event of Default then exists, this Agreement shall be deemed terminated in its entirety on the first business day which is 10 days after the date of the Termination Notice.

     Section 6.10. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-1

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

UNITED OF OMAHA LIFE INSURANCE COMPANY

By
Name:
Title:

COMPANION LIFE INSURANCE COMPANY

By
Name:
Title:

MUTUAL OF OMAHA INSURANCE COMPANY

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-2

JACKSON NATIONAL LIFE INSURANCE COMPANY

By:	PPM America, Inc.,
as attorney in fact, on behalf of Jackson
National Life Insurance Company

By
Name:
Title:

JACKSON NATIONAL LIFE INSURANCE COMPANY OF
NEW YORK

By:	PPM America, Inc.,
as attorney in fact, on behalf of Jackson
National Life Insurance Company of New
York

By
Name:
Title:

THE PRUDENTIAL ASSURANCE COMPANY LIMITED

By:	PPM America, Inc.,
as attorney in fact, on behalf of The Prudential
Assurance Company Limited

By
Name:
Its:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-3

FIRST SUNAMERICA LIFE INSURANCE COMPANY

AIG SUNAMERICA LIFE ASSURANCE COMPANY F.K.A
AND D.B.A. ANCHOR NATIONAL LIFE INSURANCE
COMPANY

By:	AIG Global Investment Corp., investment
adviser

By
	Name:	Gerald F. Herman
	Title:	Vice President

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-4

GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

By
Name:
Title:

GE LIFE AND ANNUITY ASSURANCE COMPANY

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-5

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF
AMERICA

By
Name:
Title:

TIAA-CREF LIFE INSURANCE COMPANY

By:	Teachers Insurance and Annuity Association
of America, as Investment Manager

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-6

NATIONWIDE LIFE INSURANCE COMPANY

By
Name:
Title:

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

By
Name:
Title:

PROVIDENT MUTUAL LIFE INSURANCE COMPANY

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-7

PACIFIC LIFE INSURANCE COMPANY

By
Name:
Title:

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-8

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	David L. Babson & Company Inc., as
Investment Adviser

By:
Name:
Title:

C.M. LIFE INSURANCE COMPANY

By:	David L. Babson & Company Inc. as
Investment Sub-Adviser

By
Name:
Title:

MASSMUTUAL ASIA LIMITED

By:	David L. Babson & Company Inc. as
Investment Adviser

By
Name:
Its:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-9

PRINCIPAL LIFE INSURANCE COMPANY
an Iowa corporation

By:	Principal Capital Income Investors, LLC, a
Delaware limited liability company, its
authorized signatory

By
Name:
Title:

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-10

U.S. BANK NATIONAL ASSOCIATION

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-11

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-12

WACHOVIA BANK, NATIONAL ASSOCIATION

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-13

LASALLE BANK NATIONAL ASSOCIATION

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-14

COMERICA BANK

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-15

WELLS FARGO BANK, NATIONAL ASSOCIATION

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-16

SOVEREIGN BANK

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-17

JPMORGAN CHASE BANK, N.A.

By
Name:
Title:

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-1

ACKNOWLEDGMENT, CONSENT AND AGREEMENT

Each of Cabela’s Incorporated (the “Company”) and the Subsidiaries of the Company consisting of (i) Cabela’s Retail, Inc., (ii) Van Dyke Supply Company, Inc., (iii) Cabela’s Ventures, Inc., (iv) Cabela’s Outdoor Adventures, Inc., (v) Cabela’s Catalog, Inc., (vi) Cabela’s Wholesale, Inc. (vii) Cabela’s Marketing and Brand Management, Inc., (viii) Cabelas.Com, Inc., (ix) Wild Wings, LLC, (x) Cabela’s Lodging, LLC, (xi) Cabela’s Retail LA, LLC, (xii) Cabela’s Trophy Properties, LLC, (xiii) Original Creations, LLC, (xiv) Cabela’s Retail TX, L.P., (xv) Cabela’s Retail GP, LLC, and (xvi) CRLP, LLC (such subsidiaries being “Co-Obligor Subsidiaries” and together with the Company, the “Obligors”) hereby: (a) acknowledges receipt of the foregoing Second Amended and Restated Intercreditor Agreement, (b) agrees to be bound by each of the obligations applicable to it set forth in the Second Amended and Restated Intercreditor Agreement, (c) believes it is in its best interests to have the Senior Creditors (as defined in the Second Amended and Restated Intercreditor Agreement) enter into the Second Amended and Restated Intercreditor Agreement and to cooperate among themselves regarding their respective financial relationships with the Obligors, (d) consents to the free exchange of information among the Senior Creditors regarding their respective financial relationships with the Obligors, including any and all information obtained from any of the Obligors, (e) waives any claim of confidentiality with respect to the exchange of information among the Senior Creditors, and (f) acknowledges and agrees that pursuant to the Second Amended and Restated Intercreditor Agreement (i) the Senior Creditors have agreed as set forth therein to share amounts recovered under any of the Secured Documents and (ii) the Obligations (including, without limitation, any amounts paid by or recovered from any Obligor in satisfaction thereof) of any Senior Creditor shall be deemed to be outstanding, except to the extent such Senior Creditor has received a distribution of amounts from the Collateral Agent for application on the Obligations pursuant to Section 3.2 of the Second Amended and Restated Intercreditor Agreement.

CABELA’S INCORPORATED

By
Name:	Ralph W. Castner
Title:	Vice President and CFO

CABELA’S RETAIL, INC.

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-2

VAN DYKE SUPPLY COMPANY, INC.

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

CABELA’S VENTURES, INC.

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

CABELA’S OUTDOOR ADVENTURES, INC.

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

CABELA’S CATALOG, INC.

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

CABELA’S WHOLESALE, INC.

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-3

CABELA’S MARKETING AND BRAND
MANAGEMENT, INC.

By
Name:	Ralph W. Castner
Title:	Vice President, Secretary and Treasurer

CABELAS.COM, INC.

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

WILD WINGS , LLC

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

CABELA’S LODGING, LLC

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

CABELA’S RETAIL LA, LLC

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

Cabela’s Incorporated	Second Amended and Restated
Intercreditor Agreement

Exhibit D-S-4

CABELA’S TROPHY PROPERTIES, LLC

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

ORIGINAL CREATIONS, LLC

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

CABELA’S RETAIL TX, L.P.

BY: CABELA’S RETAIL GP, LLC
ITS: GENERAL PARTNER

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

CABELA’S RETAIL GP, LLC

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

CRLP, LLC

By
Name:	Ralph W. Castner
Title:	Secretary and Treasurer

SCHEDULE 2.9

Letters of Credit

Beneficiary	Outstandinq Balance
ACORP HK CO LTD.	546,879.08

ACTIVE TOOLS INTERNA	50,154.00

ACTIVE TRADING CO.,	47,190.53

AJ BOYD HOLDING CO L	9,266.40

ALLEY CAT CLOTHING	587,083.66

ALLEY CAT CLOTHING L	124,724.15

ALLIANCE HIP SHING S	1,717,927.52

ANK APPAREL SOURCE I	87,668.21

ASIA DOWN CENTER (HO	601,071.09

BEN WACHTER ASSOCIAT	470,210.58

BLACKLEDGE RIVER CO	23,631.20

BRADLEY TECHNOLOGIES	315,722.00

BROTHERS FEATHER ENT	173,617.79

BUBBA'S BAR B Q OVEN	70,674.00

C/K TRADING CO, LTD.	14,744.40

C2 CORPORATION	1,949,331.78

CALLISTO LTD.	32,297.40

CAMP CHEF	155,593.56

CHARMING ENTERPRISES	1,949,629.70

CIA. IND. TEXTIL CRE	963,030.13

COYNE'S AND COMPANY	60,450.00

COYNES AND COMPANY	45,750.00

CSK ENTERPRISES CO,	23,227.50

CURTIEMBRE PARIS S.A	251,498.52

DEZINER PRODUCTS INC	118,272.00

DHRUV GLOBALS LTD.	92,837.01

DICKINSON GARMENT GR	1,937,345.49

DONG IN CORPORATION	110,130.00

DONG-BU SUMMIT CO.,	129,284.37

DRYMAR S.A.	14,844.38

EAST BOARD INDUSTRY	2,171.63

EAST CONCEPT EXPORT	2,721,342.53

EVER GRACE IND. LTD.	4,675,267.80

EVERGREEN OUTDOORS,	119,740.32

FOUNDTON COMPANY LTD	476,135.52

FRESCO GROUP OF AMER	192,179.40

FUH YEOU INDUSTRIAL	666,274.20

GO R DESIGN, LLC	84,344.16

GRANDRICH CORPORATIO	374,845.00

HAKKO CO., LTD.	18,054.00

HO HSING INTERNATION	159,324.00

HORIZON LEISURE PROD	129,814.08

HSI CHENG INTERNATIO	1,057,897.47

HUNG MAO CO., LTD.	56,813.44

IDEAL CONCEPTS INC.	24,300.00

INDUSTRIAS FULL COTT	72,837.67

INTERMAX CO., LTD.	1,162,308.91

INTERNATIONAL DEVELO	203,075.42

INTEX TRADING LTD.	42,648.03

ITI. CO., LTD	243,038.80

JAK INTERNATIONAL CO	99,637.50

JASPER OUTDOOR PRODU	54,155.60

JOSEPH M. STERN CO.	218,350.00

JS CORPORATION	200,713.37

JYOTI APPARELS	48,355.70

K.C.K. GARMENT FACTO	383,313.55

KAMP-RITE TENT COT,	83,873.75

KANAAN CO., LTD.	47,652.73

KARLE INTERNATIONAL	59,377.50

KENKO CO., LTD.	41,897.93

KENKO OPTICS, INC.	69,946.20

KINGSILK LTD.	1,456,138.90

KUMASAMA PRODUCT CO.	6,415.00

KYONG JO INDUSTRIAL	2,173,502.76

LAUNCH APPAREL	2,018,542.66

LE TENG DA INTERNATI	124,618.16

LEADTACT LIMITED	17,565.54

LEE FU GARMENT FACTO	1,815,208.47

LIGHT OPTICAL WORKS	397,822.65

LIVES S.A.C.	59,394.51

LONG PERNG CO., LTD.	277,334.40

LONTAN CORPORATION	607,007.20

LUCKY JOURNEY LTD	215,258.09

LUCKY TRINITY LIMITE	368,429.55

MAC SPORTS	76,434.50

MAHCO, INC.	44,332.00

MASTERBUILT MANUFACT	66,192.00

MEDIDENT INDIA PRIVA	21,310.59

MELVIA CO., LTD.	33,091.68

MR. HEATER CORPORATI	964,019.76

NORTHPOLE (CHINA) LI	51,355.00

ONGPIN INTERNATIONAL	418,522.78

PATEL EXPORTS INDIA	56,916.38

PERLINE CO., LTD.	369,440.47

PRAGOTRADE U.S.A. IN	4,183,962.15

PROFESSIONAL MARINER	220,281.32

PUNGKOOK CORPORATION	60,309.85

PURE GLORY INTERNATI	60,612.00

QINGDAO HORENDA INTE	207,815.00

R.K. INDUSTRIES	31,584.00

RANGI INTERNATONAL (	1,026,226.32

RC2 BRANDS, INC	402,100.00

RUSHAN FUDI FISHING	311,131.26

S.J. COMPANY LIMITED	916,574.39

SAB JIE MEI IMP/EXP	397,166.80

SAGITTARIUS SPORTING	374,802.48

SAMBU SEWING CO., LT	1,373,348.41

SHAKESPEARE (HONG KO	167,337.75

SHINSEI OPTICAL CO.,	43,307.00

SHINSUNG TONGSANG CO	341,911.18

SINOWEST TRADING LTD	89,231.60

SLUMBERJACK	560,949.17

SOURCE FORCE DIRECT	34,591.20

SOUTH CANAL INTERNAT	336,131.64

SOUTHERN TEXTILE NET	475,286.40

SPORT DIMENSION, INC	569.25

SPORTS FISHING SHINA	25,334.80

STAFFORD TEXTILES LT	21,205.49

STEARNS INC.	20,584.62

STRATOSPHERE INVESTM	390,365.88

STRONGBUILT, INC.	103,968.00

T.C. COOKER INC.	56,158.80

TC GEAR, LLC	90,948.00

THE DAILY SPORTS, IN	266,968.14

THE METAL WARE CORPO	2,554.56

THE ORIENTAL TRADING	1,174,268.66

TIANJIN SUNGHO INDUS	114,234.00

TIENSHAN, INC.	400,530.00

TRADEVENTURE INTERNA	408,369.90

TRAVEL CHAIR CO	138,410.70

TREE HOUSE KIDS, INC	162,360.00

TRIAM INTERNATIONAL	1,700,979.40

TRITONE SHOE CORP.	104,935.20

TUNDRA QUEST, LLC.	554,041.35

TUNG SANG SLEEPING B	828,714.50

UHFENFABRIK H. KAMME	213,788.55

VECTOR MANUFACTURING	69,688.00

VENTURING WORLDWIDE,	120,249.00

WAI WAH SKI-WEAR FAC	4,642,570.21

WAN CHANG ENTERPRISE	103,789.56

WENZEL COMPANY	164,090.00

WINTEXT INT'L ENTERP	175,171.02

WONDER OUTDOOR INC.	1,702,197.94

WUXI-WIT HO PRODUCTS	38,556.00

YANGZHOU DARK HORSE	543,847.21

ZENITH INTERNATIONAL	149,340.66

ZHEJIANG G AND B FOR	57,176.76

Z-WAY INTERNATIONAL	49,610.00

Grand Total as of 6/24/2005	64,312,861.79

Standby Letters of Credit:

	Expiration Reference
Standby LC Beneficiary	Bank	Date	Number	Q2 05
Hartford Insurance - Property	US Bank	7/24/2005	2123	1,800,000
State of Colorado	US Bank	12/20/2005	SLCMMSP03478	711,550
Jeffrey P. & Sandra L. Young - Hamburg	US Bank	8/27/2004	2651
- amended expiration to 8/27/04 on 7/7/04
Tilden Township	US Bank	10/31/2005		89,100
Midwest Employers Casualty - Work Comp	US Bank	8/31/2005	236	50,000
Sentry Insurance	US Bank	7/1/2005	3228	650,000
City of Fort Worth	US Bank	7/1/2005	3245	2,902,280
State of Colorado	US Bank	6/1/2006	SLCMMSP03717	149,000
Sovereign Bank- PEN DOT	Sovereign	6/3/2006	2860	956,252
Total Standby's				7,308,182

SCHEDULE 4.6

Litigation

Threatened Litigation

1.	Kansas Department of Revenue Notification of Responsibility to Collect and Remit Kansas Sales Tax

On July 31, 2001, the Cabela's Incorporated (the "Company") received a Private Letter Ruling (the "Ruling") from the Kansas Department of Revenue (the "Department"). This Ruling, issued in response to a request made by the Company on June 19, 2001, stated that the catalog, promotions, and Internet sales subsidiaries of the Company, Cabela's Catalog, Inc., Cabela's Promotions, Inc. (which has since been renamed "Cabela's Marketing and Brand Management, Inc.") and Cabelas.com, Inc., did not currently have nexus with the State of Kansas ("Kansas") for sales and use tax purposes and therefore were not required to collect and remit sales or use tax on its sales to Kansas residents. Further, the Ruling stated that the establishment of a retail store in Kansas by a sister corporation to the catalog and internet subsidiaries would not cause these subsidiaries to have nexus under an "agent," "alter-ego" or "affiliate" nexus theory. The Company's retail store subsidiary, Cabela's Retail, Inc., subsequently opened a store in Kansas.

By letter dated February 18, 2004, the Company was notified by the Department that the Ruling was retroactively revoked as of July 31, 2003, as a result of House Bill 2416, which became state law on that date (the "Bill"). The Bill provides that nexus exists for a retailer who sells goods and services to Kansas residents if (1) its parent also owns a retailer with a sales location in Kansas, and (2) both retailers sell the same or a substantially similar line of products under the same or a substantially similar business name, or the in-state retailer uses its facilities or employees to advertise, promote or facilitate sales by the nonresident retailer to consumers.

On March 12, 2004, representatives of the Company and its attorneys met with representatives of the Department. At that meeting, the Company notified the Department that it believed the Bill was unconstitutional and that it was entitled to rely on the Ruling. The Company further indicated that it intended to contest vigorously both the revocation of the Ruling and the claim by the Department that the Company's Internet and catalog subsidiaries have nexus with Kansas for sales and use tax purposes. The parties agreed to continue their discussions in the hopes of finding a resolution to this issue.

In January of 2005, the Company received a letter from the Department indicating that the Department would be conducting an audit of the activities of the Company and its subsidiaries in Kansas in connection with the Department's efforts to enforce the Bill. Thereafter, on May 19, 2005, the Department conducted the aforementioned audit at the Company's corporate headquarters in Sidney, Nebraska.

Following the audit of May 19, 2005, the Company received a request for additional data with respect to its subsidiary, Cabela's Retail, Inc. In addition, on May 26, 2005, the Company received a "Notice of Proposed Assessment" for Cabela's Catalog, Inc., Cabelas.com, Inc., and Cabela's Marketing and Brand Management, Inc. (collectively, the "Notices"). The Notices purported to notify the named subsidiaries of the Company that the Department intends to assess outstanding and unpaid taxes against the Company for the period running from August 1, 2002 through September 30, 2004.

The Company intends to continue to vigorously contest the Notices, as well as the revocation of the Ruling and the claim by the Department that the Company's Internet and catalog subsidiaries have nexus with Kansas for sales and use tax purposes.

SCHEDULE 4.7

Environmental, Health and Safety Laws

None.

SCHEDULE 4.19

CABELA'S CORPORATE STRUCTURE

Cabela's Incorporated
100%
Cabela's Retail, Inc.
100%
Wild Wings, LLC
7%
Alphagraphics Group, Inc.
100%
Cabela's Retail GP, LLC
1%
Cabela's Retail TX, L.P.
100%
CRLP, LLC
99%
100%
Cabela's Retail LA, LLC
100%
Cabela's Catalog, Inc.
100%
Van Dyke Supply Company, Inc.
100%
Original Creations, LLC
100%
Cabela's Ventures, Inc
33 1/3%
Three Corners, LLC
100%
Cabela's Lodging, LLC
100%
Cabela's.com, Inc.
100%
Cabela's Outdoor Adventures, Inc.
100%
Cabela's Trophy Properties, LLC
100%
Cabela's Wholesale, Inc.
100%
TS Manufacturing, LLC (inactive shell company)
100%
Cabela's Marketing and Brand Management, Inc.
100%
World's Foremost Bank, a Nebraska Chartered bank
100%
WFB Funding Corporation
40%
60%
WFB Funding, LLC

SCHEDULE 4.22

Material Contracts

1.	Agreements dated January 1, 1995, from certain Borrowers to United of Omaha Life Insurance Company, Companion Life Insurance Company and Mutual of Omaha Insurance Company, as amended by that certain Amendment No. 1 to Note Agreements dated as of June 30, 1997, as amended by that certain Amendment No. 2 to Note Agreements dated as of September 1, 2000, as amended by that certain Amendment No. 3 to Note Agreements dated as of October 9, 2001, as amended by that certain Amendment No. 4 to Note Agreements dated as of September 5, 2002 and as amended by that certain Amendment No. 5 to Note Agreements dated as of May 5, 2004.

2.	Note Purchase Agreement, dated September 5, 2002, relating to the issue and sale of $125,000,000, 4.95% Senior Notes, Series 2002-A, due September 5, 2009, by and among Cabela's Incorporated, Cabela's Catalog, Inc., Cabela's Promotions, Inc., Cabela's Retail, Inc., Cabela's Outdoor Adventures, Inc., Cabelas.com, Inc., Cabela's Wholesale, Inc., Cabela's Ventures, Inc., Wild Wings, LLC, Cabela's Lodging, Inc., Herters, LLC, Van Dyke Supply Company, Inc., AIG Investment Advisors, Inc., AIG Global Investment Corporation, Massachusetts Mutual Life Insurance, Citibank, N.A., Pacific Life Insurance Company, Principal Life Insurance Company, GE Financial Assurance, Nationwide Life Insurance Company, PPM America, Inc., Provident Mutual Life Insurance Company, Teachers Insurance and Annuity Association, Principal Global Investors, LLC and Chase Manhattan Bank, N.A.

3.	Specific Venture Agreement dated November 2, 2002, between Cabela's Retail, Inc. ("CRI") and the Unified Government of Wyandotte County/Kansas City Kansas in connection with the development of the Kansas City retail store and related bond documents.

4.	The Development Agreement dated November 19, 2003, by and among CRI, the State of West Virginia, the County Commission of Ohio County, West Virginia and the Ohio County Development Authority, and related bond documents.

5.	Service Agreement dated December 13, 2000 between First Data Resources Inc. and WFB. Most recently amended on May 20, 2005.

6.	Pooling and Servicing Agreement dated March 23, 2001, as Amended and Restated as of February 4, 2003, by and among WFB Funding, LLC, World's Foremost Bank, N.A., and U.S. Bank N.A. as trustee on behalf of the certificateholders of the Cabela's Master Credit Card Trust.

7.	Series 2001-2 Pooling and Servicing Agreement Supplement on or about December 11, 2001, by and among WFB Funding, LLC, World's Foremost Bank, N.A., and U.S. Bank N.A. as trustee on behalf of the certificateholders of the Cabela's Master Credit Card Trust.

8.	Series 2003-I Pooling and Servicing Agreement Supplement entered into on or about February 17, 2003, by and among WFB Funding, LLC, World's Foremost Bank, N.A., and U.S. Bank N.A. as trustee on behalf of the certificateholders of the Cabela's Master Credit Card Trust.

9.	Receivables Purchase Agreement entered into on or about February 17, 2003, by and among WFB Funding, LLC, and World's Foremost Bank, N.A.

10.	Series 2003-2 Amended and Restated Pooling and Servicing Agreement Supplement dated as of March 24, 2003, by and among WFB Funding, LLC, World's Foremost Bank, N.A., and U.S. Bank N.A. as trustee on behalf of the certificateholders of the Cabela's Master Credit Card Trust. Amendment to Certificate Purchase Agreement and Fee Letter dated June 30, 2005.

11.	Amended and Restated Receivables Purchase Agreement dated as of February 4, 2003, by and among WFB Funding, LLC, and World's Foremost Bank, N.A.

12.	Cabela's Credit Card Master Note Trust Agreement entered into on or about April 14, 2004, by and among WFB Funding, LLC and Wachovia Bank of Delaware, N. A.

13.	Master Indenture entered into on or about April 14, 2004, by and among Cabela's Credit Card Master Note Trust, World's Foremost Bank and U.S. Bank, N.A.

14.	Pooling and Servicing Agreement entered into on or about April 14, 2004, by and among WFB Funding, LLC, World's Foremost Bank and U.S. Bank N.A. as trustee on behalf of the certificateholders of the Cabela's Credit Card Master Note Trust.

15.	Series 2004-I Indenture Supplement entered into on or about April 14, 2004, by and among Cabela's Credit Card Master Note Trust, World's Foremost Bank and U.S. Bank, N.A.

16.	Receivables Purchase Agreement entered into on or about April 14, 2004, by and among WFB Funding, LLC, and World's Foremost Bank.

17.	Series 2004-11 Indenture Supplement entered into on or about April 14, 2004, by and among Cabela's Credit Card Master Trust Note, World's Foremost Bank and U.S. Bank, N.A.

18.	Receivables Purchase Agreement entered into on or about April 14, 2004, by and among WFB Funding, LLC, and World's Foremost Bank.

19.	Master Economic Development Agreement entered into to be effective as of the 14th day of May, 2004, by and among the CITY OF FORT WORTH, TEXAS, a home rule municipal corporation organized under the laws of the State of Texas, TARRANT COUNTY, TEXAS, LONE STAR LOCAL GOVERNMENT CORPORATION, a nonprofit corporation organized under Subchapter D of Chapter 431, Texas Transportation Code and CABELA'S RETAIL, INC., a Nebraska corporation.

and
Economic Development Agreement effective November 10, 2004, between the State of Texas, acting by and through the Office of Economic Development and Tourism, a division within the Office of the Governor, and Cabela's Retail, TX, L.P., a Nebraska limited partnership authorized to do business in the State.

20.	Bond Purchase Agreement dated September 28, 2004, by and among Cabela's Incorporated and Lehi City, Utah County, Utah.

21.	Utah County Nature Museum Purchase and Development Agreement dated October 12, 2004, by and among CRI and Utah County, Utah.

22.	Master Economic Development Agreement entered into to be effective as of the 14th day of May, 2004, by and among the CITY OF BUDA, TEXAS, a general law city organized under the laws of the State of Texas, Hays County, Texas, CITY OF BUDA 4B CORPORATION, a nonprofit corporation organized under Section 5190.6, V.A.T.S., DUPRE LOCAL GOVERNMENT CORPORATION, a non-profit corporation organized under Subchapter D of Chapter 431 of the Texas Transportation Code and CABELA'S RETAIL, INC., a Nebraska Corporation.

23.	Fed Funds Sales Agreement dated as of October 7, 2004, by and among World's Foremost Bank and U.S. Bank, N.A. The maximum amount of funds which can be outstanding is $25.0 million.

24.	Fed Funds Line of Credit unsecured uncommitted agreement dated as of October 8, 2004, by and among World's Foremost Bank and Wells Fargo Bank, N.A. The maximum amount of funds which can be outstanding is $40.0 million.

SCHEDULE 6.6

Negative Pledges

1.	Under the Note Purchase Agreements dated January 1, 1995 between Cabela's Incorporated ("Cabela's") and United of Omaha Life Insurance Company, Companion Life Insurance Company and Mutual of Omaha Life Insurance Company, as amended by Amendment No. 1 to Note Agreements dated June 30, 1997, Amendment No. 2 to Note Agreements dated September 1, 2000, Amendment No. 3 to Note Agreement dated October 9, 2001, Amendment No. 4 to Note Agreement dated September 5, 2002, and Amendment No. 5 to Note Agreements dated May 5, 2004, Cabela's has agreed to restrictions on granting Liens on the assets of Cabela's and its Restricted Subsidiaries.

2.	As part of an agreement to issue $5,000,000.00 in Sales Tax Bonds (the "Bonds") from the City of Mitchell, South Dakota, a South Dakota municipality ("Mitchell"), Cabela's Retail, Inc. ("CRI") entered into an Operating Agreement dated November 1, 1999, with Mitchell and The City of Mitchell Public Museum Board whereby CRI agreed to pay Mitchell a "Shortfall Fee" in an amount equal to the difference between (i) the annual debt service on the Bonds, and (ii) the actual sales tax collections attributable to CRI's retail center in Mitchell, South Dakota. In addition, CRI is obligated to make payment to the City in such amounts and at such times as necessary to enable the City to prepay the second lien bonds to reduce the outstanding principal amount of the second lien bonds to $4,000,000 if the City determines that it needs extra sales tax bond borrowing capacity at any time prior to April 1, 2006. To the extent that future sales tax collections are greater than the annual debt service requirement, the Agreement provides that one-half of the excess will be available to reimburse CRI for previous Shortfall Fees. To secure CRI's performance of its obligations, CRI entered into an Assignment and Pledge of Second Lien and Sales Tax Bonds dated May 10, 2000 pursuant to which the bonds were pledged to a Trustee. One or more of the agreements contain a restriction against granting liens on the collateral covered thereby.

3.	The Specific Venture Agreement dated November 2, 2001, between Cabela's Retail, Inc. ("CRI") and the Unified Government of Wyandotte County/Kansas City Kansas, as amended by that certain First Amendment to Specific Venture Agreement dated February 7, 2003, Second Amendment to Specific Venture Agreement dated May 25, 2004, and Third Amendment to Specific Venture Agreement dated July 1, 2005, in connection with the development of the Kansas City retail store, provides that the Unified Government shall have the option to purchase the Kansas City retail store in the event of certain fundamental breaches by CRI and contains a restriction against mortgaging the store property without the prior consent of the Unified Government.

4.	Under the Development Agreement dated November 19, 2003, by and among CRI, the State of West Virginia, the County Commission of Ohio County, West Virginia (the "County"), and the Ohio County Development Authority (the "Authority"), as amended by that certain First Amendment to Development Agreement dated January 10, 2005, the Authority has an option to purchase approximately 15 acres of real estate from CRI for $1.00 if the Authority and County refinance or otherwise replace certain Bonds purchased by Cabela's whereby the proceeds from said refinancing or replacement would be used to pay off the Cabela's Bonds in full; provided, however the Authority's option to purchase the real estate for $1.00 shall expire on January 10, 2006 if the Cabela's Bonds have not been paid off in full by said date.

5.	Cabela's has agreed to convey certain industrial tracts in Prairie du Chien, Wisconsin to the City if Cabela's and the City fail to agree on a development concept for such lots by December 31, 2004. The City verbally extended this deadline for an indeterminate period of time in order to further entertain proposals from Cabela's with respect to these tracts. To date, the City and Cabela's have not resolved negotiations with respect to these tracts.

6.	Under the Note Purchase Agreement dated as of September 5, 2002 between the Borrowers and Jackson National Life Insurance Company, Jackson National Life Insurance Company of New York, the Prudential Assurance Company Limited, First Sun-America Life Insurance Company, AIG SunAmerica Life Assurance Company, General Electric Capital Assurance Company, GELife and Annuity Assurance Company, Teachers Insurance and Annuity Association of America, TIAA-CREF Life Insurance Company, Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, Provident Mutual Life Insurance Company, Pacific Life Insurance Company, Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, Mass Mutual Asia Limited and Principal Life Insurance Company, the Borrowers have agreed to restrictions on granting Liens on the property or assets of the Borrowers and any "Restricted Subsidiary."

7.	Under the Agreement and Right of First Refusal dated as of October 8, 2004, by and between Traverse Mountain Commercial Investments, LLC, a Utah limited liability company ("Traverse") and CRI, Traverse has a right of first refusal for seven and one- half (7.5) years from October 8, 2004 on approximately forty (40) acres ("Property") owned by CRI in the event that CRI ever sells, exchanges or otherwise transfers any portion of the Property. Additionally, under the Traverse Mountain Commercial Investments, LLC Real Estate Option Agreement dated October 8, 2004, by and between Traverse and CRI, Traverse has the option to purchase the Property from CRI in the event that CRI fails to construct a retail store by October 8, 2006 or fails to keep a Cabela's retail store open for any ninety (90) consecutive days from October 8, 2007 until seven and one-half (7.5) years after October 8, 2004.

8.	Under the Real Estate Purchase and Sale Agreement dated July 6, 2004, as amended by that certain Amendment No. 1 to Real Estate Purchase and Sale Agreement dated December 1, 2004, by and between CRI and Coor's Brewing Company, a Colorado corporation ("Coors"), Coors has certain rights to repurchase certain portions of the approximately eighty (80) acres that CRI purchased from Coors in the event that CRI has not maintained a Cabela's retail store open for business under certain conditions for (i) five (5) years after the Completion Date of the retail store and (ii) ten (10) years after the Completion Date of the retail store, all in accordance with Section 8.12 of said Agreement.

9.	Under the Contract of Sale dated March 26, 2004, as amended by that certain first Amendment to Contract of Sale dated June 10, 2004, by and between Cabela's Retail TX, L.P., ("Cabela's") and AIL Investment L.P., a Texas limited partnership ("AIL"), and in accordance with Exhibit "D" to that certain Special Warranty Deed given by AIL to Cabela's on June 10, 2004, AIL retains certain rights to purchase approximately fifty (50) acres of land from Cabela's for a period of ten (10) years after recording of the Deed in the event that Cabela's ever receives a bona fide offer to sell said property.

SCHEDULE 6.11

Investments

Amount at Book Value
Existing Bond Investments:	as of June 4, 2005:
Prairie Du Chien #1	$540,000
Prairie Du Chien #3	$1,768,428
Prairie Du Chien #4	$2,029,000
Sidney Headquarters	$1,258,725
Kansas City STAR (net of discount)	$52,891,242
Mitchell, SD	$4,205,000
Dundee, MI	$6,239,371
Hamburg, PA	$8,963,500
Wheeling, WV	$65,540,598
North Platte, NE	$121,691
Buda, TX	$11,797,929
Fort Worth, TX	$432,000
Lehi, UT	$2,950,300
Unfunded Committed Investments:
Kansas City STAR Bonds	$1,400,000
Wheeling, WV STAR Bonds	$27,464,127
Buda, TX	$24,202,071
Fort Worth, TX	$36,568,000
Lehi, UT	$8,049,700
Other:
Investment in Land	$17,881,755
Foreign Currency Forward Contracts	$10,052
World's Foremost Bank — NIFA Bond	$1,000,000

SCHEDULE 6.13

Liens

DEBTOR: Cabela's Incorporated

Jurisdiction	Indices	Filing Date	File No.	Secured Party	Collateral/Comments

DELAWARE

Sec. of State through 6/20/05	UCC	Aug. 30, 2004	4244327 5	Lessor: Citicorp Leasing, Inc.	1 – new factory CAT model # FC48HD, s/n 489207 – steel main broom

	UCC	Sept. 21, 2004	4264402 1	Lessor: U.S. Bancorp	Fax/scan/finisher; Sharp AR-M350U with finisher, per Lease #430542 SHARP AR-M350N ITH

	UCC	Apr. 5, 2005	5103255 7	GE Commercial Distribution Finance Corporation	Al inventory, equipment & fixtures of D. financed in whole or in part by S.P. (see attached Addendum for complete description)

	UCC	May 7, 2005	5140897 1	Lessor: Dell Financial Services, L.P.	All computer equipment & peripherals referenced in that certain Extended Terms Payment Agmt #4176513-002 dtd Jan. 19, 2005

DEBTOR: Cabela's Retail, Inc.

Jurisdiction	Indices	Filing Date	File No.	Secured Party	Collateral/Comments

NEBRASKA

Sec. of State through 6/28/05	UCC	Feb. 18, 2003	9903258601-7	Wood Manufacturing Co. Inc.	'03 620VS Ranger boat, s/n RNG6Z051 L203

	UCC	Mar. 31, 2003	9903266536-8	Wood Manufacturing Co., Inc.	'03 519VX Ranger boat, s/n RNG7F141A303; '03 Ranger trail trailer, ID #4WRBD181231095046

DEBTOR: Wild Wings, LLC

Jurisdiction	Indices	Filing Date	File No.	Secured Party	Collateral/Comments

MINNESOTA

Sec. of State through 6/23/05	UCC	Mar. 8, 2002	20023347856	Lessor: General Electric Capital Corporation	Equipment & associated items & licenses &/or sublicenses to use any computer programs & related documentation subject to Lease Agmt #6684604

DEBTOR: Cabela's Lodging, LLC

Jurisdiction	Indices	Filing Date	File No.	Secured Party	Collateral/Comments

NEBRASKA

Sec. of State through 6/28/05	UCC	Dec. 3, 1999	9999925582	Cabela's Ventures, Inc.	Blanket collateral description (see attached Exh. "A" for complete description)

	Continuation of above initial UCC filing	Aug. 4, 2004	9904344945-2

In addition to the UCC financing statements listed above, please see the items listed on Schedule 6.14.

SCHEDULE 6.14

Contingent Liabilities

1. Under Sections 2.2.2 and 2.2.3 of the Specific Venture Agreement dated November 2, 2001 (the "Agreement") between Cabela's Retail, Inc. ("CRI") and the Unified Government of Wyandotte County/Kansas City Kansas ("UG"), as amended by that certain First Amendment to Specific Venture Agreement dated February 7, 2003, Second Amendment to Specific Venture Agreement dated May 25, 2004, and Third Amendment to Specific Venture Agreement dated July 1, 2005, in connection with the development of the Kansas City retail store, the UG has a reversionary interest in the Pad Sites (as defined in the Agreement) and can exercise said reversionary interest rights in the event that construction is not commenced on any or all of the Pad Sites within seven (7) years and six (6) months of the Grand Boulevard Completion Date (as defined in the Agreement). Said reversionary rights are also set forth in that certain Special Warranty Deed dated November 2, 2001 from the UG (as Grantor) to CRI (as Grantee). As of July 15, 2005, all of the Pad Sites have been sold by CRI, but Lots 2 and 5 are still under development by their respective owners. In addition, if at any time after seven (7) years and six (6) months of the Grand Completion Date, CRI ceases to operate the Retail Store (as defined in the Agreement) in a dignified quality manner or abandons the Retail Store, the UG has the option to purchase the Retail Store for fair market value. Finally, CRI must obtain the approval of the UG to transfer the Specific Venture (as defined in the Agreement) unless the transfer is part of a sale of the assets of CRI and its affiliates to a transferee that is a recognized high quality retailer similar in size and ability to generate sales as CRI with a net worth at least equal to CRI and its affiliates who unconditionally assumes CRI's obligations under the Agreement.

2. Cabela's Incorporated ("Cabela's") has entered into Development Agreements with the City of Prairie du Chien, Wisconsin ("PDC") from 1997 to 2001 under which PDC has provided tax increment financing in the total sum of $8,104,700 in connection with the retail store and distribution facility in PDC. Cabela's has purchased $5,104,700 of the bonds issued pursuant to said Development Agreements. In the event that the real estate tax revenues are insufficient to pay the annual debt service required under the bonds, Cabela's has agreed to advance PDC the sums necessary to pay any shortfall.

3. Cabela's has agreed to convey certain industrial tracts in Prairie du Chien, Wisconsin to the City if Cabela's and the City fail to agree on a development concept for such lots by December 31, 2004. The City verbally extended this deadline for an indeterminate period of time in order to further entertain proposals from Cabela's with respect to these tracts. To date, the City and Cabela's have not resolved negotiations with respect to these tracts.

4. Under a Development Agreement dated April 8, 1997 between the Economic Development Authority of the City of Owatonna, Minnesota ("City"), County of Steele ("County") and Three Corners, L.L.C., if the City contributions and County contributions are less than the amount necessary to pay the current amount due under the current special assessments due in connection with the development of the infrastructure of the project, CRI is obligated, under an Assignment and Assumption Agreement dated June 25, 1998, to pay any shortfalls with respect to the Cabela's Subproject.

5. Cabela's has entered into a Visa U.S.A., Inc. Non-Financial Institution Guaranty under which Cabela's guaranties any settlement obligations of WFB to VISA.

6. CRI and Utah County, Utah ("County") entered into that certain County Nature Museum Purchase and Development Agreement (Utah County, Utah) dated October 12, 2004 (the "Agreement"), whereby CRI agreed to build a Cabela's retail store and employ a certain number of full-time equivalent employees in Lehi, Utah by June 30, 2006. In the event that CRI does not open the store by said date, CRI shall reimburse the County for all expenditures it made with regard to Museum Funding (as defined in the Agreement), issuance of the Bonds (as defined in the Agreement) and certain other expenditures. Additionally, if CRI does not keep the store open for a period of five (5) years, CRI is obligated to pay $200,000 to the County for each year that the retail store is closed prior to its fifth anniversary. If Cabela's does not attain the employee level described above, the County may have a cause of action under Utah law.

7. CRI and Lehi City, Utah County, Utah ("City") entered into that certain Development Agreement (Lehi City, Utah) on October 12, 2004 (the "Agreement"), whereby CRI agreed to build a Cabela's retail store and employ a certain number of full-time equivalent employees in Lehi, City by June 30, 2006. If Cabela's does not open the store by June 30, 2006, or attain the specified employee levels, the City may have a cause of action under Utah law.

8. CRI, Coor's and The City of Wheat Ridge, a Colorado municipal corporation ("City") entered into that certain Annexation and Development Agreement dated December 20, 2004 (the "Agreement"), whereby CRI agreed to build a Cabela's retail store and employ a certain number of full-time equivalent employees in the City by September 30, 2006. If Cabela's does not open the store by September 30, 2006 or attain the specified employee levels, the City may have a cause of action in accordance with Colorado law.

9. CRI, the City of Fort Worth, Texas, Terrant County, Texas, and the Lone Star Local Government Corporation entered into that certain Master Economic Development Agreement dated effective as of July 1, 2004 (the "Agreement"), as amended, which was later assigned from CRI to Cabela's Retail TX, LLC, a Nebraska limited liability company ("Cabela's Retail TX"), whereby Cabela's Retail TX agreed to build a Cabela's retail store and: (i) employ sixty (60) full-time equivalent employees that are Fort Worth Residents (as defined in the Agreement) and at least ten (10) full-time equivalent employees that are Central City Residents (as defined in the Agreement) by December 31, 2006; (ii) spend up to $50,000,000 on construction of the retail store, with $8,500,000 of the Construction Costs (as defined in the Agreement) spent with Fort Worth Companies (as defined in the Agreement) and $2,500,000 of the Construction Costs spent with contractors that are Certified M/WBEs (as defined in the Agreement); and (iii) spend at least $15,000 with Fort Worth Companies for supplies and services on an annual basis and spend at least $5,000 for supplies and services with Certified M/WBEs on an annual basis. In the event that Cabela's does not meet its construction spending goals, employment goals, or supply and service goals as described above, Article 11 of the Agreement outlines certain amounts which would be assessed against Cabela's Retail TX or which would result in a deduction from the various municipalities' obligations to provide economic incentives to Cabela's Retail TX.

10. CRI, the City of Buda, Texas, Hays County, Texas, the City of Buda 4B Corporation and the Dupre Local Government Corporation entered into that certain Master Economic Development Agreement dated on or about May 14, 2004 (the "Agreement"), which was later assigned from CRI to Cabela's Retail TX, whereby Cabela's Retail TX agreed to build a Cabela's retail store and employ a certain number of full-time equivalent employees and have the store open for business no later than November 30, 2005. In the event that Cabela's Retail TX does not obtain the employment level set forth in the Agreement, Cabela's Retail TX shall reimburse to the applicable Governmental Unit (as defined in the Agreement) an amount equal to $5,000 per each full-time equivalent job below the number required.

11. In six (6) of the Cabela's retail store locations (SD, KS, PA, TX – 2, and UT), Cabela's has declared a condominium on their building for purposes of separating out a portion of the retail store as a public museum. By doing so, Cabela's has been able to obtain certain financing (normally in the form of bonds) and, in exchange for the financing, Cabela's has deeded the museum to the local municipality that issued bonds. During the time when the municipality owns the museum, Cabela's manages the museum in exchange for certain management fees that accrue. Cabela's generally has an obligation in each of these locations to repurchase the museum back from the municipal owner after the bonds are paid off or otherwise expire in accordance with their terms. The purchase price for the museum is usually based upon fair market value at the time of the sale, and Cabela's is to receive a credit against the purchase price in the amount of any accrued management fees. In the event that the accrued management fees do not match or exceed the price of the museum at the time the repurchase occurs, Cabela's would be required to pay an amount equal to the difference between (i) the purchase price for the museum and (ii) the accrued management fees. The agreements were structured with the understanding that the accrued management fees would accumulate and pay for the museum at the time of the repurchase, but there is no way of knowing what the fair market value for the museums will be in the future and whether the accrued management fees will be enough to cover the costs for the museums.

12. Cabela's has received the following additional grant commitments, which are contingent upon the satisfaction of conditions specified in the respective grant agreements:

Description	Amount
Mitchell Bonds	4,205,000
Sidney Construction Grant II	1,000,000
Sidney Construction Grant III	1,000,000
Woonsocket Site
Improvements	500,000
East Grand Forks	3,908,333
Hamburg PA	1,000,000
North Platte	65,148
Grand Island	33,333
PDC 1996	2,445,000
PDC 1997	540,000
Owatonna	1,380,178
Lincoln	176,027
WFB portion of Lincoln	251,864
Texas Enterprise Fund	400,000